   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2003.
                                                    REGISTRATION NO. 333-101159



===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                               AMENDMENT No. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                              --------------------

                     INTEGRATED ALARM SERVICES GROUP, INC.
               (Exact name of registrant as specified in charter)

              Delaware                                7382                           52-2379321
  (State or other jurisdiction of         (Primary Standard Industrial            (I.R.S. Employer
   incorporation or organization)          Classification Code Number)         Identification Number)

                              --------------------


                               One Capital Center
                                 99 Pine Street
                                    3rd Floor
                             Albany, New York 12207
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Timothy M. McGinn
                             Chief Executive Officer
                               One Capital Center
                                 99 Pine Street
                                    3rd Floor
                             Albany, New York 12207
                                 (518) 426-1515
                              (518) 426-0953 (FAX)
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   COPIES TO:


       Arthur S. Marcus, Esq.                      Edward S. Best, Esq.
       Gersten, Savage, Kaplowitz,                 Mayer, Brown, Rowe & Maw
       Wolf & Marcus, LLP                          190 South LaSalle
       101 East 52nd Street -- 9th Floor           Chicago, Illinois 60603
       New York, New York 10022                    (312) 782-0600
       (212) 752-9700                              (312) 701-7711 (FAX)
       (212) 813-9768 (FAX)



                              --------------------

   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the registration statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                                 (Cover continued on next page)

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

                        CALCULATION OF REGISTRATION FEE



                                                                         Proposed Maximum      Proposed Maximum
                Title of Each Class of                  Amount to be         Offering             Aggregate            Amount of
              Securities to be Registered                Registered     Price Per Security    Offering Price (1)   Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common stock of the registrant, par value $.001 per
  share (2)..........................................    14,950,000           $12.00           $179,400,000.00        $16,504.80
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying selling shareholders'
  Convertible Notes..................................       666,667           $ 8.25           $  5,500,002.75        $   506.00
-----------------------------------------------------------------------------------------------------------------------------------
Total ...............................................                                                                 $17,010.80(3)
-----------------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee.
(2) Includes shares of common stock subject to an option granted to the underwriters solely to cover over-allotments, if any.
(3) Of which, $13,594.53 has been previously paid.

                                EXPLANATORY NOTE



   This Registration Statement contains two forms of prospectus: one to be used in connection with an initial public offering of 13,000,000 shares of our common stock (the "Prospectus") and one to be used in connection with the potential resale of an aggregate of 666,667 shares of common stock by certain selling stockholders (the "Selling Stockholder Prospectus"). The Prospectus and Selling Stockholder Prospectus will be identical in all respects except for the alternate pages for the Selling Stockholder Prospectus included herein which are labeled "Alternate Page for Selling Stockholder Prospectus."

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, JANUARY 22, 2003

                       13,000,000 SHARES OF COMMON STOCK

                     INTEGRATED ALARM SERVICES GROUP, INC.


                                ----------------


   We are selling 13,000,000 shares of our common stock. We have granted the underwriters an option to purchase up to an additional 1,950,000 shares of our common stock at the public offering price to cover over-allotments, if any.

   This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $10.00 and $12.00 per share.
We have applied for listing of our common stock on the NASDAQ National Market under the symbol "IASG."


                                ----------------


   INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6.


                                ----------------


                                                           Per
                                                          Share          Total
                                                          -----          -----
      Public offering price ........................   $              $
      Underwriting discounts and commissions .......   $              $
      Proceeds, before expenses, to us(1) ..........   $              $



---------------
(1) Before deduction of our costs related to this offering, estimated at $1,400,000.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   Concurrently with this offering, 666,667 shares of common stock ("Selling Shareholders' Shares") have been registered under the Securities Act of 1933, as amended ("Act"), on behalf of certain holders of convertible promissory notes ("Selling Shareholders"), pursuant to a Selling Shareholder Prospectus included within the Registration Statement of which this Prospectus forms a part. The Selling Shareholders' Shares are not part of this underwritten offering. The Selling Shareholder Shares may not be sold prior to 180 days from the effective date of the Registration Statement, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. The Selling Shareholders' Shares are issuable upon conversion of certain promissory notes. See "Description of Other Securities -- Convertible Debentures."

   The underwriters expect to deliver the shares to purchasers on or about
         , 2003.

                                ----------------

FRIEDMAN BILLINGS RAMSEY                              McGINN, SMITH & CO., INC.

                The date of this Prospectus is           , 2003.

                               TABLE OF CONTENTS



                                                                            Page
                                                                            ----
Special Note Regarding Forward-Looking Statements .......................     ii
Prospectus Summary ......................................................      1
Risk Factors ............................................................      6
Use of Proceeds .........................................................     11
Dividend Policy .........................................................     12
Capitalization ..........................................................     12
Dilution ................................................................     13
Selected Financial Data .................................................     14
Unaudited Pro Forma Combined Financial Information ......................     15
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................     24
Business ................................................................     36
Management ..............................................................     47
Certain Relationships and Related Transactions ..........................     52
Principal Stockholders ..................................................     54
Description of Capital Stock ............................................     55
Description of Other Securities .........................................     55
Shares Eligible for Future Sale .........................................     58
Underwriting ............................................................     59
Concurrent Registration of Common Stock .................................     61
Legal Matters ...........................................................     61
Experts .................................................................     61
Where You Can Find More Information .....................................     61
Index to Combined Financial Statements ..................................    F-1
Report of Independent Accountants for KC Acquisition Corporation and
  Subsidiaries...........................................................    F-3
Combined Financial Statements for KC Acquisition Corporation and
  Subsidiaries...........................................................    F-4
Report of Independent Accountants for IASI and Affiliates ...............   F-29
Combined Financial Statements for IASI and Affiliates ...................   F-30
Report of Independent Accountants for Criticom International Corporation    F-49
Financial Statements for Criticom International Corporation .............   F-50


The trademark or trade names referred to in this prospectus are the property of their respective owners.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


   This prospectus contains forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to:

      general economic and business conditions;

      our business strategy for expanding our presence in our industry;

      anticipated trends in our financial condition and results of operations;

      the impact of competition and technological change;

      existing and future regulations effecting our business; and

      other risk factors set forth under "Risk Factors" in this prospectus.

   You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as under other captions elsewhere in this prospectus. These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect.

   Although we believe that the assumptions and estimates reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

                               Prospectus Summary


   The following summary is qualified in its entirety by reference to the more detailed information and combined financial statements appearing elsewhere in this prospectus. In this prospectus, "we", "us", and "our" refer to Integrated Alarm Services Group, Inc. ("IASG") or KC Acquisition ("KC Acquisition") and our wholly owned subsidiaries, which include IASI ("IASI") and Criticom International Corporation, unless the context requires otherwise. Pro forma information in this prospectus gives effect to the acquisition of Criticom in September 2002 and IASI in January 2003. Unless otherwise indicated the share amounts assume no exercise of the over-allotment option or the conversion of the convertible debentures.

                                    BUSINESS

                     INTEGRATED ALARM SERVICES GROUP, INC.

   We provide an integrated solution to independent security alarm dealers, which we refer to as "Dealers," to assist them in competing in the residential and commercial security alarm market. Our services include wholesale alarm monitoring and financing solutions, including purchasing Dealers' alarm monitoring contracts for our own portfolio and providing loans to Dealers collateralized by alarm monitoring contracts. We also provide support for our Dealers including billing, collection, marketing and access to equipment discount programs. We believe our package of services allows Dealers to compete more effectively against self-monitoring national security alarm companies by giving them access to technical sophistication, financing, back office and other services that they would not otherwise have, while allowing them to remain the local and visible contact with their customer, the end-user of the alarm.

   We believe we are the largest wholesale alarm monitoring company in the United States, monitoring approximately 500,000 alarm systems on behalf of approximately 5,000 Dealers. Our alarm monitoring service is provided from three state-of-the-art, redundant alarm monitoring centers located in New Jersey, Minnesota and California. We are also a significant provider of capital to Dealers. Since 1993, we have provided financing to Dealers in the form of loans or alarm monitoring contract purchases of approximately
$350 million in the aggregate. We currently hold and monitor approximately 48,000 alarm monitoring contracts in our own portfolio. Our alarm monitoring contract acquisition and financing programs and monitoring services complement one another and drive growth in other areas of our business.

   We generally require the Dealers we provide financing to, or acquire contracts from, to use our monitoring services for all of the alarm monitoring contracts they continue to own. We typically also require that these Dealers use our billing and collection services, enabling us to gain an additional level of control over the reliability of the alarm monitoring contracts' cash flows. This places us in a unique position to minimize alarm monitoring contract attrition because we can control the quality of the monitoring, billing and collection.

   For the year ended December 31, 2001 we had as adjusted pro forma net income of $1,838,088 and for the nine months ended September 30, 2002 we had an as adjusted pro forma net loss of $593,542. For the year ended December 31, 2001 and the nine months ended September 30, 2002, we had as adjusted pro forma revenue of $37,045,178 and $33,995,809, respectively. At September 30, 2002, we had as adjusted pro forma accumulated deficit of $16,447,227. There can be no assurance that we will achieve profitability. For the year ended December 31, 2001, we derived approximately 61% of our pro forma revenues from the provision of monitoring services for third parties, 30% from monitoring fees on alarm monitoring contracts that we hold in our own portfolio and 9% from alarm contract financing and other related services. For the period ended September 30, 2002, we derived approximately 56% of our pro forma revenues from the provision of monitoring services for third parties, 35% from the monitoring fees on alarm monitoring contracts that we hold in our own portfolio and 9% from alarm contract financing and other related services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   We were formed as King Central, Inc. in 1985 and subsequently changed our name to KC Acquisition. Virtually all of our monitoring services are performed by KC Acquisition, now known as Integrated Alarm Services Group, Inc. We also conduct operations through two subsidiaries -- Criticom, which we acquired in September 2002, and through which we conduct primarily all of our advanced monitoring applications, and IASI, which we acquired in January 2003, and through which we conduct our financing activities. For a more detailed description of our history, see "Business -- History."

Our Industry


   The security alarm industry is characterized by a large number of privately owned companies involved in security alarm sales, installation, repair and monitoring. In 2001, approximately 10,000 such Dealers were active in the United States. Based on information from Security Distributing and Marketing magazine ("SDM"), approximately 75% of the alarm market is served by smaller companies not included in the 100 largest companies. The top 100 companies include large self-monitoring national providers such as ADT, a subsidiary of Tyco International, Inc., and Brinks Home Security, Inc., a subsidiary of The Pittston Company.

   According to SDM, the monitoring and leasing portion of the security alarm market totaled $4.2 billion in 2001. The Freedonia Group, Inc., an independent business research company, estimated the 2001 residential security alarm monitoring market to be $6.5 billion and forecasts that the market will grow to $8.2 billion by 2006 and $10.3 billion by 2011. The Freedonia Group also estimates that 18% of all homes in North America currently have alarm systems and expects that number to exceed 20% by 2006.

   Our target market is the portion of the market served by the roughly 10,000 Dealers outside of the top 100, or approximately 75% of the overall residential alarm monitoring market.


GROWTH INITIATIVES

 Acquisition of Alarm Monitoring Contracts

   We intend to expand our acquisition and financing of alarm monitoring contracts. We believe that we will be able to acquire additional alarm monitoring contracts at terms which will provide us with incremental cash flow and earnings. We plan to acquire approximately 125,000 additional alarm monitoring contracts in 2003 and currently have options to acquire approximately 25,000 contracts. Our ability to acquire additional contracts with the requisite economics is dependent upon market forces which will determine pricing as well as the availability and cost of capital.


 Building Additional Wholesale Monitoring Relationships with Dealers

   We intend to expand the number of our Dealer relationships through acquisitions of other wholesale alarm monitoring companies and internally generated growth. The opportunities to acquire other wholesale alarm monitoring companies will be dependent upon the pricing expectations of sellers of such businesses as well as the availability and cost of capital.

 Cross-Selling Opportunities

   We will target opportunities to provide financing solutions to the Dealers who use our monitoring and/or administrative services. We also plan to expand the services which we provide to our Dealers' end-users. Effective marketing and servicing are essential in order to realize cross-sale benefits.


 New Business Opportunities

   We plan to leverage our existing infrastructure to expand in emerging applications such as global positioning systems, asset tracking, personal emergency response services and telemedicine. We have entered into contracts to deploy global positioning systems to provide asset tracking services, which in certain instances include the installation of emergency buttons in vehicles. In addition, we have begun to provide personal emergency response services to many of our existing traditional alarm monitoring customers for emergency or medical alert services. We believe that these emerging applications provide additional opportunities to leverage our existing infrastructure and increase revenues.

Our Principal Offices

   Our principal offices are located at One Capital Center, 99 Pine Street, 3rd Floor, Albany, New York 12207 and our telephone number is (518) 426-1515. Our World Wide Web address is www.KingCentral.com. Information contained on our Internet site is not incorporated by reference into this prospectus and you should not consider information contained on our Internet site to be a part of this prospectus.

                                  The Offering


Common stock offered by us: . . . . . .  13,000,000 shares

Common stock to be outstanding after
 this offering: . . . . . . . . . . . .  16,181,818 shares (1)(2)

Use of proceeds:. . . . . . . . . . . .  We intend to use $110.3 million of the net proceeds of this offering to
                                         repay debt ($600,000 of which will be
                                         paid to an affiliated party) and
                                         $18.3 million to purchase portfolios
                                         of alarm monitoring contracts. The
                                         remainder will be used for working
                                         capital purposes. See "Use of
                                         Proceeds."

NASDAQ symbol:. . . . . . . . . . . . .  IASG

(1) Includes 454,545 shares owned by insiders which are subject to forfeiture in the event that we do not achieve certain minimum net income hurdles through 2005. See "Business" and "Certain Relationships and Related Transactions."
(2) Does not include shares issuable upon exercise of the underwriters' over-allotment option, up to 666,667 shares that may be issued upon the conversion of our convertible debentures, which shares are being registered concurently with this offering, 600,000 options that may be issued under our 2003 Stock Option Plan, 909,000 shares issuable upon exercise of options granted to certain shareholders (the "Shareholder Options"), see "Certain Relationships and Related Transacations," or up to 68,182 shares that may be issued to the former owners of Criticom upon the achievement of certain performance criteria based on 2003 results of operations.

                             SUMMARY FINANCIAL DATA


   The following summary combined financial data has been derived from our audited combined financial statements as of September 30, 2002, and for the years ended December 31, 2000 and 2001 and the nine month period ended September 30, 2002 and the related notes appearing elsewhere in this prospectus. The summary combined financial data for the year ended December 31, 1999 has been derived from our audited combined financial statements. The summary combined financial data as of September 30, 2001 and for the nine-month period then ended have been derived from our unaudited combined financial statements for such period and include, in our opinion, all adjustments, which are normal and recurring accruals in nature, necessary for a fair presentation of the financial information. Our results for an interim period may not be indicative of our results for a full year. The following data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes elsewhere in this prospectus.

   The following unaudited as adjusted pro forma combined financial data combine the historical combined financial statements of KC Acquisition, IASI and Criticom. These unaudited pro forma combined financial statements give effect to our acquisition of IASI and Criticom through mergers using the purchase method of accounting. See "Unaudited Pro Forma Combined Financial Information." The as adjusted pro forma data also gives effect to the sale of the 13,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $11.00 per share and the repayment of $110.3 million of debt. See "Use of Proceeds."





                                                                                              Nine months ended        As Adjusted
                                                      Year ended December 31,                   September 30,           Pro Forma
                                             -----------------------------------------    -------------------------    ------------
                                                                                                                        Year ended
                                                                                             2001                      December 31,
                                                 1999           2000           2001        unaudited        2002           2001
                                             -----------    ------------   -----------    -----------   -----------    ------------
Combined statement of operations data:(1)
Revenue ..................................   $12,721,583    $ 18,774,517   $20,569,037    $14,704,920   $16,778,271    $37,045,178
Total operating expenses, inclusive of
 cost of revenue .........................    12,948,350      18,858,810    19,107,002     14,345,981    16,055,578     33,977,916
                                             -----------    ------------   -----------    -----------   -----------    -----------
Income (loss) from operations ............      (226,767)        (84,293)    1,462,035        358,939       722,693      3,067,262
Other income (expense), net ..............    (2,475,054)     (3,824,867)   (3,914,509)    (2,664,293)   (3,321,238)       400,826
                                             -----------    ------------   -----------    -----------   -----------    -----------
Income (loss) before provision for income
 taxes ...................................    (2,701,821)     (3,909,160)   (2,452,474)    (2,305,354)   (2,598,545)     3,468,088
Provision (benefit) for income taxes .....            --      (4,659,722)     (604,466)      (410,891)     (529,743)     1,630,000
                                             -----------    ------------   -----------    -----------   -----------    -----------
Net (loss) income ........................   $(2,701,821)   $    750,562   $(1,848,008)   $(1,894,463)  $(2,068,802)   $ 1,838,088
                                             ===========    ============   ===========    ===========   ===========    ===========
Basic and diluted net income (loss) per
 share ...................................   $   (13,509)   $      3,753   $    (9,240)   $    (9,472)  $   (10,344)   $      0.11
Shares used computing basic and diluted
 net income (loss) per common share ......           200             200           200            200           200     16,181,818
Other financial data:
Cash provided by (used in) operating
 activities ..............................       (32,010)     (1,331,125)    1,012,251        144,062     1,913,373             --
Cash provided by (used in) investing
 activities ..............................    (3,878,468)    (11,086,367)   (1,705,428)      (547,717)   (5,280,347)            --
Cash provided by (used in) financing
 activities ..............................     3,520,347      12,851,242       765,875       (714,702)   (3,716,370)            --


                                              As Adjusted Pro
                                                   Forma
                                             -----------------
                                             Nine months ended
                                               September 30,
                                                    2002
                                             -----------------
Combined statement of operations data:(1)
Revenue ..................................      $33,995,809
Total operating expenses, inclusive of
 cost of revenue .........................       31,702,223
                                                -----------
Income (loss) from operations ............        2,293,586
Other income (expense), net ..............       (3,762,478)
                                                -----------
Income (loss) before provision for income
 taxes ...................................       (1,468,892)
Provision (benefit) for income taxes .....         (875,350)
                                                -----------
Net (loss) income ........................      $  (593,542)
                                                ===========
Basic and diluted net income (loss) per
 share ...................................      $     (0.04)
Shares used computing basic and diluted
 net income (loss) per common share ......       16,181,818
Other financial data:
Cash provided by (used in) operating
 activities ..............................               --
Cash provided by (used in) investing
 activities ..............................               --
Cash provided by (used in) financing
 activities ..............................               --


                                                       As of September 30, 2002
                                                      --------------------------
                                                                     As Adjusted
Combined balance sheet data:                            Actual        Pro forma
                                                      -----------   ------------
Cash and cash equivalents ........................    $ 1,573,431   $ 24,778,498
Total assets .....................................     47,905,968    158,451,945
Long-term debt ...................................     43,349,719     37,173,391
Total stockholders' equity (deficit) .............     (6,996,772)   108,096,662
Working capital (deficit) ........................     (8,080,754)     8,219,953



---------------
(1) Results of operations for acquired companies are included from the date of acquisition. As a result comparability of periods presented has been effected by our acquisitions. For more information about our acquisition history, see "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 10 and 14 to our combined financial statements included elsewhere in this Prospectus.

                                  RISK FACTORS


   In addition to the other information set forth in this Prospectus, prospective investors should consider carefully the following factors.


                         Risks Related To Our Business

   We have historically incurred losses and we may not achieve profitability. We incurred net losses of $1.8 million in 2001 and $2.1 million for the nine-month period ended September 30, 2002. At September 30, 2002, we had an accumulated deficit of $11.8 million. We intend to continue to make significant investments in wholesale monitoring, alarm monitoring contract acquisition and financing, marketing, services and sales operations. Associated expenses could precede any revenues generated by the increased spending. As a result, we may continue to experience losses and negative cash flow from operations in future quarters. There can be no assurance when and if we will become profitable. If we do become profitable, we may not be able to sustain or increase our profitability.

   Significant attrition of Dealers or non-renewal of end-user alarm monitoring contracts could materially adversely effect our results of operations. We experience attrition of Dealer customer relationships and alarm monitoring contracts as a result of several factors including relocation of end-users, adverse financial and economic conditions and competition from other alarm service companies. In addition, we may lose or experience non-renewal of certain alarm monitoring contracts of Dealers, particularly acquired Dealer customer relationships and alarm monitoring contracts, if we do not service those alarm monitoring contracts adequately or do not successfully integrate new alarm monitoring contracts into our operations. A significant increase in attrition or the non-renewal of alarm monitoring contracts could have a material adverse effect on our revenues and earnings.

   We engaged a reputable third party valuation firm to perform attrition analyses of certain identified customer relationship groups. As a result of the study, we identified our retail attrition rates to be 17.2% and 15.4% for the years ending December 2000 and 2001.

   Attrition for acquired Dealer customer relationships and alarm monitoring contracts may be greater in the future than the attrition rate assumed or historically incurred by us. In addition, because some Dealer customer relationships and acquired alarm monitoring contracts are prepaid on an annual, semi-annual or quarterly basis, attrition may not become evident for some time after an acquisition is consummated.

   We face significant competition in the security alarm industry, which could make it more difficult for us to succeed in securing relationships with Dealers and reduce the number of alarm monitoring contracts we are able to acquire. We are dependent on entering into and maintaining relationships with Dealers who will either sell their alarm monitoring contracts directly to us, borrow from us, or enter into alarm monitoring contracts for us to provide monitoring services for the alarm monitoring contracts retained by them. While we do not typically compete directly with many of the larger companies in the industry because we do not sell and install security systems, we are nonetheless impacted by the competitive challenge these entrants present to Dealers.

   There is the potential that larger companies in the industry may generate alarm monitoring contracts offering "zero down" on equipment purchases and installation. The independent Dealer may have to offer the same "zero down" deal in order to effectively compete. Since the end-users attracted to "zero-down" promotions are often of lower credit standing and thereby are more likely to default, we will not purchase these contracts thus potentially limiting the available alarm monitoring contracts which meet our due diligence standards.

   We also compete with several companies that have alarm monitoring contract acquisition and loan programs for Dealers and some of those competitors may be larger and better capitalized than we are. Some of these companies may be able to pay higher multiples of Recurring Monthly Revenue for the portfolios they acquire than we can. We may be required to offer higher prices for such acquisitions then we have in the past, thus making these acquisitions less financially advantageous. There is also the potential for other entities such as banks or finance companies to become more active as a source of competition for the Dealer finance portions of our business.

   We may not be able to obtain all of the benefits of the security alarm monitoring contracts we purchase. A principal element of our business strategy is to acquire portfolios of alarm monitoring contracts. Acquisitions of end-user alarm monitoring contracts involve a number of risks, including the possibility that we will not be able to realize the Recurring Monthly Revenue stream we contemplated at the time of acquisition because of higher than expected attrition rates or fraud. Although we complete an extensive due diligence process prior to acquiring alarm monitoring contracts and obtain representations and warranties from the seller, we may not be able to detect fraud on the part of the seller, including the possibility that the seller has misrepresented the historical attrition rates of the sold contracts or has sold or pledged the contracts to a third party. If the sale of alarm monitoring contracts involves fraud or the representations and warranties are otherwise inaccurate, we may not be able to recover from the seller damages in the amount sufficient to fully compensate us for any resulting losses. In such event, we may incur significant costs in litigating ownership or breach of acquisition contract terms.

   We may pursue acquisitions of alarm monitoring call centers that by their nature present risks and may not be successful. An element of our business strategy is to acquire additional alarm monitoring call centers. The following are some of the risks associated with these acquisitions:

   o We may be unable to achieve anticipated revenues, earnings or cash flow because of higher than expected attrition rates or other reasons.


   o We may be unable to integrate acquired call centers successfully and realize anticipated economic, operational and other benefits in a timely manner. If we are unable to integrate acquired call centers successfully, we could incur substantial costs and delays or other operational, technical or financial problems.

   o If we are not successful in integrating acquired call centers, we could have increased attrition of end-users because of service-related problems.


   o Acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures.

   We also face competition in identifying and purchasing suitable alarm monitoring call centers. We would be competing with other firms, many of which have greater financial and other resources than we do. Should this competition increase, it will be more difficult to acquire additional alarm monitoring call centers.

   Our ability to continue to grow our business is dependent upon our ability to obtain additional financing. We intend to continue to pursue growth through the acquisition of end-user alarm monitoring contracts and wholesale monitoring businesses. We will be required to seek additional funding from third party lenders and/or from the possible sale of additional securities, which may lead to higher leverage or the dilution of then existing stockholders. Any inability to obtain funding through third party financing is likely to adversely effect our ability to continue or increase our acquisition activities. Third party funding may not be available to us on attractive terms or at all.

   Our debt obligations burden our cashflow and could hinder our ability to obtain additional financing. Immediately following the offering we will have an aggregate of approximately $37 million in indebtedness. We may incur additional indebtedness as we acquire additional wholesale monitoring businesses and alarm monitoring contracts. We expect that this additional debt will be serviced by the cash flows on the wholesale monitoring businesses and alarm monitoring contracts we acquire. Our ability to continue to service our indebtedness will be subject to various business, financial and other factors, many of which are beyond our control. At times we have been in default of various debt covenants and have been required to obtain bank waivers of such defaults. In the event that we experience defaults in the future there can be no assurance that we will be able to obtain bank waivers. Our debt obligations may have important consequences to holders of our common stock, including our ability to obtain additional financing in the future for working capital, acquisitions of alarm monitoring contract portfolios and monitoring call centers, capital expenditures, general corporate purposes or other purposes. Should our access to capital be impaired, we may be more vulnerable to a downturn in our business or the economy generally, and our ability to grow or compete against other less leveraged companies may be adversely effected.

   Rising interest rates could negatively effect our profitability. The interest rate of our financing is generally tied to prevailing market rates. In the event that interest rates rise, the spread between our cost of capital and the amount that we can charge Dealers who borrow from us may decrease, which will negatively effect our profitability.

   We could face liability for our failure to respond adequately to alarm activations. The nature of the services we provide potentially exposes us to risks of liability for employee acts or omissions or system failures. In an attempt to reduce this risk, our alarm monitoring agreements and other agreements pursuant to which we sell our products and services contain provisions limiting liability to end-users and Dealers. However, in the event of litigation with respect to such matters, there can be no assurance that these limitations will continue to be enforced. In addition, the costs of such litigation could have an adverse effect on us.


   We may face additional costs and potential liability as a result of "false alarm" ordinances.
Significant concern has arisen in certain municipalities about the high incidence of false alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.


   A number of local governmental authorities have considered or adopted various measures aimed at reducing the number of false alarms. Such measures include subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, imposing fines on alarm end-users for false alarms, imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms and requiring sufficient further verification of an alarm signal before the police will respond. Enactment of such measures could increase our costs and thus adversely effect our future results of operations.

   Future government or other organization regulations and standards could have an adverse effect on our operations. Our operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, we are required to obtain licenses or permits, to comply with standards governing employee selection and training and to meet certain standards in the conduct of our business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have an adverse effect on us. We believe that we are in material compliance with applicable laws and licensing requirements. In the event that these laws, regulations and/or licensing requirements change, it could require us to modify our operations or to utilize resources to maintain compliance with such rules and regulations. There can be no assurance as to what new regulations will be enacted and what effect they may have on us.

   The loss of our Underwriters Laboratories listing could negatively impact our competitive position. All of our monitoring call centers are Underwriters Laboratories ("UL") listed. To obtain and maintain a UL listing, an alarm monitoring call center must be located in a building meeting UL's structural requirements, have back-up and uninterruptible power supply, have secure telephone lines and maintain redundant computer systems. UL conducts periodic reviews of monitoring call centers to ensure compliance with their regulations. Non-compliance could result in a suspension of our UL listing. The loss of our UL listing could negatively impact our competitive position.

   We rely on technology which may become obsolete. Our monitoring services depend upon the technology (hardware and software) of security alarm systems. We may be required to upgrade or implement new technology which could require significant capital expenditures. There can be no assurance that we will be able to successfully implement new technologies or adapt existing technologies to changing market demands. If we are unable to adapt in a timely manner in response to changing market conditions or customer requirements, such inability could adversely effect on our business.

   In the event that adequate insurance is not available or our insurance is not deemed to cover a claim we could face liability. We carry insurance of various types, including general liability and errors and omissions insurance. Our loss experience and that of other security service companies may effect the availability and cost of such insurance. Certain of our insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence. To the extent that insurance was not available, or a particular claim was not covered or exceeded our coverage, we could be exposed to material costs.

   Our current stockholders may exercise significant influence over us following this offering. Before this offering, our directors, executive officers and principal stockholders beneficially owned approximately 78% of the outstanding shares of our common stock. Following this offering, they will beneficially own approximately 15% of our outstanding shares, or approximately 14% if the over-allotment option is exercised in full, and as a result, may have significant influence over our company.

   Any conflict of interest between us and various affiliates of our senior management could hurt our business or prospects. There is a possibility that conflicts of interest will arise between some affiliates of our senior management and us in various areas relating to our past and ongoing relationships. See "Certain Relationships and Related Transactions." Potential factors that may create a conflict of interest include:

   We lease our executive offices in Albany, New York from Pine Street Associates, LLC, an entity 50% owned by Timothy M. McGinn, our Chairman and Chief Executive Officer, and David L. Smith, one of our Directors. We lease 4,520 square feet and pay a monthly rent of $4,326. The lease expires in 2007.

   Timothy M. McGinn, our CEO, is a Director of McGinn, Smith & Co., Inc., and David L. Smith, one of our Directors, is President and a Director of McGinn, Smith & Co., Inc. For the period January 1, 2000 to September 30, 2002, McGinn, Smith & Co., Inc. has acted as either a placement agent or investment banker in connection with various financings, as well as an investment banker in connection with certain acquisitions. McGinn, Smith & Co., Inc., an NASD registered broker dealer, received commissions and/or investment banking fees of $4.5 million for acting in such capacity. McGinn, Smith & Co., Inc., is acting as an underwriter in this offering. In the event that McGinn Smith & Co., Inc. acts as our investment banker in the future, the compensation terms will be approved by a majority of the independent and disinterested members of our Board of Directors, in accordance with our policy regarding transactions with affiliates. See "Certain Relationships and Related Transactions -- Policy Regarding Transactions With Affiliates."

   McGinn Smith & Co., Inc. is acting as an underwriter in this offering. To the extent that principals of McGinn Smith are shareholders of ours they may have additional interest in the successful completion of the offering that a traditional underwriter would not have. However, Friedman, Billings, Ramsey & Co., Inc. is acting as managing underwriter of the offering and is performing the role of a qualified independent underwriter which we believe will mitigate any potential conflicts arising from McGinn Smith's role as an underwriter.

   In the past, McGinn, Smith & Co., Inc. performed certain underwriting services for the Company. Currently the Company leases office space from McGinn, Smith & Co., Inc., and subject to the Company's policy on interested party transactions, McGinn, Smith & Co., Inc. may in the future act as an underwriter to the Company. See "Certain Relationships and Related Transactions -- Policy Regarding Transactions With Affiliates."

   We are dependent upon our senior management. The success of our business is largely dependent upon the active participation of our executive officers, who have extensive experience in the industry. As a result, we have entered into employment agreements with each of our executive officers. The loss of the services of one or more of such officers for any reason may have an adverse effect on our business.

   Investors will experience immediate and substantial dilution of the common stock's net tangible book value. If you purchase our common stock in this offering, the net tangible book value of your common stock will experience immediate and substantial dilution from the initial public offering price. We estimate that this dilution will be approximately $11.38 per share, or approximately 103%. See "Dilution."

   Stockholders should not expect dividends. We do not intend to pay any cash dividends in the foreseeable future. See "Dividend Policy."

                         Risks Related To The Offering

   Our common stock price may fall upon the future sale of additional shares of our common stock. Future sales of our common stock in the public market, or even the possibility of such sales, may materially and adversely effect the market price of our common stock. There were 3,181,818 shares of common stock outstanding before this offering. Substantially all of such shares are "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933. All of these restricted shares of our common stock will become eligible for resale under Rule 144 within one year, subject to volume limitations, from the day that the shares offered herein are deemed
"effective" by the Securities and Exchange Commission. In addition 666,667 shares of common stock have been registered for sale in connection with the possible conversion of the Convertible Notes which shares will be eligible for sale subject to the Underwriter's 180 day lock-up.

   Our common stock price could be volatile. The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market price of our common stock may be significantly effected by quarterly variations in our operating results, changes in financial estimates by securities analysts or failures by us to meet such estimates, litigation involving us, general trends in the security alarm industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond our control.

   Certain antitakeover effects in Delaware law and our charter documents could prevent a potential opportunity that might benefit stockholders. Certain provisions of Delaware law could delay or prevent a change in control of us, discourage acquisition proposals or diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock or over a stockholder's cost basis in our common stock. In addition, our Board of Directors, without further stockholder approval, may issue preferred stock, which could have the effect of delaying, deferring or preventing a change in control of us. The issuance of preferred stock could also adversely effect the voting power of the holders of common stock, including the loss of voting control to others. See "Description of Capital Stock--Preferred Stock."

                                USE OF PROCEEDS


   We estimate that we will receive net proceeds from this offering of approximately $131.590 million, or $151.539 million if the underwriters exercise their over-allotment option in full. Such estimates are based on an initial public offering price of $11 per share.

   We intend to use the net proceeds of this offering as follows:





   o Repayment of promissory notes issued upon conversion of
    eighteen trusts, due in January 2007, bearing interest at 12%
    per annum.                                                        $27.8 million

   o Repayment of bank debt, due through May 1, 2005, bearing
    interest at various rates from 8.0% to 12.5% per annum.            26.9 million

   o Repayment of subordinated debt, due on dates ranging from
    April 1, 2005 to April 3, 2007, bearing interest at rates
    ranging from 11.25% to 12.50% per annum.                           10.6 million

   o Repayment of subordinated debt, due February 1, 2008,
    bearing interest of 12% per annum.                                  9.5 million

   o Repayment of promissory notes issued upon conversion of
    three trusts, due April and May 2004, as extended, bearing
    interest at 12% per annum.                                          8.0 million

   o Repayment of promissory notes issued upon conversion of
    seven trusts, due in June and July 2005, bearing interest at
    12% per annum.                                                      6.8 million

   o Repayment of subordinated debt, due on June 1, 2006, bearing
    interest at                   12.5% per annum.                      6.2 million

   o Repayment of debt, due July 1, 2007, bearing interest at
    14.31% per annum.                                                   5.4 million

   o Repayment of debt, due on December 1, 2005, bearing interest
    at a variable interest rate, which is currently 6.75%.              4.8 million

   o Repayment of debt to various lenders, due on dates ranging from March 1, 2004 to February 1, 2006, bearing interest at
    rates ranging from 8.75% to 12.0% per annum.                        3.7 million

   o Repayment of debt to Royal Thoughts, LLC, due in
    January, 2004, bearing interest of 9.0% per annum.                  0.6 million

                                                                     --------------
    Total Repayment of Debt:                                         $110.3 million

                                                                     --------------
    Proceeds intended for purchases of alarm monitoring contracts      18.3 million

    Working capital and general corporate purposes                      3.0 million
                                                                     --------------
    Total Uses:                                                      $131.6 million
                                                                     ==============





   All of the debt to be repaid from the proceeds of this offering is related to the purchase of alarm monitoring contracts or Dealer relationships or was utilized for working capital. Other than Royal Thoughts, LLC, none of the holders of our debt to be repaid from the proceeds of this offering is an affiliate of ours or related to one of our affiliates. Management will have broad discretion in the application of the net proceeds allocated to working capital and other general corporate purposes.

                                DIVIDEND POLICY


   We currently expect to retain all of our future earnings, if any, to support the development of our business and do not anticipate paying any cash or non-cash dividends in the foreseeable future.


                                 CAPITALIZATION


   The following table sets forth our cash, short-term debt and capitalization as of September 30, 2002 on (i) an actual basis, (ii) on a pro forma basis to reflect the combination of KC Acquisition, IASI, and Criticom and (iii) on an as adjusted basis pro forma to reflect the sale of 13,000,000 shares of our common stock at an assumed offering price of $11.00 per share and the application of the proceeds therefrom to repay $110.3 million of debt. You should read this table in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included in this prospectus.





                                                        As of September 30, 2002
                                              ---------------------------------------------
                                              KC Acquisition                    Pro forma
                                               Corporation       Pro forma     as adjusted
                                              --------------   ------------    ------------
Cash......................................     $  1,573,431    $  3,488,498    $ 24,778,498
Restricted cash...........................          670,062       3,292,312       3,292,312
                                               ------------    ------------    ------------
Total cash................................        2,243,493       6,780,810      28,070,810
                                               ============    ============    ============
Short term-Related Party..................        1,439,166         429,511         429,511
Short term-Unrelated......................        3,302,205      20,327,959       9,630,080
                                               ------------    ------------    ------------
Total Short term..........................        4,741,371      20,757,470      10,059,591
Long term-Related Party...................        9,199,196       5,639,394       5,639,394
Long term-Unrelated.......................       29,409,152     121,076,527      21,474,406
                                               ------------    ------------    ------------
Total Long term debt......................       38,608,348     126,715,921      27,113,800
 Total Debt ..............................       43,349,719     147,473,391      37,173,391
Stockholders' equity:
 Common stock ............................        4,775,849           3,182          16,182
 Additional paid-in capital ..............               --      (5,176,398)    129,527,707
 Deferred Compensation....................               --              --      (5,000,000)
 Accumulated deficit .....................      (11,772,621)    (16,447,227)    (16,447,227)
                                               ------------    ------------    ------------
Total stockholders' equity (deficit)(1)...       (6,996,772)    (21,620,443)    108,096,662
                                               ------------    ------------    ------------
Total capitalization......................     $ 36,352,947    $125,852,948    $145,270,053
                                               ============    ============    ============



(1) Does not include shares issuable upon exercise of the underwriters' over-allotment option, up to 666,667 shares that may be issued upon the conversion of our convertible debentures, which shares are being registered concurently with this offering, 600,000 options that may be issued under our 2003 Stock Option Plan, 909,000 shares issuable upon exercise of the Shareholder Options, see "Certain Relationships and Related Transactions," or up to 68,182 shares that may be issued to the former owners of Criticom upon the achievement of certain performance criteria based on 2003 results of operations.

                                    DILUTION


   The historical net deficit of IASG on September 30, 2002, was approximately $(45,431,915), or $(32.01) per share of common stock based on the number of shares of common stock issued by IASG upon its merger with KC Acquisition as if the merger occurred on September 30, 2002. Historical net tangible book value per share is equal to the amount of our total tangible assets, which excludes goodwill and Dealer relationships, less total liabilities, divided by the number of shares of common stock. Pro forma net tangible book value per share represents the amount of our total pro forma tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock afterwards. After giving effect to the sale of 13,000,000 shares of common stock offered by this prospectus at an initial public offering price of $11.00 per share, assuming the underwriters' over-allotment option is not exercised, and after deducting the underwriting discount and offering expenses, our pro forma net tangible book value at September 30, 2002, would have been approximately $(6,159,488) or $(.38) per share. This represents an immediate dilution to investors of $11.38 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:





      Assumed initial public offering price per share ..........               $ 11.00
      Pro forma net tangible book value per share as of
       September 30, 2002 ......................................   $(42.70)
      Increase in pro forma net tangible book value per share
       attributable to investing in this offering ..............      42.32
                                                                   --------
      Pro forma net tangible book value per share after this
       offering ................................................                  (.38)
                                                                               -------
      Dilution per share to new investors ......................               $(11.38)
                                                                               =======





   The following table sets forth, as of September 30, 2002, on a pro forma basis, the number of shares of common stock purchased, the total consideration paid and the average price per share paid by existing and new stockholders, before deducting underwriting discounts and commissions and our offering expenses payable:





                                               Shares purchased       Total consideration
                                             --------------------    ----------------------
                                              Number      Percent      Number       Percent
                                            ----------    -------   ------------    -------
Existing stockholders ...................    3,181,818     19.66%   $          -        --
New investors ...........................   13,000,000     80.34%   $143,000,000    100.00%
                                            ==========    ======    ============    ======
 Total ..................................   16,181,818    100.00%   $143,000,000    100.00%
                                            ==========    ======    ============    ======





   The foregoing discussion and tables includes 454,545 shares owned by insiders which are subject to forfeiture in the event that we do not achieve minimum net income hurdles. See "Certain Relationships and Related Transactions." It does not include 909,000 shares issuable upon exercise of the Shareholder Options, 1,950,000 shares issuable upon exercise of the over-allotment option, 600,000 options that may be issued under our 2003 Stock Option Plan, or up to 68,182 shares that may be issued to the former owners of Criticom upon the achievement of certain performance criteria.

                            SELECTED FINANCIAL DATA


   The following selected combined financial data as of December 31, 1997 and 1998 and for the years ended December 31, 1997 and 1998 have been derived from our unaudited financial statements. The following selected combined financial data as of December 31, 2000 and 2001 and September 30, 2002 and for the years ended December 31, 2000 and 2001, and nine months ended September 30, 2002 have been derived from our audited combined financial statements, and the related notes, appearing elsewhere in this prospectus. The selected combined financial data as of and for the year ended December 31, 1999 has been derived from our audited combined financial statements and the related notes for such periods. The selected combined financial data as of September 30, 2001 and for the nine-month period then ended, have been derived from our unaudited combined financial statements for such periods and include, in our opinion, all adjustments, which are normal and recurring accruals in nature, necessary for a fair presentation of the financial information. Our results for an interim period may not be indicative of our results for a full year. The following data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes elsewhere in this prospectus.






                                                                     Year ended December 31,
                                             -----------------------------------------------------------------------
                                                 1997           1998           1999           2000           2001
                                                 ----           ----           ----           ----           ----
Combined statement of operations data
 (1):
Revenue ..................................   $ 9,728,842    $ 10,596,348   $12,721,583    $ 18,774,517   $20,569,037
Total operating expenses, inclusive of
 cost of revenue .........................     9,437,287       8,252,304    12,948,350      18,858,810    19,107,002
                                             -----------    ------------   -----------    ------------   -----------
Income (loss) from operations ............       291,555       2,344,044      (226,767)        (84,293)    1,462,035
Other income (expense), net ..............      (492,620)     (3,558,972)   (2,475,054)     (3,824,867)   (3,914,509)
                                             -----------    ------------   -----------    ------------   -----------
Loss before provision for income taxes ...      (201,065)     (1,214,928)   (2,701,821)     (3,909,160)   (2,452,474)
Provision (benefit) for income tax .......        14,786          13,975            --      (4,659,722)     (604,466)
                                             -----------    ------------   -----------    ------------   -----------
Net (loss) income(2) .....................   $  (215,851)   $ (1,228,903)  $(2,701,821)   $    750,562   $(1,848,008)
                                             ===========    ============   ===========    ============   ===========
Basic and diluted net (loss) income per
 share ...................................   $    (1,079)   $     (6,145)  $   (13,509)   $      3,753   $    (9,240)
                                             ===========    ============   ===========    ============   ===========
Shares used computing basic and diluted
 net (loss) income per common share ......           200             200           200             200           200
Combined balance sheet data:
Cash and cash equivalents ................   $   474,393    $  1,107,718   $   717,586    $  1,151,337   $ 1,224,035
Total assets .............................     5,827,889      23,749,423    25,223,669      39,583,932    38,830,937
Long-term debt ...........................     3,579,288      17,908,964    22,319,837      35,599,770    37,122,449
Capital lease obligations ................       579,154         380,254       258,021         145,355        32,549
Total stockholders' (deficit) ............    (1,514,730)     (3,450,408)   (6,152,229)     (5,730,811)   (7,578,819)
Working capital (deficit) ................    (2,304,281)     (1,913,519)   (3,975,589)     (5,240,872)   (7,798,161)
Other financial data:
Cash provided by (used in) operating
 activities ..............................       622,976       2,281,447       (32,010)     (1,331,125)    1,012,251
Cash provided by (used in) investing
 activities ..............................      (345,551)    (15,457,268)   (3,878,468)    (11,086,367)   (1,705,428)
Cash provided (used in financing
 activities) .............................      (480,994)     13,809,146     3,520,347      12,851,242       765,875


                                                  Nine months ended
                                                    September 30
                                              --------------------------
                                                 2001           2002
                                                 ----           ----
Combined statement of operations data
 (1):
Revenue ..................................   $14,704,920    $ 16,778,271
Total operating expenses, inclusive of
 cost of revenue .........................    14,345,981      16,055,578
                                             -----------    ------------
Income (loss) from operations ............       358,939         722,693
Other income (expense), net ..............    (2,664,293)     (3,321,238)
                                             -----------    ------------
Loss before provision for income taxes ...    (2,305,354)     (2,598,545)
Provision (benefit) for income tax .......      (410,891)       (529,743)
                                             -----------    ------------
Net (loss) income(2) .....................   $(1,894,463)   $ (2,068,802)
                                             ===========    ============
Basic and diluted net (loss) income per
 share ...................................   $    (9,472)   $    (10,344)
                                             ===========    ============
Shares used computing basic and diluted
 net (loss) income per common share ......           200             200
Combined balance sheet data:
Cash and cash equivalents ................   $    32,980    $  1,573,431
Total assets .............................    36,761,012      47,905,968
Long-term debt ...........................    34,970,684      43,349,719
Capital lease obligations ................        59,738         554,581
Total stockholders' (deficit) ............    (7,625,273)     (6,996,772)
Working capital (deficit) ................    (6,954,068)     (8,080,754)
Other financial data:
Cash provided by (used in) operating
 activities ..............................       144,062       1,913,373
Cash provided by (used in) investing
 activities ..............................      (547,717)     (5,280,347)
Cash provided (used in financing
 activities) .............................      (714,702)     (3,716,370)

---------------


(1) Results of operations for acquired companies are included from the date of acquisition. As a result comparability of periods presented has been effected by our acquisitions. For more information about our acquisition history, see "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 10 and 14 to our combined financial statements and certain other pro forma adjustments, more fully described elsewhere in this Prospectus.
(2) To give effect to the conversion of KC Acquisition from an S Corporation to a C Corporation pro forma information has been presented below. The tax provision was prepared as if the Company had a combined federal and state effective tax rate of 40% and giving effect for permanent differences.





Unaudited:
Pro forma income tax to give effect of
  the conversion
  from S to C corporation status:
Loss before provision for income taxes ...   $(3,909,160)   $(2,452,474)  $(2,305,354)   $(2,598,545)
Provision (benefit) for income taxes .....    (1,239,772)      (725,907)     (734,231)    (1,427,330)
                                             -----------    -----------   -----------    -----------
Net (loss) income ........................   $(2,669,438)   $(1,726,567)  $(1,571,123)   $(1,171,215)
                                             ===========    ===========   ===========    ===========
Net (loss) income per share ..............   $   (13,347)   $    (8,633)  $    (7,856)   $    (5,856)
                                             ===========    ===========   ===========    ===========

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma combined balance sheet and statements of operations combine the historical consolidated financial statements of KC Acquisition, IASI and Criticom. KC Acquisition acquired 100% of the outstanding stock of Criticom, using the purchase method of accounting. The acquisition of IASI will be accounted for using purchase accounting.

   We derived the balance sheet and statements of operations from our combined financial statements for the nine months ended September 30, 2002 and year ended December 31, 2001, the combined financial statements of IASI for the nine months ended September 30, 2002 and year ended December 31, 2001 and the financial statements of Criticom for the period from January 1, 2002 to September 25, 2002 and year ended December 31, 2001. The historical financial statements used in preparing the pro forma financial data are summarized and should be read in conjunction with our, IASI's and Criticom's complete historical financial statements that are included elsewhere in this prospectus.

   The pro forma combined balance sheet as of September 30, 2002 gives effect to the merger with IASI using the purchase method of accounting as if the merger had been consummated on September 30, 2002.

   The pro forma combined statements of operations for the nine months ended September 30, 2002 and for the year ended December 31, 2001 gives effect to the mergers using the purchase method of accounting as if the mergers had been consummated at January 1, 2001.

   We are providing the pro forma combined financial information for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined company will experience. The unaudited pro forma combined statements of operations do not give effect to any cost savings or operating synergies expected to result from the mergers or the costs to achieve such cost savings or operating synergies.

                     INTEGRATED ALARM SERVICES GROUP, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                            As of September 30, 2002
                                  (unaudited)




                                                                                       Pro forma
                                             IASG    KC Acquisition       IASI        adjustments     Pro forma
                                             ----    --------------   ------------    -----------   ------------
ASSETS
Current assets:
 Cash and cash equivalents ...............    $ 1     $  1,573,431    $  1,915,066    $        --   $  3,488,498
 Current portion of notes receivable .....                      --       1,374,665                     1,374,665
 Current portion of notes receivable-
  related party ..........................                      --       1,009,655     (1,009,655)(2)         --
 Accounts receivable less allowance for
  doubtful accounts ......................               1,719,412         257,683                     1,977,095
 Prepaid expenses and restricted cash ....                  99,185              --                        99,185
 Due from related party ..................                 767,690              --        (50,832)(2)    716,858
 Deferred income taxes ...................                  20,455              --                        20,455
                                              ---     ------------    ------------    -----------   ------------
    Total current assets .................      1        4,180,173       4,557,069     (1,060,487)     7,676,756
                                              ---     ------------    ------------    -----------   ------------
 Notes receivable net of current portion
  and reserves ...........................                      --       5,423,572                     5,423,572
 Notes receivable net of current portion-
  related party ..........................                      --       3,559,802     (3,559,802)(2)         --
 Property and equipment, net .............               2,907,287              --                     2,907,287
 Dealer relationships and contract
  rights, net ............................              31,216,400      48,463,404       (670,607)(3) 79,009,197
 Goodwill ................................               7,218,743              --     28,028,210 (3) 35,246,953
 Debt issuance costs, net ................               1,486,680       3,765,460                     5,252,140
 Restricted cash and cash equivalents ....                 670,062       2,622,250                     3,292,312
 Other assets ............................                 226,623              --                       226,623
                                              ---     ------------    ------------    -----------   ------------
    Total assets .........................    $ 1     $ 47,905,968    $ 68,391,557    $22,737,314   $139,034,840
                                              ===     ============    ============    ===========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
 Current portion of long-term debt,
  related party ..........................    $--     $  1,439,166    $         --    $(1,009,655)(2$    429,511
 Current portion of long-term debt .......               3,302,205      17,025,754                    20,327,959
 Current portion of capital lease
  obligations ............................                 150,308              --                       150,308
 Accounts payable and accrued expenses ...               3,611,644       1,896,201                     5,507,845
 Accounts payable-related party ..........                      --          50,832        (50,832)(2)         --
 Current portion of deferred revenue .....               3,757,604         781,905                     4,539,509
 Other liabilities .......................                      --         489,550                       489,550
                                              ---     ------------    ------------    -----------   ------------
    Total current liabilities ............     --       12,260,927      20,244,242     (1,060,487)    31,444,682
                                              ---     ------------    ------------    -----------   ------------
Long-term liabilities
 Long-term debt, net of current portion,
  related party ..........................               9,199,196              --     (3,559,802)(2)  5,639,394
 Long-term debt, net of current portion ..              29,409,152      93,132,375     (1,465,000)(7)121,076,527
 Capital lease obligations, net of
  current portion ........................                 404,273              --                       404,273
 Deferred revenue, net of current portion                       --         439,360                       439,360
 Deferred income taxes ...................               2,872,813              --     (1,978,145)(3)    894,668
 Other liabilities .......................                 381,239              --                       381,239
 Due to related party ....................                 375,140              --                       375,140
                                              ---     ------------    ------------    -----------   ------------
    Total long-term liabilities ..........     --       42,641,813      93,571,735     (7,002,947)   129,210,601
                                              ---     ------------    ------------    -----------   ------------
 Total liabilities .......................     --       54,902,740     113,815,977     (8,063,434)   160,655,283
                                              ---     ------------    ------------    -----------   ------------
Commitments and contigencies
Stockholders' equity (deficit):
 Common stock ............................      1        4,775,849               1     (4,772,669)(4)      3,182
 Additional paid-in capital ..............                      --      (2,101,090)    (3,075,308)(7) (5,176,398)

 Deferred Compensation....................
 Accumulated deficit .....................             (11,772,621)    (43,323,331)    38,648,725 (7)(16,447,227)
                                              ---     ------------    ------------    -----------   ------------
    Total stockholders' equity (deficit) .      1       (6,996,772)    (45,424,420)    30,800,748    (21,620,443)
                                              ---     ------------    ------------    -----------   ------------
    Total liabilities and stockholders'
     equity ..............................    $ 1     $ 47,905,968    $ 68,391,557    $22,737,314   $139,034,840
                                              ===     ============    ============    ===========   ============

                                                Offering      As adjusted
                                                proceeds       pro forma
                                             -------------    ------------
ASSETS
Current assets:
 Cash and cash equivalents ...............   $  21,290,000(1) $ 24,778,498
 Current portion of notes receivable .....                       1,374,665
 Current portion of notes receivable-
  related party ..........................                              --
 Accounts receivable less allowance for
  doubtful accounts ......................                       1,977,095
 Prepaid expenses and restricted cash ....                          99,185
 Due from related party ..................                         716,858
 Deferred income taxes ...................                          20,455
                                             -------------    ------------
    Total current assets .................      21,290,000      28,966,756
                                             -------------    ------------
 Notes receivable net of current portion
  and reserves ...........................                       5,423,572
 Notes receivable net of current portion-
  related party ..........................                              --
 Property and equipment, net .............                       2,907,287
 Dealer relationships and contract
  rights, net ............................                      79,009,197
 Goodwill ................................                      35,246,953
 Debt issuance costs, net ................      (1,872,895)(4)   3,379,245
 Restricted cash and cash equivalents ....                       3,292,312
 Other assets ............................                         226,623
                                             -------------    ------------
    Total assets .........................   $  19,417,105    $158,451,945
                                             =============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
 Current portion of long-term debt,
  related party ..........................   $          --    $    429,511
 Current portion of long-term debt .......     (10,697,879)(1)   9,630,080
 Current portion of capital lease
  obligations ............................                         150,308
 Accounts payable and accrued expenses ...                       5,507,845
 Accounts payable-related party ..........                              --
 Current portion of deferred revenue .....                       4,539,509
 Other liabilities .......................                         489,550
                                             -------------    ------------
    Total current liabilities ............     (10,697,879)     20,746,803
                                             -------------    ------------
Long-term liabilities
 Long-term debt, net of current portion,
  related party ..........................                       5,639,394
 Long-term debt, net of current portion ..     (99,602,121)(1)  21,474,406
 Capital lease obligations, net of
  current portion ........................                         404,273
 Deferred revenue, net of current portion                          439,360
 Deferred income taxes ...................              --         894,668
 Other liabilities .......................                         381,239
 Due to related party ....................                         375,140
                                             -------------    ------------
    Total long-term liabilities ..........     (99,602,121)     29,608,480
                                             -------------    ------------
 Total liabilities .......................    (110,300,000)     50,355,283
                                             -------------    ------------
Commitments and contigencies
Stockholders' equity (deficit):
 Common stock ............................          13,000 (1)      16,182
 Additional paid-in capital ..............     129,704,105 (7) 129,527,707
                                                 5,000,000 (8)
 Deferred Compensation....................      (5,000,000)     (5,000,000)
 Accumulated deficit .....................                     (16,447,227)
                                             -------------    ------------
    Total stockholders' equity (deficit) .     129,717,105     108,096,662
                                             -------------    ------------
    Total liabilities and stockholders'
     equity ..............................   $  19,417,105    $158,451,945
                                             =============    ============

(1) Integrated Alarm Services Group, Inc. was formed in December 2002 and merged with KC Acquisition in January 2003. This adjustment records the use of the proceeds from the issuance of common stock and the corresponding changes in the equity accounts. The as adjusted pro forma columns give effect to the sale by IASG of 13,000,000 shares of common stock at an assumed offering price of $11.00 per share, the midpoint of the range set forth on the cover of this prospectus, and the application of the offering proceeds, after deducting underwriting discounts, and estimated offering expenses of $1,400,000. Adjustments include: the reduction of long-term debt, increase in cash and cash equivalents and the issuance of 13,000,000 shares of common stock in this offering.





      Proceeds:
       13,000,000 shares @ $11.00 ......................                  $143,000,000
       Estimated offering expenses (7%+$1,400,000) .....                    11,410,000
                                                                          ------------
       Net proceeds of offering ........................                  $131,590,000
                                                                          ============
      Used for:
       Cash and cash equivalents .......................                  $ 21,290,000
       Retirement of current portion of long-term debt .    10,697,879
       Retirement of long-term debt, net of current
       portion .........................................    99,602,121     110,300,000
                                                           -----------    ------------
                                                                          $131,590,000
                                                                          ============
      Equity accounts:
       Par $.001 x 13,000,000 ..........................                  $     13,000
       Additional paid-in capital ......................                   131,577,000
                                                                          ------------
       Total ...........................................                  $131,590,000
                                                                          ------------




(2) This adjustment eliminates intercompany balance sheet accounts.





      Current portion of notes receivable -- related party..............    $1,009,655
      Notes receivable net of current portion -- related party..........     3,559,802
      Due from related party............................................        50,832
                                                                            ----------
       Total assets.....................................................    $4,620,289
                                                                            ----------
      Accounts payable-related party....................................    $   50,832
      Current portion of related party debt.............................     1,009,655
      Long-term debt, net of current portion, related party.............     3,559,802
                                                                            ----------
       Total liabilities................................................    $4,620,289
                                                                            ----------

(3) This adjustment records the common stock issued by IASG subsequent to its merger with KC Acquisition to effect the merger and the adjustment to fair value of the assets of the acquired entity (IASI). IASG issued 1,473,135 shares of which 770,755 shares were issued to minority shareholders
    (also see Note 5).



                                                                             Total
                                                                             -----
      Shares issued to minority interests.............................         770,755
      Fair value per share of common stock............................    $      11.00
                                                                          ------------
      Fair value of stock consideration...............................    $  8,478,305
      Cost basis of minority interests (% of accumulated deficit).....     (25,532,049)
                                                                          ------------
      Step-up of basis................................................    $ 34,010,354*
                                                                          ------------
      Allocated as follows:
       Contract rights, net...........................................    $   (670,607)
       Deferred income taxes (40%)....................................         268,243
       Preferred tax assets realized as a result of KC's deferred tax
         liability....................................................       6,384,508
       Goodwill.......................................................      28,028,210
                                                                          ------------
                                                                          $ 34,010,354
                                                                          ------------
      *Consists of:
       Common stock issued @ $.001 (less $1 prior balance)............    $      1,727
      Additional paid-in capital......................................      34,008,627
                                                                          ------------
                                                                          $ 34,010,354
                                                                          ------------



   IASG entered into a merger agreement with KC Acquisition where IASG became the surviving entity. IASG common stock was issued to accomplish the merger. The majority shareholder of KC owns a minority interest in IASI. The book value of the minority interest of IASI is being increased to its fair value at the time of merger. The offering price of the shares being registered is deemed to be fair value due to the proximity of the merger date to the offering date.

   The contract rights are the only significant asset that required an adjustment to be properly stated at fair value. These contracts are for residential end-user alarm monitoring. It is industry practice to purchase this type of contract based upon a multiple of recurring monthly revenue
(RMR). Although the price fluctuates based on demand and portfolio quality, the fair value was determined using an estimated industry average multiple of
31.6 times RMR. The carrying value of the contracts was reduced for the minority interest share as the calculated fair value was less than the carrying amount.

(4) Elimination of debt issuance costs of $1,872,895 (note 7) that were a result of the debt that is being paid-off with the IPO proceeds. These costs will be charged to expense at the time the debt is redeemed. However the unamortized portion of the debt issuance costs have been removed from the balance sheet and charged to retained earnings.

(5) As a result of this offering, IASG will experience a change in federal tax status. This adjustment reflects the $4,674,606 increase in deferred tax liability and increase in accumulated deficit that will result from the difference in the tax and book basis of KC Acquisition's assets
    (see Note 3).

(6) Adjustment to record IASG common stock issued in connection with the business combinations:





      Common stock issued to:
       KC Acquisition and IASI shareholders............................      3,181,818 shares
       Par value per share.............................................    $     0.001
                                                                           -----------
       New (pro forma) par value.......................................    $     3,182
       Miscellaneous...................................................           (457)
      Less:
      Prior common stock of IASG
      Prior common stock of IASI
      Prior common stock value of KC Acquisition.......................      4,775,849
                                                                           -----------
      Adjustment required (decrease)...................................    $(4,773,124)
                                                                           -----------




(7) Additional paid-in capital was adjusted for the following items:






                                                                                    Pro forma       Offering
                                                                                   adjustments      proceeds
                                                                                   -----------      --------
To record the effect of issuing IPO shares...........................    note 1                   $131,577,000
To record the step-up in basis due to the purchase of IASI...........    note 3     34,010,354
To eliminate the existing equity accounts of entities:
 Common stock .......................................................                4,775,851
 Accumulated deficit ................................................              (43,323,331)
To book beneficial conversion feature of debt (A)....................    note 5      1,465,000
To establish new common stock........................................    note 6         (3,182)
To remove debt issuance costs associated with debt to be retired.....    note 4             --      (1,872,895)
                                                                                  ------------    ------------
 Total adjustment to additional paid-in capital .....................             $ (3,075,308)   $129,704,105
                                                                                  ------------    ------------



(A) KC issued $4,395,000 principal amount of 9% convertible secured promissory notes in September 2002. These notes contain a beneficial conversion feature whereby they can be converted to common stock at a 25 percent discount from the IPO price. The common stock purchased at the discounted price ($11.00 x .75 = $8.25) would have a market value of $5,860,000. The beneficial conversion feature will be recorded at the $1,465,000 spread and amortized straight-line over the three year life of the notes. The resulting interest expense will be $488,333 per year and $366,250 for nine months.
(8) IASG issued to certain management and shareholders in the aggregate 454,545 shares which are subject to forefeiture in the event IASG does not achieve the minimum net income levels. The shares which have an IPO value of approximately $11 will result in deferred compensation (contra equity) of approximately $5,000,000 with a corresponding credit to additional paid-in capital. Such deferred compensation will be charged to operations upon the achievement of specified net income levels.

                     INTEGRATED ALARM SERVICES GROUP, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2001
                                  (unaudited)






                                                                                                           As adjusted
                                             KC Acquisition       IASI        Criticom     Adjustments      pro forma
                                             --------------    -----------   ----------    ------------    -----------
Revenue ..................................     $20,569,037     $12,952,113   $5,421,003    $ (1,896,975)(1)$37,045,178
Cost of revenue ..........................      13,128,010              --    3,422,362              --     16,550,372
                                             --------------    -----------   ----------                    -----------
                                                 7,441,027      12,952,113    1,998,641                     20,494,806
                                             --------------    -----------   ----------                    -----------
Operating expenses:
 Selling and marketing ...................       1,117,228              --      608,448              --      1,725,676
 Depreciation and amortization ...........       2,996,235       5,316,519      286,576         262,821 (2)  8,862,151
 Monitoring expense ......................              --         831,420           --        (443,658)(3)    387,762
 Loss from the disposal of equipment .....          31,237              --        5,385              --         36,622
 General and administrative ..............       1,834,292       3,211,372    1,433,737         (64,068)(4)  6,415,333
                                             --------------    -----------   ----------                    -----------
   Total operating expenses ..............       5,978,992       9,359,311    2,334,146                     17,427,544
                                             --------------    -----------   ----------                    -----------
Income (Loss) from operations ............       1,462,035       3,592,802     (335,505)             --      3,067,262
Other income .............................         500,000              --      121,971                        621,971
Amortization of debt issuance costs ......         794,357         594,555       13,889      (1,181,656)(5)    221,145
Interest expense, net ....................       3,620,152       8,233,295      280,470     (12,133,917)(5)         --
                                             --------------    -----------   ----------                    -----------
Income (loss) before income taxes ........      (2,452,474)     (5,235,048)    (507,893)                     3,468,088
Provision (benefit) for income taxes .....        (604,466)             --          707       2,233,759 (6)  1,630,000
                                             --------------    -----------   ----------                    -----------
Net income (loss) ........................     $(1,848,008)    $(5,235,048)  $ (508,600)                   $ 1,838,088
                                               ===========     ===========   ==========                    ===========
Net income per share .....................                                                                 $       .11
                                                                                                           ===========
Weighted average number of common shares
  outstanding.............................                                                              (7) 16,181,818
                                                                                                           ===========



---------------
(1) This adjustment eliminates intercompany revenue for interest, monitoring fees and financial advisory fees.


      Interest income...................................................    $  478,869
      Monitoring revenue................................................       443,658
      Financial advisory fees...........................................       974,448
                                                                            ----------
       Decrease in revenue..............................................    $1,896,975
                                                                            ==========





(2) The contract rights for IASI were reduced by $670,607 to fair value based on current industry benchmarks. Amortization is being decreased by $91,799 based on the rates currently being used by the various portfolios. Amortization of $354,620 is being recorded (15 year straight line) on the $5,319,294 fair value of Dealer relationships acquired by KC Acquisition in the Criticom merger. The net increase for the year is $262,821.

(3) KC Acquisition has provided central station monitoring services to IASI. This adjustment eliminates the offsetting $443,658 that IASI had recorded as monitoring expense for the year.

(4) Executive salaries and benefits have been adjusted to increase compensation to what it would have been if new employment agreements had been in effect at the beginning of the period presented. Salaries are being increased by $795,391 and benefits by $114,989. Administrative costs are being decreased by $974,448 to eliminate intercompany financial advisory fees (note 1) IASI paid to KC Acquisition. The net impact of these items is a decrease of general and administrative expense of $64,068.

(5) This adjustment reduces interest expense pertaining to the repayment of $110,300.000 of debt (from the offering proceeds) using a weighted average interest rate of 11.0%, eliminates intercompany interest expense and recognizes a beneficial conversion charge to earnings for debt convertible at a 25% discount to the IPO price beneficial conversion feature results in a value of $1,465,000 which is amortizable over the three year conversion period ($488,333 charge).






                                                        Debt         Interest     Rate
                                                        ----         --------     ----
      Repayment .................................   $110,300,000    $12,143,381   11.0%
      Beneficial conversion feature .............                      (488,383)
      Financing provided by IASI to:
       KC Acquisition ...........................                       328,650
       Criticom .................................                       150,219
                                           note 1
      Total interest expense reduction ..........                   $12,133,917
                                                                    ===========




    Amortization of debt issuance costs includes both costs for the above debt to be paid off in 2001 for other debt paid-off before maturity. An adjustment of $1,181,156 has been recorded to adjust the expense to an amount equal to that related to the remaining debt.

(6) Income tax expense has been adjusted to reflect income before income taxes plus goodwill amortization multiplied by an effective rate of 40% allowing for federal and state income taxes.

(7) There will be 16,181,818 shares of common stock issued and outstanding following this offering.

    In addition to the above, in contemplation of the IPO, a one time stock award will be granted to a company officer for no consideration by two majority shareholders. The fair value of the stock award which approximated $122,000 has not been recorded since it is a non-recurring charge.

                     INTEGRATED ALARM SERVICES GROUP, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 30, 2002
                                  (unaudited)






                                                                                                          As adjusted
                                             KC Acquisition       IASI        Criticom     Adjustments     pro forma
                                             --------------    -----------   ----------    -----------    -----------
Revenue ..................................     $16,778,271     $14,522,990   $5,202,771    $(2,508,223)(1)$33,995,809
Cost of revenue ..........................      11,174,019              --    3,230,179             --     14,404,198
                                             --------------    -----------   ----------                   -----------
                                                 5,604,252      14,522,990    1,972,592                    19,591,611
                                             --------------    -----------   ----------                   -----------
Operating expenses:
 Selling and marketing ...................         503,277              --      439,316             --        942,593
 Depreciation and amortization ...........       2,852,281       6,294,397      234,597        211,290 (2)  9,592,565
 Monitoring expense ......................              --       1,158,595           --       (919,254)(3)    239,341
 General and administrative ..............       1,526,001         958,938    1,241,493       (330,191)(4)  6,523,526
                                             --------------    -----------   ----------                   -----------
   Total operating expenses ..............       4,881,559      11,539,215    1,915,406                    17,298,025
                                             --------------    -----------   ----------                   -----------
Income from operations ...................         722,693       2,983,775       57,186             --      2,293,586
Other income .............................       1,035,470              --       92,823             --      1,128,293
Amortization of debt issuance costs ......         760,856       2,242,389           --       (930,462)(5)  2,072,783
Interest expense, net ....................       3,595,852       8,773,340      211,882     (9,763,086)(5)  2,817,988
                                             --------------    -----------   ----------                   -----------
Income (loss) before income taxes ........      (2,598,545)     (8,031,954)     (61,873)            --     (1,468,892)
Provision (benefit) for income taxes .....        (529,743)             --           --       (345,607)(6)   (875,350)
                                             --------------    -----------   ----------                   -----------
Net income (loss) ........................     $(2,068,802)    $(8,031,954)  $  (61,873)                  $  (593,542)
                                               ===========     ===========   ==========                   ===========
Net loss per share .......................                                                              $      (.04)
                                                                                                          ===========
Weighted average number of common shares
  outstanding.............................                                                             (7) 16,181,818
                                                                                                          ===========



---------------
(1) This adjustment eliminates intercompany revenue from interest, monitoring fees and financial advisory fees.



      Interest income...................................................    $  677,281
      Monitoring revenue................................................       919,254
      Financial advisory fees...........................................       911,688
                                                                            ----------
      Decrease in revenue...............................................    $2,508,223
                                                                            ==========


(2) The contract rights for IASI were reduced by $670,607 to fair value based on current industry benchmarks. Amortization is being decreased by $54,675 based on the rates currently being used by the various portfolios. Amortization of $265,965 is being recorded (15 year straight line) on the $5,319,294 fair value of dealer relationships acquired by KC Acquisition in the Criticom merger. The net increase for the nine months is $211,290.

(3) KC Acquisition has provided central station monitoring services to IASI. This adjustment eliminates the offsetting $919,254 that IASI had recorded as cost of revenue for the year.

(4) Executive salaries and benefits have been adjusted to increase compensation to what it would have been if new employment agreements had been in effect at the beginning of the period presented. Salaries are being increased by $508,467 and benefits by $73,030. Administrative costs are being decreased by $911,688 to eliminate intercompany financial advisory fees (note 1) IASI paid to KC Acquisition. The net impact of these items is a decrease in general and administrative expense of $330,191.

(5) This adjustment reduces interest expense pertaining to the repayment of $110,300,000 of debt from the offering proceeds using a weighted average interest rate of 11.4%, eliminates intercompany interest expenses and recognizes a charge to earnings for debt convertible at a 25% discount to the IPO price, Beneficial conversion feature results in a value of $1,465,000 amortizable over the three year conversion period or interest expense of $366,250 for the nine month period ended September 30, 2002.




                                   Debt           Interest            Rate
                                   ----           --------            ----
     Repayment...............    $ 110,300,000  $ 9,452,055            11.4%
     Beneficial conversion
       feature...............                      (366,250)
     Financing provided by
       IASI to:
     KC Acquisition                                412,156
     Criticom                                      265,125
                       note 1                      677,281

     Total interest expense reduction           $ 9,763,086



    Amortization of debt issuance costs includes both costs for the above debt to be paid-off in 2002 for other debt paid-off before maturity. An adjustment of $930,462 has been recorded to adjust the expense to an amount equal to that related to the remaining debt.



(6) Income tax expense has been adjusted to an effective rate of 40% allowing for federal and state income tax and the reversal of a tax liability for a tax year no longer subject to an examination.



(7) There will be 16,181,818 shares of common stock issued and outstanding following this offering. Had we used the $21,290,000 excess proceeds from the proposed offering to reduce the outstanding shares for the net loss per share calculation the number of outstanding shares would have been reduced to approximately 14,246,000 shares.



    In additon to the above, in contemplation of the IPO, as one time stock award will be issued to a company officer for no consideration. The fair vaue of the stock award which approximates $122,000 has not been recorded since it is a non-recurring charge.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



   The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and the related notes included in another part of this prospectus. With respect to historical periods, this discussion relates entirely to KC Acquisition, which does not give effect to the acquisition of IASI. The Overview and Liquidity and Capital Resources discussion relates to the combined entity. See "Business--History." This discussion contains forward-looking statements that involve risks and uncertainties.


Overview

   We provide an integrated solution to independent security alarm Dealers, to assist them in competing in the residential and commercial security alarm market. Our services include wholesale alarm monitoring and financing solutions, including purchasing Dealers' alarm monitoring contracts for our own portfolio and providing loans to Dealers collateralized by those alarm monitoring contracts. We also provide support for our Dealers including billing, collection, marketing and access to equipment discount programs. We believe our package of services allows Dealers to compete against self-monitoring national providers in the security alarm market by giving them access to technical sophistication, financing, back office and other services that they would not otherwise have, while allowing them to remain the local and visible contact with their customer, the end-user of the alarm.

   We believe we are the largest wholesale alarm monitoring company in the United States, monitoring approximately 500,000 alarm systems on behalf of approximately 5,000 Dealers. Our alarm monitoring service is provided through three state-of-the-art alarm monitoring centers located in New Jersey, Minnesota and California. Our operators respond to approximately 500,000 alarm activations per month. We are also one of the largest providers of capital to Dealers. Since 1993, we have provided financing to the alarm industry in the form of loans or the purchase of alarm monitoring contracts of approximately $350 million in the aggregate. We currently hold approximately 48,000 alarm monitoring contracts in our portfolio.


   Our revenues are derived primarily from providing alarm monitoring services to Dealers for the benefit of the end-user of the alarm system. We typically enter into annual contracts with our Dealers to provide alarm monitoring services. The majority of alarm monitoring contracts entered into by end-users with our Dealers generally permit cancellation at the end of the original, or any renewal, contract term. Some alarm monitoring contracts with alarm Dealers have longer, more definitive terms. However, essentially all alarm monitoring contracts may be broken for non-performance. Our Dealer's alarm monitoring contracts may require the Dealer to place his entire portfolio of end-user alarm monitoring contracts in our monitoring facilities. Our revenues will fluctuate based upon the net number of end-users alarm monitoring contracts and the timing of connections and disconnections that any one Dealer has with us. Our revenues will also fluctuate based upon the number of Dealers that are added or lost during any particular period. We may gain or lose Dealers based upon the quality, range or price of the services we provide relative to what is provided by our competitors and the effectiveness of our sales and marketing efforts. Our revenues may also be affected by the application of various pricing strategies we may choose to use with our Dealers.

   In addition to our organic revenue growth, our revenues may increase because of any acquisitions of wholesale alarm monitoring businesses (i.e., call centers or central stations) we may make during any particular period. Our Recurring Monthly Revenues derived from acquired businesses are also subject to the standard risks associated with any acquisition and subsequent integration. We may suffer attrition because of differences in, among other things, the application of policies and procedures, or disruption caused by any conversion or consolidation activity.


   The cost of services is primarily a function of labor, telecommunication, data processing and technical support costs. Labor costs are driven in part by the number and productivity of operators, supervisors and management within our call centers that provide alarm monitoring services on behalf of our Dealer customers. Labor costs are also a function of the quality of our data processing, customer service and quality management functions. Labor costs also reflect the number of technical staff required to maintain and develop our state-of-the-art monitoring systems. Telecommunication costs reflect, among other things, the number of signals processed, the time required to process any particular signal, the number and type of lines, the design and functionality of our telecommunications network and the negotiated rate with our chosen telecommunication providers. We are constantly evaluating how to improve the quality of our services while lowering the cost of providing those services. We estimate that we presently have sufficient capacity to provide alarm monitoring services to approximately 750,000 end-users.

   Our operating expenses are primarily comprised of general and administrative, selling and marketing and depreciation and amortization expenses. General and administrative expenses are comprised primarily of officer salaries, rent and professional fees. Fluctuations in general and administrative expenses generally reflect net increases in staff associated with acquisitions, changes in professional fees primarily associated with acquisition activity, and merit compensation increases. Selling and marketing expenses are primarily driven by the size of sales force, commissions based upon successful selling activities, travel and advertising. Depreciation and amortization expenses are primarily a function of the acquisition of Dealer relationships.

   Streamlining of Operations. We have completed the consolidation of two alarm monitoring facilities to improve operating efficiencies. During 2001, we commenced the process of consolidating our Van Nuys, California alarm monitoring facility into our alarm monitoring facility in Santa Fe Springs, California and consolidating our Hackensack, New Jersey alarm monitoring facility into our alarm monitoring facility in Manasquan, New Jersey. The consolidations were completed in August 2002. The Manasquan facility now monitors approximately 270,000 accounts. The Santa Fe Springs facility now monitors approximately 155,000 accounts. While there can be no assurance that we will achieve our cost saving objectives, we have identified as much as $2.2 million in expense reductions that could be realized from the consolidations. The major expense categories where we expect to realize savings include telecommunications, operator salaries and rent expenses.


   Acquisitions. On September 26, 2002, we acquired 100% of Criticom, a Minnesota based alarm monitoring call center that supports digital alarm monitoring as well as GPS technology and acquired a 5.03% interest in Royal Thoughts, LLC, a Minnesota limited liability company engaged in the development of new applications and monitoring technologies for emerging markets, for approximately $3,539,938, net of cash acquired of $579,591, which consisted of $1,000,000 in cash, 35.29 shares of our common stock as well as a note totaling $685,000. The shareholders of Criticom may receive 68,182 additional shares based upon the future performance of Criticom. The purchase of Criticom added approximately 400 Dealer relationships that service 80,000 end-user alarm monitoring contracts with approximately $372,000 in Recurring Monthly Revenue.

   In January 2002, we acquired certain assets of RTC Alarm Monitoring Services ("RTC"), a wholesale security system alarm monitoring business located in Roseville, California. The total purchase price was $5.1 million, which included Dealer relationships ($4.4 million), accounts receivable
($0.2 million) and property & equipment ($0.5 million). The purchase was financed with debt totaling $5.8 million, which funded the purchase price, along with providing a $0.425 million working capital infusion for us, $0.1 million in restricted cash and financing fees totaling $0.175 million.
The acquisition initially added 270 Dealers to our Dealer count. As of January 2003, 225 Dealers remain. Although attrition is an anticipated factor when a third party monitoring station acquires and consolidates the operations of another independent monitoring station, management believes that we have a cause of action against the seller for certain contractual misrepresentations regarding the attrition rates related to certain Dealer alarm monitoring contracts included in the purchase price. As a result, we have instructed counsel to prepare the necessary filings to pursue a cause of action. Although we believe that this action will result in substantial recovery, the outcome of litigation is always uncertain.


   In October 2001, we acquired certain assets of Custom Design Security ("CDS"), a wholesale security alarm monitoring business located in Sarasota, Florida for $1.2 million, which included Dealer relationships ($1.0 million), accounts receivable ($0.1 million) and property & equipment ($0.1 million). This acquisition was financed with debt totaling $1.425 million. The sellers received $1.2 million while the balance was retained by us for working capital ($0.1 million), financing fees ($0.075 million) and an attrition reserve fund ($0.5 million). The CDS acquisition initially added 94 Dealers to our Dealer count. As of January 2003, 76 Dealers remain.

   The debt incurred for the RTC and the CDS acquisitions was placed by a related party. The results of operations are included in our combined financial statements from the date of acquisition.


   On May 11, 2000, we acquired 99% of the common stock of Griptight Holdings, Inc., a corporation whose sole asset was 80% of the stock of Monital Signal Corporation, a wholesale alarm monitoring business located in Manasquan, New Jersey. At the same time, we acquired the remaining 20% of the stock in Monital from an unrelated party. The purchase price of $10.7 million, net of cash acquired of $829,566. Financing costs of $316,025, and all other closing costs were financed with debt of $14.1 million. In addition, a related entity owned by certain of our stockholders paid $1.4 million of long-term debt, and $1.9 million of retail end-user alarm monitoring contracts were transferred to that related entity. This resulted in a dividend distribution of $329,144 and a compensation charge of $197,486. With the acquisition of Monital Signal Corporation we acquired an additional 1,002 Dealers to our Dealer count. As of January 2003, 878 Dealers remain.


   In June 1999, we acquired Criticom International Corporation, CA ("Criticom CA"), which provided us with an alarm monitoring facility in Santa Fe Springs, California. With the Criticom CA acquisition we acquired an additional 190 Dealers. As of November 2002, 150 Dealers remain.

   When determining the amount to be paid for an acquisition, management projects in its purchase price calculation that the first year attrition will be a 10% to 15% of the initial Dealer count. The anticipated attrition is also factored into the determined purchase price. Stabilization of Dealer count generally is realized within 9 to 12 months post closing. It has been our practice in the acquisition of central stations and related accounts to pay a multiple of RMR ranging from 18 to 23 times.

Operations


   In December 2001, we commenced a consolidation process of our monitoring facilities and a systems conversion for a material percentage of our Dealer and end-user base. The disruption caused by these activities negatively impacted our revenues and profitability. We have completed the consolidation of our central stations. Key expenses such as payroll and telephone line costs have been reduced. We believe our costs per subscriber will decline as additional subscriber accounts are added.

   Our Recurring Monthly Revenue may include amounts billable to customers or Dealers with past due balances which we believe are collectible. We seek to preserve the revenue stream associated with each end-user alarm monitoring contract, primarily to maximize our return on the investment we made to generate each alarm monitoring contract or Dealer relationship. As a result, we actively work to collect amounts owed to us and to retain the end-user at the same time. In some instances, we may allow more than six months to collect past due amounts, while evaluating the ongoing customer or Dealer relationship. After we have made every reasonable effort to collect past due balances, we will disconnect the customer and include the loss in attrition calculations.

   Customer creation and marketing. Our current customer acquisition strategy relies on both internally generated sales and acquiring Dealer relationships and alarm monitoring contract rights to monitor security systems. We currently have a salaried and commissioned sales force that operates in four regions covering the 48 contiguous states. The internal sales program generated 99,106 alarm monitoring contracts and 88,598 alarm monitoring contracts in 2001 and 2000, respectively.


   Attrition. End-user attrition has a direct impact on our results of operations since it effects our revenues, amortization expense and cash flow. We define attrition in the wholesale alarm monitoring business as the number of end-user accounts lost over the sum of beginning end-users, end-users added and end-users acquired, expressed as a percentage, for a given period. In some instances, we use estimates to derive attrition data. We monitor end-user attrition each month, each quarter and each year. In periods of end-user account growth, end-user attrition may be understated and in periods of end-user account decline, end-user attrition may be overstated. Our actual attrition experience shows that the relationship period with any individual Dealer or end-user can vary significantly. Dealers discontinue service with us for a variety of reasons, including but not limited to, the sale of their alarm monitoring contracts, performance issues and receipt of lower pricing from competitors. End-users may discontinue service with the Dealer and therefore with us for a variety of reasons, including, but not limited to, relocation, service issues and cost. A portion of Dealer and end-user relationships, whether acquired or originated via our sales force, can be expected to discontinue service every year. Any significant change in the pattern of our historical attrition experience would have a material effect on our results of operations, financial position or cash flows.

   For the years ended December 31, 1999, 2000 and 2001, our total company trailing annual end-user account growth rates, excluding acquisitions, were 20.0%, 4.0%, and 11.0%, respectively. For the years ended December 31, 1999, 2000 and 2001, our total company trailing annual end-user attrition rates, calculated as end-user losses divided by the sum of beginning end-users, end-users added and end-users acquired, was 16.1%, 18.8% and 13.9%, respectively. For the nine months ending September 30, 2002, our total company trailing end-user growth rate, excluding acquisitions, was (4.4%) and our total company trailing annual end-user attrition rates, calculated as end-user losses divided by the sum of beginning end-users, end-users added and end-users acquired, was 15.0%. The table below shows the change in KC Acquisition's Dealer end-user base including Dealer end-user additions and losses from 2001 to 1999 and for the nine months ending September 30, 2002. The end-user account data for the nine months ended September 30, 2002 includes the end-user account data for Criticom, which was acquired on September 26, 2002, for the full nine month period.



                                                                                       9 Months
                                                         Year Ended December 31,        Ended
                                                       ----------------------------   Sept. 30,
                                                        1999       2000      2001        2002
                                                       -------   -------    -------   ---------
Beginning Balance, January 1,......................    169,477   238,541    342,345    390,216
End-users added, excluding acquisitions............     78,960    88,598     99,106     69,997
End-users acquired.................................     35,738    94,670     11,557    120,192
End-user losses....................................     45,634    79,464     62,792     87,097
                                                       -------   -------    -------    -------
Ending Balance, December 31,.......................    238,541   342,345    390,216    493,308
                                                       =======   =======    =======    =======


Critical Accounting Policies

   Our discussion and analysis of results of operations, financial condition and cash flows are based upon our combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these combined financial statements requires us to make estimates and judgments that effect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis, including those related to Dealer relationships, goodwill, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

   Note 2 of the "Notes to Combined Financial Statements" includes a summary of the significant accounting policies and methods used in the preparation of our combined financial statements. The following is a brief description of the more significant accounting policies and methods we use.

   Attrition. We experience attrition when Dealers discontinue service with us or when end-users discontinue service with the Dealers. Several factors contribute to attrition including relocation of end-users, adverse financial and economic conditions and competition from other alarm service companies. In addition, we may lose or experience non-renewal of alarm monitoring contracts if we do not service the end users adequately. We monitor attrition quarterly and a significant increase in future attrition could require us to assess impairment under SFAS No. 144 (See Note 2) and/or adjust our estimated useful lives of Dealer relationships. Such attrition impact could result in material charges to operations in future periods.

   Revenue recognition. All of our revenue is recognized on an accrual basis. Accounts receivable consists primarily of amounts due from Dealers located in the United States. Credit is extended based upon an evaluation of the Dealer's financial condition and credit history. Receivables that are deemed not collectible have been provided for in our allowance for doubtful accounts. If the Dealers financial condition were to deteriorate, resulting in their inability to make payments, additional allowances may be required.

   Deferred costs. Debt issuance costs represents direct costs incurred in connection with obtaining financing with related parties and banks. Debt issuance costs are being amortized over the life of the related obligations using the effective interest method.


   Intangible assets. Dealer relationships represent value ascribed to the intangible relationships with Dealers in connection with acquisitions. Value assigned to Dealer relationships is based upon a multiple of RMR generated by the Dealer. Our recent acquisition experience is that a multiple of 18-23 times RMR is the current fair value of a Dealer relationship. Goodwill represents the excess of the purchase price over the fair value of net assets acquired by us. These assets are tested for impairment on a periodic basis or as circumstances warrant. Recoverability of Dealer relationship costs and goodwill are highly dependent on our ability to maintain our Dealers. Factors we consider important that could trigger an impairment review include higher levels of attrition of Dealers and/or end-user alarm monitoring contracts and continuing recurring losses.

   An impairment would be recognized when the undiscounted expected future operating cash flows from Dealers is less than the carrying value of capitalized Dealer relationship costs. We performed impairment tests on our Dealer relationship costs as of December 31, 2001. These tests have indicated that future estimated undiscounted cash flows exceeded the sum of the recorded balances for Dealer relationships and goodwill. We had a third party perform an attrition analysis which estimated that the useful life of our largest wholesale monitoring portfolio (approximately 75% of our monitoring business) is 15 years. We estimate the useful life of acquired dealer relationships at the time of acquisition and amortize the dealer relationship costs accordingly. Existing Dealer relationship costs are being amortized on a straight-line basis over their estimated useful lives of 5 and 15 years.

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We have not identified any such impairment losses for the nine months ended September 30, 2002.


   Income taxes. On a historical basis, our stockholders elected under Subchapter S of the Internal Revenue Code and for state income tax purposes not to be taxed as a corporation and as such, federal income taxes are the responsibility of the individual stockholders. Monital and Monital Funding are treated as C corporations, which result in these entities recognizing the tax consequences of "temporary differences" between financial statements and tax basis of existing assets.

   As part of the process of preparing our combined financial statements, we will be required to estimate our income taxes in each of the jurisdictions in which we operate. This process will involve estimates of our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation and amortization, for tax and accounting purposes.

Results of Operations

   The following table sets forth, for the periods indicated, selected statements of operations data for KC Acquisition:


                                                              Nine months ending
                                                                 September 30,
                                                           -------------------------
                                                              2001           2002
                                                           -----------   -----------
    Total revenue .....................................    $14,704,920   $16,778,271
    Cost of revenue ...................................     10,106,042    11,174,019
                                                           -----------   -----------
    Direct Margin .....................................      4,598,878     5,604,252
    Operating expenses:
      Selling and marketing............................        785,365       503,277
      Depreciation and amortization....................      1,945,357     2,852,281
      General and administrative.......................      1,509,217     1,526,001
                                                           -----------   -----------
    Total operating expenses ..........................      4,239,939     4,881,559
                                                           -----------   -----------
    Income from operations ............................        358,939       722,693
                                                           -----------   -----------
    Other income ......................................        500,000     1,035,470
                                                           -----------   -----------
    Amortization of debt issuance costs ...............        535,773       760,856
    Interest expense ..................................      2,628,520     3,595,852
                                                           -----------   -----------
    Income (loss) before provision for income taxes ...     (2,305,354)   (2,598,545)
                                                           -----------   -----------
    Provision (benefit) for income taxes ..............       (410,891)     (529,743)
                                                           -----------   -----------
    Net income (loss) .................................    $(1,894,463)  $(2,068,802)
                                                           ===========   ===========

   The following table sets forth, for the periods indicated, selected statements of operations data as a percentage of revenues for KC Acquisition:

                                                                        Nine months
                                                                          ending
                                                                       September 30,
                                                                       -------------
                                                                       2001     2002
                                                                       -----   -----
    Total revenue .................................................    100.0%  100.0%
    Cost of revenue ...............................................     68.7%   66.6%
    Direct Margin .................................................     31.3%   33.4%
    Operating expenses:
      Selling and marketing........................................      5.3%    3.0%
      Depreciation and amortization................................     13.2%   17.0%
      General and administrative...................................     10.3%    9.1%
       Total operating expenses....................................     28.8%   29.1%
    Income from operations ........................................      2.4%    4.3%
    Other income ..................................................      3.4%    6.2%
                                                                       -----   -----
    Amortization of debt issuance costs ...........................      3.6%    4.5%
    Interest expense ..............................................     17.9%   21.4%
    Income (loss) before provision for income taxes ...............    (15.7)% (15.5)%
    Provision (benefit) per income taxes ..........................     (2.8)%  (3.2)%
                                                                       -----   -----
    Net loss                                                           (12.9)% (12.3)%
                                                                       =====   =====



Nine Months Ended September 30, 2002 Compared to
Nine Months Ended September 30, 2001

   Revenue. Revenues for the nine months ended September 30, 2002 were $16,778,271 compared to $14,704,920 for the same period in the prior year, an increase of $2,073,351 or 14.1%. Monitoring fees increased $794,988 to $14,485,053 from $13,690,065, or 5.8%, reflecting in part the acquisitions of CDS and RTC. Placement fees from a related party increased $393,976 to $911,688 from $517,712, or 76.1%, and related party monitoring revenues increased $707,384 to $1,060,378 from $352,994, or 200.4%, reflecting additional related party account acquisitions. The average price realized for alarm monitoring services per end-user alarm monitoring contract was $4.41 per month for the current period, an increase of $.13 per month from approximately $4.28 per month per end-user alarm monitoring contract per month in the prior period, primarily due to fewer concessions granted to IASI for alarm monitoring services. The total number of alarm monitoring contracts monitored for our Dealers at September 30, 2002 was approximately 397,568, a net increase of approximately 18,079 alarm monitoring contracts versus the prior period.

   Cost of Revenue. The cost of revenue increased by $1,067,977 from $10,106,042 to $11,174,019, or 10.6%. The increase in operating unit costs reflects increases of 41.9% in telecommunication, largely as a result of maintaining duplicate telephone lines during the consolidation of monitoring call centers, 3.7% in benefits and taxes net of a 14% increase in healthcare costs and 223.7% increase in dealer care expenses resulting from our acquisitions of CDS and RTC. The increases in operating unit costs were partially offset by decreases of 13.2% in operator salaries and in rent expenses because of consolidation activities. The increases and decreases in dealer care and monitoring expenses also reflect the reclassification of certain expenses. As a result, the direct margin attributable to the alarm monitoring operations increased to 33.4% from 31.3% or $1,005,374.


   Operating Expenses. General and administrative expenses increased by $16,784 from $1,509,217 to $1,526,001, or 1.1%, reflecting increases primarily in professional fees associated with increases in audit expenses that more than offset a decrease in travel expenses.

   Selling and marketing expenses decreased by $282,088 from $785,365 to $503,277 or 35.9%. The decrease reflects open positions in the sales force plus lower advertising, trade show and travel expenses.


   Depreciation and amortization expenses increased $906,924, or 46.6%, from $1,945,357 to $2,852,281, reflecting in part higher amortization expenses of Dealer relationships associated with the acquisitions of Monital, CDS and RTC.

   Other Income. Other income in the current period increased to $1,035,470 of which $922,275 was attributable to the forgiveness of debt in connection with a litigation settlement in 2002 for a failed merger with Security Associates International, Inc. ("SAI"). Other income in the prior period of $500,000 reflected a break up fee related to a merger agreement with SAI.

   Amortization of Debt Issuance Costs. The amortization of debt issuance costs increased $225,083 from $535,773 to $760,856, or 42.0%, reflecting additional financing costs associated with raising debt to fund the acquisitions of CDS and RTC plus the refinancing of certain indebtedness.

   Interest Expense. Total interest expense increased by $967,332 from $2,628,520 to $3,595,852, or 36.8%. Interest expense, a subset of total interest expense, increased by $282,122 to $2,704,576 from $2,422,454, or 11.6%. Related party interest expense, a subset of total interest expense, increased by $685,210 to $891,276 from $206,066, or 332.5%. The increase in total interest expense was primarily due to increases in average debt outstanding associated with the acquisitions of CDS and RTC and the refinancing of certain indebtedness.

   Taxes. A deferred tax benefit of $529,743 was recorded in the current period reflecting the change in the deferred tax liability net of S Corporate State taxes and a reversal of a tax liability for a tax year no longer subject to an examination ($345,600). Also reflecting the change in tax status of KC Funding Corp. to a S corporation from a C corporation versus the receipt of a deferred tax benefit in the prior period of $410,891 for the same reason.

   Net Loss. As a result, the net loss increased by $173,619, or 9.2%, to $2,068,082 from $1,894,463.

   The following table sets forth, for the periods indicated, selected statements of operations data for KC Acquisition:






                                                               Years Ending December 31,
                                                       ----------------------------------------
                                                           1999          2000           2001
                                                       -----------    -----------   -----------
Total revenue ......................................   $12,721,583    $18,774,517   $20,569,037
Cost of revenue ....................................     9,217,215     13,138,726    13,128,010
                                                       ===========    ===========   ===========
Direct Margin ......................................     3,504,368      5,635,791     7,441,027
Operating expenses:
 Selling and marketing .............................     1,345,394      1,472,755     1,117,228
 Depreciation and amortization .....................     1,764,573      2,673,433     2,996,235
 Loss on disposal of equipment .....................        62,493         14,545        31,237
 General and administrative ........................       558,675      1,559,351     1,834,292
                                                       -----------    -----------   -----------
Total operating expenses ...........................     3,731,135      5,720,084     5,978,992
(Loss) income from operations ......................      (226,767)       (84,293)    1,462,035
Other income .......................................            --             --       500,000
Amortization of debt issuance costs ................       646,733        743,265       794,357
Interest expense ...................................     1,828,321      3,081,602     3,620,152
                                                       -----------    -----------   -----------
Loss before provision for income taxes .............     2,701,821      3,909,160     2,452,474
Provision (benefit) for income taxes ...............            --     (4,659,722)     (604,466)
                                                       -----------    -----------   -----------
Net (loss) income ..................................   $(2,701,821)   $   750,562   $(1,848,008)
                                                       ===========    ===========   ===========





   The following table sets forth, for the periods indicated, selected statements of operations data as a percentage of revenues for KC Acquisition:



                                                                           Years Ending
                                                                           December 31,
                                                                      ----------------------
                                                                       1999    2000     2001
                                                                      -----    -----   -----
    Total revenue .................................................   100.0%   100.0%  100.0%
    Cost of revenue ...............................................    72.4%    70.0%   63.8%
    Direct Margin .................................................    27.6%    30.0%   36.2%
    Operating expenses:
      Selling and marketing .......................................    10.6%     7.8%    5.4%
      Depreciation and amortization ...............................    13.9%    14.2%   14.6%
      General and administrative ..................................     4.4%     8.3%    8.9%
      Loss from disposal of equipment .............................     0.5%     0.1%    0.2%
       Total operating expenses ...................................    29.3%    30.5%   29.1%
      (Loss) income from operations ...............................    (1.8%)   (0.4%)   9.5%
      Other income ................................................      --       --     2.4%
      Amortization of debt issuance costs .........................     5.1%     4.0%    3.9%
      Interest expense ............................................    14.4%    16.4%   17.6%
      Provision (benefit) for income taxes ........................      --    (24.8%)  (2.9%)
      Net (loss) income ...........................................   (21.2%)    4.0%   (9.0%)


2001 Compared To 2000

   Revenue. Revenues for 2001 were $20,569,037 compared to $18,774,517 for the same period in the prior year, an increase of $1,794,520, or 8.7%. The increase in revenue was due to growth in internally generated accounts monitored plus the acquisition of CDS. Revenues from IASI for alarm monitoring service decreased by $657,183 or 56.5% to $506,982 from $1,164,165. The average price realized for alarm monitoring services per end-user alarm monitoring contract was $4.39 per month in 2001, a decrease of $.92 per month from approximately $5.31 per month per end-user alarm monitoring contract per month in 2000, primarily due to increased concessions negotiated with IASI for alarm monitoring services. Placement fees from a related party for account acquisitions increased by $785,199 to $974,448 from $189,249, or 414.9%, reflecting additional related party account acquisitions. The average Recurring Monthly Revenue and average number of end-user alarm monitoring contracts increased in 2001 as a result of the acquisition of Monital Signal Corp. ("Monital") in May 2000. The total number of end-user alarm monitoring contracts monitored at December 31, 2001 was approximately 390,216, a net increase of approximately 47,871 end-user alarm monitoring contracts for the year. Concessions for monitoring services negotiated with IASI were $993,000 in 2001 versus $2,000 in 2000.

   Cost of Revenue. The cost of revenue remained effectively constant from 2000 to 2001 at $13,138,726 versus $13,128,101. The decrease in cost of revenue as a percentage of sales reflects a 13.7% increase in operator salaries and a 9.8% increase in telecommunication expenses that were offset by decreases of 27.7% in Dealer care salaries, 6.3% in benefit and employer paid taxes and 32.9% in other operating expenses. In each case, reflecting our ownership of Monital for twelve months in 2001 and seven months in 2000. As a result, the margin attributable to the central station operations increased to 36.2% in 2001 from 30.0% in 2000.

   Operating Expenses. General and administrative expenses increased by $274,941 from $1,559,351 to $1,834,292, or 17.6%, resulting primarily from the acquisition of Monital and increases in professional fees.


   Selling and marketing expenses decreased by $355,527 from $1,472,755 to $1,117,228, or 24.1%. During 2001, the sales force was reconfigured in an effort to increase the productivity for each sales person. As a result, certain administrative and customer service duties were transferred to customer support representatives, which were reclassified as general and administrative expenses.


   Depreciation and amortization expenses increased $322,802 from $2,673,433 to $2,996,235, or 12.1% reflecting the acquisition of Monital. Depreciation expense remained consistent at approximately $500,000 between years.

   Other Income. Other income increased $500,000 to reflect a breakup fee paid to extend a merger agreement with SAI.

   Amortization of Debt Issuance Costs. The amortization of debt issuance costs increased $51,092 from $743,265 to $794,357, or 6.9%, reflecting the additional indebtedness associated with the acquisitions of Monital and CDS.

   Interest Expense. Interest expense increased by $538,550, or 17.5%, from $3,081,602 to $3,620,152. This was primarily due to higher levels of average debt outstanding because of the Monital acquisition in May 2000.

   Taxes. A tax benefit of $604,466 was recorded in the current period, reflecting the change in deferred income tax liability net of S corporate state taxes versus the receipt of a deferred tax benefit in the prior period of $4,659,722 reflecting the change in tax status of KC Funding Corp to a S Corporation from C Corporation


   Net Income or Loss. This resulted in a net loss of $1,848,008 versus net income of $750,562 was incurred.

   Note regarding information presented. The information provided below for "Liquidity and Capital Resources" is derived from the combined historical financial statements of KC Acquisition Corporation, Criticom International and Integrated Alarm Services Inc. for the respective periods.

Liquidity and Capital Resources

   Our principal uses of cash have been to acquire central stations and alarm monitoring contracts, fund debt service and provide working capital. We plan to use 84% of the net proceeds of this offering to repay existing debt, thereby dramatically reducing our interest cost and debt amortization. We anticipate that the primary use of cash in the future will be to acquire central stations, purchase alarm monitoring contracts and finance working capital. Since 1998 we have funded our operations either through cash generated from operations, bank borrowings or other financings.

   We have historically been a highly-leveraged and under capitalized company. We have incurred net losses since inception and had a deficit in equity at December 31, 2001 and September 30, 2002. We also had a working capital deficit of approximately $27.6 million and $23.5 million at December 31, 2001 and September 30, 2002, respectively. Further, we were in default of certain debt covenants and obtained bank waivers. We plan to fund operating and working capital deficits by refinancing existing debt arrangements and offering new debt. We have refinanced certain debt from monthly principal and interest payments to interest only payments with principal due at maturity. We have a balloon payment in April 2003 of approximately $.9 million. We intend to use a portion of the net proceeds of this offering to pay off such debt.

   Net cash (used in) provided by operating activities was $3.8 million for the nine-month period ended September 30, 2002 compared to $4.2 million for the year ended December 31, 2001. The decrease in cash provided by operations was primarily the result of an increase in the net loss for the period. Net cash (used in) provided by operating activities was $4.2 million and $(.8) million for 2001 and 2000, respectively. The increase in cash from operating activities was primarily a result of a decrease in deferred income taxes of $1.8 million and deferred revenue of $1 million combined with an increase in provision for bad debt of $1 million and depreciation and amortization of $1 million.

   Net cash used in investing activities was ($6.4) million for the nine-month period ended September 2002 compared to ($36.6) million for the year ended December 31, 2001. The decrease is primarily due to reduced purchases of Dealer relationships, end-user alarm monitoring contracts and financing of customer loans of $27.4 million. Net cash used in investing activities was ($36.6) million and ($25.8) million for 2001 and 2000, respectively. The increase is primarily due to increased purchases of Dealer relationships and end-user alarm monitoring contracts of $19 million offset by a decrease in business acquisitions of 9.5 million.

   Net cash provided by (used in) financing activities was ($2.3) million for the nine-month period ended September 2002 compared to $34.3 million for the year ending December 31, 2001. The decrease is primarily due to a reduction in the proceeds from debt issuance of $15.8 million, repayment of long term debt of $4 million and reduction of capital contributions of $16.9 million. Net cash provided by (used in) financing activities was $34.3 million and $28.4 million for 2001 and 2000, respectively. The increase is primarily due to the increase in proceeds from the issuance of long-term debt of $1.1 million and increases in capital contributions (withdrawals) net of $10.9 million which was offset by an increase of $2.3 million of debt issuance costs and an increase in repayment of long term debt of $2.2 million.

   Cash and cash equivalents do not include cash held on at various lending institutions as debt service reserve funds. We maintained restricted cash of $3.2 million, $4.2 million and $2.8 million for the periods ending September 2002, December 2001 and December 2000, respectively.

   As of September 30, 2002, we have the following cash flow obligations:

                             Payments Due by Period
                                 In (Millions)


                                                                             Calendar Years
                                                        ---------------------------------------------------------
                                                                                                         2007
                                               Total    Q4 2002    2003     2004    2005     2006    & Thereafter
                                               ------   -------   -----    -----    -----   -----    ------------
Total Debt.................................    $153.5     $7.7    $21.3    $36.1    $39.3   $14.1       $35.0
Operating and Capital Leases...............       1.9       .1      0.5      0.4      0.4     0.3         0.2
                                               ------     ----    -----    -----    -----   -----       -----
                                               $155.4     $7.8    $21.8    $36.5    $39.7   $14.4       $35.2
                                               ======     ====    =====    =====    =====   =====       =====

   The above table is as of September 30, 2002, it has not been adjusted for refinancing referred to in the foonote 6. In the event the IPO occurs a substantial amount of debt will be repaid.

   A principal element of our business strategy is to acquire Dealer relationships and retail security alarm monitoring contracts and manage Dealer relationships who have alarm monitoring contracts with end users. Purchase of such contracts involve a number of special risks, including credit worthiness of customers, early cancellation for poor service and non-renewal due to competition, all of which result in account attrition (i.e. cancellation). In addition, monitoring system failures by contracted monitoring companies could result in cancellation and a reduction in revenues from end-user alarm monitoring contracts.

   In September 2002, IASG issued an aggregate of $5.5 million principal amount of convertible notes, which we assumed in January, 2002. See "Description of Other Securities--9% Convertible Secured Promissory Notes". We utilized the net proceeds to repay $2.3 million to Pointe Bank and to repay $900,000 of subordinated debt incurred in connection with the Pointe Bank loan, to pay SAI $700,000 as payment in full for a $1.8 million note and the balance for professional fees and working capital.

   In October 2002, we obtained a $3.0 million loan from a related party that bears interest at a rate equal to the preferred broker call rate charged by Bear Stearns Securities Corp. to its correspondent broker dealers, plus two and one-half (2 1/2) percent per annum. The funds were used for working capital purposes. The note is due on March 15, 2004. This obligation will be paid out of existing cash.

   Through January 17, 2003 we issued $5.6 million in two year promissory notes. The notes bear interest at the rate of 10% per annum and mature in December 2004. In January 2003, we obtained a $3.0 million loan from a related party that bears interest at the rate of 12%. The funds were used for working capital purposes. The note is due January 15, 2004.

   In January 2003, IASI loaned $2.0 million to KC Acquisition for working capital. The note bears interest at the rate of 12% and is due January 17, 2004. This note was extinguished in connection with our merger with IASI. Also in October 2002, we refinanced debt with our largest lender. The agreement related to three debt agreements and reduced the principal amortization while maintaining the existing interest rates ranging from 8% to 12.5%.

   In January 2003, we extended notes payable of $7.3 million for one year from April 2003 to April 2004. Our short-term liquidity and capital requirements will be covered by operating cash flow and loans from a related party.

   In January 2003, we secured an account acquisition facility with a nationally chartered commercial bank. This facility is in an amount up to $50 million and will be secured by future alarm monitoring contract acquisitions.

   We anticipate a material change in our cost of capital resources as part of this offering as we plan to retire $110.3 million of debt with an average interest rate of approximately 11.4% and replace it with equity.


   There are no material capital expenditures anticipated other than the continued purchase of monitoring contracts.

Recent Accounting Pronouncements Not Yet Adopted

   In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We do not expect the adoption of SFAS 143 to have a material effect on our combined financial statements.

   In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. This Standard addresses a number of items related to leases and other matters and is effective for fiscal years beginning after May 15, 2002. We do not expect the adoption of SFAS No. 145 to have a material effect on our combined financial statements.

   In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. This Standard addresses the recognition, measurement and reporting costs that are associated with exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. We do not expect the adoption of SFAS No. 146 to have a material effect on our combined financial statements.


   In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN

45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The interpretations provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company has no guarantees and therefore believes the adoption of FIN 45 will not have a material impact on its financial statements.

   In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation--Transition and Disclosure--an amendment of FAS 123". This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Statement has varying effective dates commencing with interim periods begining after December 15, 2002.


Disclosures About Market Risk


   Our exposure to market risk is limited to interest income and expense sensitivity, which is effected by changes in the general level of interest rates. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive without significantly increasing risk. To minimize risk, we maintain our portfolio of cash, cash equivalents and short-term and restricted investments in a variety of interest-bearing instruments included United States government and agency securities, high-grade United States corporate bonds, municipal bonds, mortgage-backed securities, commercial paper and money market accounts at established financial institutions. Due to the nature of our short-term and restricted investments, we believe that we are not subject to any material market risk exposure. We do not have any foreign currency. At September 30, 2002, we had approximately $13.3 million of variable rate debt.

                                    BUSINESS



   We provide an integrated solution to independent security alarm dealers, which we refer to as "Dealers", to assist them in competing in the residential and commercial security alarm market. Our services include wholesale alarm monitoring and financing solutions, including purchasing Dealers' alarm monitoring contracts for our own portfolio and providing loans to Dealers collateralized by those alarm monitoring contracts. We also provide support for our Dealers including billing, collection, marketing and access to equipment discount programs. We believe our package of services allows Dealers to compete against self-monitoring national providers in the security alarm market by giving them access to technical sophistication, financing, back office and other services that they would not otherwise have, while allowing them to remain the local and visible contact with their customer, the end-user of the alarm.

   We believe we are the largest wholesale alarm monitoring company in the United States, monitoring approximately 500,000 alarm systems on behalf of approximately 5,000 Dealers. Our alarm monitoring service is provided through three state-of-the-art, redundant alarm monitoring centers located in New Jersey, Minnesota and California. We are also a significant provider of capital to Dealers. Since 1993, we have provided financing to Dealers in the form of loans or alarm monitoring contract purchases of approximately
$350 million in the aggregate. We currently hold and monitor 48,000 alarm monitoring contracts in our own portfolio.


Our Industry

 Overview


   The security alarm industry is characterized by a large number of privately owned companies involved in security alarm sales, installation, repair and monitoring. In 2001, approximately 10,000 such Dealers were active in the United States. Based on information from Security Distributing and Marketing magazine ("SDM"), approximately 75% of the alarm market is served by smaller companies not included in the 100 largest companies. The top 100 companies include large self-monitoring national providers such as ADT, a subsidiary of Tyco International, Inc., and Brinks Home Security, Inc., a subsidiary of The Pittston Company.

   According to SDM, the monitoring and leasing portion of the security alarm market totaled $4.2 billion in 2001. The Freedonia Group, Inc., an independent business research company, estimated the 2001 residential security alarm monitoring market to be $6.5 billion and forecasts that the market will grow to $8.2 billion by 2006 and $10.3 billion by 2011.

   Our target market is the portion of the market served by the roughly 10,000 Dealers outside of the top 100, or approximately 75% of the overall residential alarm monitoring market.

   The growth in the security alarm industry has been fueled by several factors. We believe the aging of the population and the increase in two-career families have both contributed to an increased focus on the security of the home. Many insurance companies offer discounts to home and business owners who install electronic security alarm systems. In fact, many commercial enterprises are required by insurance underwriters to have monitored alarm systems. According to a study conducted by two professors of economics at Temple University, homes without security systems are between 2.2 and 3.1 times (depending on home value) as likely to be broken into than homes with security systems. In addition, they reported losses due to burglary average $400 less in residences with security systems than in those without security systems. These factors and others, including a heightened awareness of overall security needs, have resulted in an increasing number of homes in North America with monitored security systems. According to The Freedonia Group, Inc., the current penetration of alarm systems in existing homes in North America is 18% and is expected to exceed 20% by 2006. Additionally, we believe that many new homes have pre-installed security alarm systems. We also anticipate that historic growth rates in this industry will be surpassed as technology continues to lower the cost of remote monitoring and increases the potential applications of monitoring call centers. Such new applications include personal monitoring for the elderly or health impaired and using global positioning systems ("GPS") to monitor the location of equipment and other assets. In connection with this asset tracking initiative, many commercial users of GPS are adding a safety and security element for their human resources.

   The performance of the security alarm industry has been impacted by the significant amount of consolidation that occurred in the mid-to-late nineties. Self-monitoring national providers such as ADT (acquired by Tyco in 1997) and Protection One, private regional providers, as well as new entrants into the market such as Ameritech (a telephone company that has since exited the business) acquired a large number of independent Dealers (with and without monitoring call centers) and wholesale monitoring stations. During this period of consolidation, purchase multiples of recurring monthly revenue ranged from approximately 35 to 68 times. This growth was largely financed with debt. Most of these acquirers experienced service disruptions in connection with the integration of these newly-acquired customer accounts, which increased customer attrition. Further, many acquirers were facing and continue to face financial pressures to service the debt used to effect these acquisitions. Consequently, although the industry is still fragmented, acquisition activity and purchase multiples of recurring monthly revenue have declined. We believe that the combination of these higher service-related attrition levels and debt service requirements as well as the credit environment generally, presents us with a unique opportunity to grow our business. We believe that we will be able to complete acquisitions at purchase multiples of Recurring Monthly Revenue substantially lower than those which existed industry-wide in the mid-to-late nineties. Further, we expect that such acquisitions will be completed without compromising our account underwriting and due diligence criteria. Finally, we expect that the proportion of debt we use to finance acquisitions will be lower than the proportion of debt that we used in the past.


 Dealer Operations


   The primary sources of revenue for Dealers are the sale and installation of security alarm systems and the monthly subscription of the monitoring service. Typically, upon installation, the end-user enters into an annual alarm monitoring contract. Under an alarm monitoring contract, the Dealer agrees to monitor, or contract with another company to monitor, the security alarm from a remote location and to take certain pre-determined actions, such as calling the police, an ambulance service, or fire department, when a security system is triggered and an alarm signal is received. After its initial term, most alarm monitoring contracts are subject to automatic renewal on an annual basis unless the Dealer or end-user notifies the other party within a defined time period that the alarm monitoring contract will not be renewed. The average life of alarm monitoring contracts typically ranges from 8 to 12 years.

   Most Dealers do not have the capability to monitor alarms internally, and outsource the monitoring and/or administrative aspects of the business to an outside wholesale alarm monitoring company. We believe that Dealers look for a partner, such as us, who offers a wide array of services, including state-of-the-art monitoring service, billing and collection capabilities, and marketing support, all at a reasonable cost.

   Financing support is often just as important as monitoring support since many Dealers are constrained by the working capital requirements required to build their business. In many cases, the cost of the installed equipment to the end-user is at or below the Dealer's cost. In these cases, much of the Dealer's capital and financial return comes from future monthly payments under the alarm monitoring contracts. As a result, Dealers often need or desire to monetize these alarm monitoring contracts and will, consequently, sell or borrow against their alarm monitoring contracts.

   Although there is a well-developed market for the purchase and sale of alarm monitoring contracts and several specialty finance companies have been willing to lend against alarm monitoring contracts held by Dealers, many Dealers have not had access to traditional credit lending markets. Several characteristics of the industry, including the lack of standardization among individual alarm monitoring contracts and the under-capitalization of most Dealers, make it difficult for traditional lenders to comfortably lend against the value of individual alarm monitoring contracts. Further, the ability to provide or control monitoring service is critical to maximizing the value of the alarm monitoring contract since service issues are the primary reasons why end-users do not renew alarm monitoring contracts. Traditional lenders and many specialty lenders do not have this capability.

   When acquiring alarm monitoring contracts from Dealers, purchasers typically pay a multiple of the "Recurring Monthly Revenue". According to Barnes and Associates, a financial services provider to the security alarm industry, the average RMR purchase multiple for portfolios with less than $50,000 in

Recurring Monthly Revenue was 32.7 times in 2001 and 31.6 times for the first six months of 2002. For example, assuming a monthly security alarm monitoring cost to the end-user of $30.00, the acquisition price of the alarm monitoring contract would be approximately $950.00.

Our Services

   Our two primary business activities are acquiring and managing portfolios of alarm monitoring contracts and monitoring security alarms. We also offer administrative services, such as billing and collection, to our Dealers as well as new and emerging products and services. Our acquisition and financing solutions provide capital to Dealers, allowing them to compete with larger competitors on the initial price of equipment and installation to the end-user. We also provide Dealers with access to technical sophistication and back office services that they may not otherwise have (or be able to profitably operate), while allowing them to maintain visible contact with their local customers, the end-users of the alarm. Our alarm monitoring contract acquisition and financing solutions and monitoring services complement one another and drive growth in other areas of our business.

   We generally require Dealers to whom we provide alarm monitoring contract financing to use our monitoring services for all of the alarm monitoring contracts they continue to own. We typically also require these Dealers to use our billing and collection services, enabling us to gain an additional level of control over the reliability of the alarm monitoring contracts' cash flows. This places us in a unique position to minimize alarm monitoring contract attrition because we can control the quality of the monitoring, billing and collection and, to a significant extent, Dealer interaction with the end-user.


 Alarm Monitoring Contract Acquisition and Financing Services


   Generally, Dealers have had limited access to traditional credit providers. Several characteristics of the industry, including the lack of standardization among many individual alarm monitoring contracts, the under capitalization of Dealers, and their inability to provide monitoring services directly, has historically made lenders hesitant to provide financing to Dealers.

   We believe that we are uniquely positioned to maximize the value of alarm monitoring contracts through the depth of our knowledge of the security alarm industry and the integrated nature of the services we provide. We have the ability to exercise greater control over alarm monitoring contract attrition than most capital providers because we have direct influence over the quality of the monitoring, interaction with the end-user and billing and collection. Consequently, we are able to deploy more capital and achieve higher returns.

   With respect to purchased alarm monitoring contracts, we typically acquire them from the Dealers that originally sold and installed the security alarm systems giving rise to the alarm monitoring contracts. We structure the payment terms and pricing of both our alarm monitoring contract purchases and loans to provide us with a competitive internal rate of return. In a typical transaction, the Dealer will sell its alarm monitoring contracts for a purchase price that is a multiple of the Recurring Monthly Revenue. The multiple paid in any actual transaction is impacted by several factors including average RMR, the amount of the homeowner's investment in the alarm system, geographic diversity of the accounts and our own due diligence of the Dealer.

   Generally, Dealers that sell or borrow against their alarm monitoring contracts do so on either a flow basis (as such alarm monitoring contracts are generated) or a bulk basis (where the Dealer has accumulated a portfolio of alarm monitoring contracts, and desires to sell or finance, all, or a portion, of those alarm monitoring contracts at the same time). We purchase alarm monitoring contracts on both a flow and a bulk basis. Typically, the price paid for a flow alarm monitoring contract is less than that paid in a bulk purchase because very often the bulk purchases are comprised of seasoned, performing alarm monitoring contracts. In either instance, we typically require Dealers to replace any cancelled alarm monitoring contracts and lost revenues for the first year after we purchase an alarm monitoring contract. Such replacement must be in cash or acceptable alarm monitoring contracts. We also hold back a portion of the purchase proceeds to secure this Dealer obligation.

   Since alarm monitoring contract quality is a key driver of our profitability, underwriting discipline is critical. We maintain a very strict underwriting discipline. For example, we do not typically purchase alarm monitoring contracts that were generated by Dealers offering "zero-down" on equipment purchases and installation, since the lack of such costs does not create an investment stake in the service by the end-user. Further, end-users attracted to "zero-down" promotions are often of lower credit standing and therefore, more likely to default.

   Credit quality of the end-user is also a key consideration when purchasing alarm monitoring contracts on a flow basis. We require credit rating scores on all alarm monitoring contracts that we acquire on a flow basis. We typically reject those alarm monitoring contracts with Beacon Scores (a credit rating employing a methodology developed by Fair, Isaac and Co., primarily used by Equifax in the US and Canada) of less than 625 and typically accept alarm monitoring contracts with a Beacon Score of 640 or more (provided they satisfy all of our other due diligence criteria). Alarm monitoring contracts with a Beacon Score between 625 and 640 are further scrutinized through an additional review of the end-user's credit status. We do not conduct a credit review of the end-user for bulk purchases because of the seasoned performance characteristics of such alarm monitoring contracts.

   Our due diligence process begins with an examination of the Dealer in much the same way as a bank reviews a mortgage applicant. We perform judgment and lien searches, review tax filings (corporate and personal), and obtain credit scores, certificates of good standing and proof of licensure from the state(s) in which the Dealer does business. In addition, we pre-approve each Dealer's standard end-user alarm monitoring contract and with respect to flow purchases obtain a credit rating for each end-user. We also require that the selling Dealers carry errors and omissions insurance with at least $1 million of coverage and provide us with a personal guarantee of the dealer recourse obligation. When we purchase on a flow basis, we also generally contact the end-user to ensure that they understand the alarm monitoring contract and know how to use the alarm system. When purchasing alarm monitoring contracts on a bulk basis, we contact a significant random sample. In all cases, we verify that the alarm system generates a live signal to our monitoring call centers.

   We include certain additional safeguards in our purchase and loan agreements. We generally bill end-users directly and require that the receipts be deposited into a segregated lock-box account for our benefit. A lock-box account is established through a remittance processing agreement between a third party service provider and us pursuant to which payments made under the end-user alarm monitoring contracts are forwarded to the third party and placed in a segregated account. The contents of the lock-box are remitted daily to an accumulation account from which disbursements are made first to our lenders, as required, and to us. The Dealers have no right in, or any right to withdraw any amounts held in the accumulation account. For loans, we also take physical possession of the original alarm monitoring contracts and file financing statements to perfect our security interest.


   While some of our competitors also claim to offer alarm monitoring contract acquisition and financing alternatives to Dealers, many act merely as an intermediary. In contrast, we operate as a principal and either lend directly to the Dealers or acquire alarm monitoring contracts for our own portfolio. We are not aware of any other competitor in the industry that acts as a principal for loans to Dealers.


   A key element of our alarm monitoring contract acquisition and financing business is that we are uniquely able to mitigate attrition of the alarm monitoring contracts we acquire. In addition to the alarm monitoring contract acquisition and finance process described above, we generally require that Dealers use us to monitor all of their alarm monitoring contracts, not just those that have been acquired or financed. This monitoring requirement enables us to ensure the quality of the monitoring services. Monitoring problems are a primary cause of alarm monitoring contract cancellation and we believe that we are the only participant in the industry that has the ability to control every aspect of its acquired alarm monitoring contracts.


 Monitoring Services

   We provide monitoring to Dealers on alarm monitoring contracts that they have entered into with an end-user. We currently monitor approximately 500,000 end-user accounts. Generally, when an alarm is activated, a signal is sent from the alarm system through a phone line, radio transmitter, or wireless service to a receiver located at one of our three monitoring facilities. This signal is immediately routed through our automated system and an operator personally handles each call. When the operator receives the alarm condition, his or her computer will simultaneously display a series of instructions on how to handle the alarm. These instructions are prepared by the Dealer and the end-user in advance and are customized to the particular logistics of the geographic area as well as the individual needs of the end-user.


   In many instances, the operator will call a phone number specified by the end-user and ask for a code word. If the operator is unable to contact the end-user or an incorrect code word is given, the operator will dispatch the appropriate authority to the scene of the alarm. In the instance of a fire alarm, the operator is typically instructed to dispatch emergency vehicles without making an attempt to contact the end-user. In any event, after dispatching the appropriate authority, the operator will then call any other individuals specified in the end-user's instructions and will provide notice to the Dealer servicing the end-user of the event. The Dealer can then provide follow-up support with the local end-user.

   In a typical week, our operators respond to approximately 125,000 alarm activations. We have consistently met a response time, measured by us as the time between when an alarm signal arrives in our monitoring call centers and our first response to that alarm, of 30 seconds, which we believe is among the best response times in the industry.


   We own and operate three redundant monitoring call centers, which operate with state-of-the-art equipment and a highly trained staff. Our monitoring call centers are located in Manasquan, New Jersey, Minneapolis, Minnesota and Santa Fe Springs, California, and are linked via advanced software that creates a real-time queuing process. Having three facilities located strategically throughout the United States allows us to efficiently allocate alarm responses based on time-of-day or specific event drivers that may cause one area of the country to have a higher volume of alarms than others. As a result, alarm signals, which would otherwise wait for available operators during peak periods, are routed to our other monitoring call centers where they are more quickly processed. For instance, a large number of alarms at our New Jersey facility resulting from bad weather in the Northeast would result in the transfer of a portion of these calls to our California facility.


   All of our monitoring call centers are Underwriters Laboratories ("UL") listed. To obtain and maintain a UL listing, a monitoring call center must be located in a building meeting UL's structural requirements, have back-up and uninterruptible power supply, have secure and redundant telephone lines and redundant computer systems that meet UL criteria. Access to the facility must also be strictly controlled.


   Alarm monitoring offerings vary widely with the specific needs of the end-user and encompass many types of monitored alarms including burglary, hold-up, panic, fire, two-way voice communication, industrial process control, medical emergency and environmental alert. We monitor all of these types of alarms from our existing monitoring call centers. Our monitoring call centers are also capable of supporting a full range of add-on services such as remote video monitoring, network intrusion detection, cellular transmission, private radio access, personal emergency response systems and GPS monitoring and emergency dispatch services using GPS technology.

   Historically, our monitoring services business has grown by adding new Dealer relationships generated by both direct marketing and sales activities and by cross-selling to those Dealers to whom we have provided financing. Additionally, over the last three years we have acquired five wholesale monitoring companies and we expect to acquire additional monitoring call centers in the future, subject to the availability of suitable acquisition opportunities.


   We continually monitor the efficiency of each of our monitoring call centers. We recently consolidated seven monitoring call centers into the three call centers that we operate today, taking advantage of new technologies that enable us to monitor large geographic areas very effectively from a single location. This consolidation has allowed us to increase efficiency and productivity, and decrease duplicative expenses. However, we will always maintain at least one fully redundant facility.

 Other Services

   Billing and Collection

   We create paper invoices and mail them to end-users serviced by our Dealers provided to us by Dealers. Additionally we may provide collection services for accounts receivable. We generally charge on a per account basis. In instances where we provide the billing and collection function in addition to alarm monitoring contract acquisition and financing, we gain an additional level of assurance that timely payments will be made on the alarm monitoring contracts that we have purchased or lent against. It also enables us to minimize billing errors, which are also a cause of alarm monitoring contract attrition. By offering billing and collection services to our Dealers, we enable Dealers to focus their efforts on sales and installation, rather than administration of alarm monitoring contracts.


   Guardian Name Brand Program

   We offer a name brand program under the Guardian name that is designed to assist our Dealers in the selling of more security systems by utilizing the brand awareness of the Guardian name and the many marketing and sales tools that we provide. The Guardian program is operated and administered by us on an exclusive basis and each system that is sold and installed under the Guardian brand is required to be monitored by us. Under the program, a Dealer is provided with all the marketing material, monitoring agreements and equipment necessary for the installation of the systems as well as other sales and administrative materials under the Guardian name. In addition, we act as the exclusive financing company for the program should the Dealer wish to borrow against or sell alarm monitoring contracts that are generated from sales under the Guardian brand.

   Equipment Discount Program

   We provide our Dealers with access to discounts on equipment. For example, we have entered into an agreement with Alarm Device Manufacturing Company (ADEMCO), which is the largest security alarm equipment manufacturer and provider in the world. Our agreement with ADEMCO states that any Dealer who uses our monitoring services will automatically receive preferential pricing for all equipment purchased from ADEMCO. This program can represent significant savings to our Dealers. To be eligible for this program, we require that the Dealer (i) be an existing customer of ours, (ii) connect all of their new end-users to our monitoring call center, and (iii) maintain a current standing with regard to their monitoring charges.


   We are currently in discussions with other major manufacturers of alarm equipment to institute a similar type of discount program for their equipment. This will give our Dealers a choice of using different types and brands of equipment while enjoying similar reduced pricing plans.

   Warranty Program

   Our Extended Warranty Service Program is provided by ACE USA, Inc. This program enables our Dealers to offer their existing and new end-users an extended warranty on their alarm systems for periods of one, two or three years. This program covers any repair costs to the end-user and pays the Dealer directly for performing repair services, thus eliminating otherwise costly service liability issues for the Dealer. The ability to offer a warranty provides an additional revenue source for Dealers while assuring end-users that the alarm system will remain functional without any additional service expense.


   Sales and Marketing


   Our sales and marketing activities are conducted through a network of 10 in-house professionals.

   Sales activities are structured by product area (monitoring services, financial products and new product applications) and geography. Although sales personnel are focused on one product area, each professional is trained to sell all products and services. There are 6 professionals in our sales force. We also maintain two telemarketing departments (one for monitoring and financial services and related products and one for new product offerings) that support the sales force.

   Our marketing department is comprised of 4 professionals. This team is responsible for the production and distribution of print advertising materials and direct mail marketing pieces. The team also issues corporate communications to employees, customers, strategic partners and other interested parties through regular press releases and announcements of new products and services. The group is also responsible for business development activities including the identification and procurement of new products and services that Dealers can sell to their customers.

   We believe that this multi-faceted approach to sales and marketing activities is an important ingredient to the successful ongoing growth in all our business areas.

Growth Initiatives

   Our growth initiatives are focused on four elements: prudently increasing the number of alarm monitoring contracts that we either purchase from Dealers or finance; increasing the number of Dealers (and therefore the number of end-users) to whom we provide wholesale monitoring services; cross-selling our various services to Dealers and their end-users and leveraging our alarm monitoring infrastructure across new safety and security applications.

 Acquisition of Additional Alarm Monitoring Contracts

   We intend to expand our acquisition and financing of alarm monitoring contracts through purchasing alarm monitoring contracts on both a flow business and bulk purchase basis.

   Our alarm monitoring flow business includes the purchase of newly created alarm monitoring contracts on a recurring, or as originated, basis from our Dealers. We have engaged in flow business with over 75 Dealers, and are actively seeking to increase the number of Dealers with whom we conduct flow business.

   Bulk purchases occur when we buy existing portfolios of alarm monitoring contracts with demonstrated payment histories of at least six months. Bulk purchases typically range in size from 10,000 to 20,000 alarm monitoring contracts. These alarm monitoring contracts are typically purchased from Dealers on a non-recurring basis. The bulk purchases are less predictable in terms of the timing of account acquisitions, but are generally more predictable in terms of performance than flow business because the actual historical performance of individual alarm monitoring contracts is known. Many of the bulk purchases made by us are made from Dealers who are existing monitoring customers. We expect that as we increase our penetration of Dealers who use our wholesale monitoring services, acquire other wholesale monitoring companies and call centers (see below, "Building Additional Wholesale Monitoring Relationships with Dealers.") and continue to build Dealer relationships, we will experience increased opportunities to purchase alarm monitoring contracts on both a flow and a bulk basis.

   In a typical alarm monitoring contract acquisition, we retain the selling Dealer to service the underlying alarm system, which helps us maintain strong relationships with the Dealers and encourages the Dealer to sell additional alarm monitoring contracts to us as new installations are completed.

 Building Additional Wholesale Monitoring Relationships with Dealers

   In the past, we have grown both internally and by acquiring monitoring call centers, including the acquisitions of Criticom and Monital.

   Our internal growth is driven by the value that we provide to our Dealers. We provide quality, reliable alarm monitoring services to our Dealers' end-users. Our Dealer branding program, warranty program, equipment discount programs, billing and collection services and financing programs are also important factors that enable us to attract additional Dealers.

   Historically, we have also added Dealer relationships through the acquisition of monitoring companies and the integration of their call centers into our operations. We plan to grow our business through opportunistic acquisitions of monitoring call centers in order to capture the associated Dealer relationships.

 Cross-Selling Opportunities

   We have initiated a comprehensive cross-selling program of our primary services to Dealers. For those Dealers to whom we provide wholesale monitoring services, we will encourage them to use us as the purchaser when they wish to sell alarm monitoring contracts, or as a financing source should they wish to borrow funds against the value of their alarm monitoring contracts. The ability to be a consistent, readily available provider of financing solutions positions us to be the preferred provider of our products and services to Dealers.

   Dealers have access to a network of local end-users, which allows us to offer additional services to the Dealers' end-users such as two-way voice communication, extended warranty coverage and personal emergency response service. Through an existing strategic marketing partnership, we also give our Dealers the ability to offer GPS tracking services for any kind of movable asset.

   Since we generally do not participate in the sales and installation market and provide monitoring services on a transparent basis, Dealers are comfortable that we will not interfere with their customer relationships, and value our relationships which provide them with new revenue opportunities that they can market to their end-users.

 New Business Opportunities

   We believe there are substantial opportunities for us to expand our traditional security alarm monitoring services into new monitoring applications, including commercial and personal vehicular security monitoring and dispatch, telemedicine (monitoring medical behaviors and events of individuals) and personal emergency response services ("PERS"). The Freedonia Group estimates that the market for vehicular security monitoring services alone was valued at $630 million in 2001 and is projected to be $5.8 billion by 2006. Criticom, which we recently acquired, focuses on these opportunities and has already begun and/or completed the following projects that utilize GPS technology to monitor vehicles and their contents.

   o We are the exclusive provider of GPS monitoring and emergency dispatch service on systems installed by Minorplanet Systems USA, Inc., of Richardson, Texas, including over 26,000 vehicles for Minorplanet fleet customers such as SBC Communications, Ameritech, Southern New England Telephone Co. and Nevada Bell. The exclusive agreement that we have with Minorplanet will expire in May 2003, however we currently expect this agreement to automatically renew for an additional two-year period.

   o In June 2000, we partnered with Security Trac, LLC, of New York City, which supplies GPS services linked to our monitoring and emergency dispatch service to New York City taxis and livery vehicles. Security Trac has installed over 450 units in taxis to date. There are over 80,000 taxis, liveries and vehicles for hire in New York City.

   o Since December 2001 we have provided monitoring and emergency dispatch service using GPS technology to clients of TrackStar International, Inc., of New Hartford, NY, including over 70 automobiles of key executives of General Electric and its subsidiaries.

   o In September 2002, we co-developed an end-user interface for a leading overnight shipping company that will allow it to track vehicles that transport high value assets and, should the driver be involved in an emergency situation, have an emergency signal transmitted to us using GPS technology for emergency dispatch service. We are currently in the test phase of this initiative.

   o We recently completed a program involving the World Trade Center recovery program in which over 200 debris-hauling trucks were provisioned with monitoring units using GPS technology to ensure proper routing and dumping. When the recovery program was finished, the tracking units installed on the vehicles were purchased by the Department of Design and Construction of the City of New York which positions us to be the preferred provider for other monitoring services using these units.

   The development and implementation of the infrastructure for these new services is complete, primarily because we are equipped to receive most types of electronic signals regardless of the source of the signal (i.e., residential alarm equipment, satellite transmissions and other emergency communication devices).

Consequently, the remaining costs associated with these new initiatives relate primarily to marketing, administration and operations.


Competition


   The security alarm industry is highly competitive and fragmented. While we generally do not compete directly with many of the large companies in the industry such as ADT, a subsidiary of Tyco International, Inc., Brinks Home Security, Inc., a subsidiary of the Pittson Service Group, Protection One, Inc. and Honeywell International Inc. because we do not sell and install security systems, we are nonetheless impacted by the competitive challenge these companies present to Dealers. While all of these companies provide monitoring services, some of these companies, may from time to time, purchase portfolios of monitoring contracts.

   We compete with several companies that have alarm monitoring contract acquisition and loan programs for Dealers and some of these competitors may be better capitalized than us. There is also the potential for other entities such as banks or finance companies to gain a better understanding of the industry and become more active as a source of competition for alarm monitoring contract acquisition and financing portions of our business. Further, we compete with participants that primarily provide alarm monitoring contract acquisition and financing services such as Security Alarm Financing Enterprises, Inc., Financial Security Services, Inc., and Monitronics International, Inc.


History


   We were formed as King Central in 1985 in the State of New Jersey. In 1986, Thomas J. Few, Sr. our President and Chief Operating Officer, joined King Central as Executive Vice President and Chief Operating Officer and acquired 20% of King Central's capital stock. In January 1998, as part of a reorganization of King Central, Mr. Few, Sr.'s ownership was increased to 80% and the remaining 20% was acquired by Timothy M. McGinn, our other Chief Executive Officer, and David L. Smith, a director. At that time, we changed our name to KC Acquisition.

   In September 2002, KC Acquisition acquired all of the capital stock of Criticom in exchange for $1 million, 311,818 shares of our common stock (of which 22,273 shares are forfeitable) and a contingent payment of 68,182 shares of our common stock tied to Criticom's financial performance. Criticom provides wholesale alarm monitoring services to Dealers. In addition, it provides Global Positioning System monitoring and asset tracking services to various customers. Curtis Quady, our Executive Vice President, was the President, Chief Executive Officer and principal stockholder of Criticom.

   M&S Partners, a New York general partnership equally owned by David Smith and Timothy McGinn began to acquire portfolios of alarm monitoring contracts from Dealers in 1992. M&S Partners acquired alarm monitoring contracts through leveraged trusts portfolios of which ultimately were aggregated into forty-three grantor trusts of which Mr. McGinn, Mr. Few, Sr. and Mr. Smith were the beneficiaries. M&S Partners also acquired alarm monitoring contracts through two limited liability companies (Guardian Group LLC and Payne Security LLC) which are principally owned by Mr. McGinn, Mr. Smith and Mr. Few, Sr. They bundled those alarm monitoring contracts and sold them as Trust Certificates collateralized by the underlying alarm monitoring contracts and their Recurring Monthly Revenue. We do not expect to engage in securitizing alarm monitoring contracts in the future.

   Between March and November 2002, IASI, a company that was controlled by Mr. McGinn and Mr. Smith, offered the holders of the trust certificates the right to exchange such certificates for promissory notes of IASI. Upon completion of the exchanges, all but four of the trusts were liquidated and their assets were transferred to IASI. The trust certificates of the remaining trusts will be repaid with the proceeds of the offering and the assets of the trusts will be transferred to us. In January 2003, IASI entered into a merger with a wholly-owned subsidiary of ours and became our wholly-owned subsidiary. In connection with the acquisition of IASI, we issued an aggregate of 1,544,385 shares of our common stock.

   Palisades Group LLC, an entity owned by Mr. Few, Sr. and First Integrated Capital Corporation, which is majority owned by Mr. McGinn and Mr. Smith, was the owner of many of the alarm monitoring contracts underlying the Trusts. Immediately prior to this offering, Palisades exchanged all of its ownership interests for our stock, and distributed such stock to its shareholders, Mr. Few, Sr. and First Integrated Capital Corporation. Upon such distribution, Palisades was liquidated. The underlying alarm monitoring contracts are now assets of ours. In connection with the acquisition of Palisades, we issued an aggregate of 50,000 shares of our common stock. This acquisition was accounted for under the purchase method of accounting.

   In June 1999, KC Acquisition acquired all of the assets and assumed certain liabilities of Criticom CA, Inc., a monitoring call center in Santa Fe Springs, California, in exchange for approximately $3.2 million. In May 2000, KC Acquisition acquired 99% of the capital stock of Monital Signal Corporation in exchange for approximately $10.7 million. Monital, located in Manasquan, New Jersey, was KC Acquisition's largest competitor in the Northeast, United States. In October 2001, KC Acquisition acquired Custom Design Security, an independent wholesale alarm monitoring company which services the Western and Central Regions of Florida, in exchange for approximately $1.2 million. In January 2002, KC Acquisition acquired certain assets of RTC Alarm Monitoring Services, a large alarm monitoring call center in California, in exchange for $5.1 million.

   Morlyn Financial Group LLC, an entity that provides due diligence and other services, was founded in May 2000 to assist Dealers who were interested in selling their retail portfolios to IASI Morlyn originates retail contracts for acquisition and provides due diligence, billing and other related services. In connection with the acquisition of Morlyn, we issued an aggregate of 34,000 shares of our common stock to Messrs. McGinn, Few Sr., and Smith.

   In January 2003, we effected a migratory merger into Delaware and changed our name to Integrated Alarms Services Group, Inc. In connection with the migratory merger, we assumed all of the assets and liabilities of Integrated Alarm Services Group, Inc., a pre-existing, Delaware company whose only activity was the sale of $5.5 million of convertible debentures, and was subsequently dissolved.


   Our corporate structure is illustrated below:

                                           Integrated Alarm Services Group, Inc. (Del.)
                 Criticom International                    Monital Signal    Morlyn Financial   Payne Security    Integrated Alarm
                      Corporation                               Corp.           Group, LLC        Group, LLC       Services, Inc.

Risk Management


   We carry insurance of various types, including general liability and errors and omissions insurance. Our errors and omissions coverage is $5 million per occurrence. Our loss experience and the loss experience of other companies in the security industry may effect the cost and availability of such insurance. Since 1998 we have had no uninsured losses. Certain of our insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or other types of damages, or liability arising from gross negligence or wanton behavior. See "Risk Factors--Risk of Liability from Operations."

   The nature of the services we provide potentially exposes us to greater risks of liability for employee acts or omissions or systems failure than may be inherent in other businesses. Our agreements with Dealers and end-users contain provisions limiting our liability to end-users and Dealers in an attempt to reduce this risk. However, in the event of litigation with respect to such matters, there can be no assurance that these limitations will continue to be enforced. In addition, the costs of such litigation could have an adverse effect on us.

Regulatory Matters

   A number of local governmental authorities have adopted or are considering various measures aimed at reducing the number of false alarms. Such measures include: (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms,
(iii) imposing fines on end-users for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and (v) requiring further verification of an alarm signal before the police will respond.

   Our operations are subject to a variety of other laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, we are required to obtain licenses or permits to comply with standards governing employee selection and training and to meet certain standards in the conduct of our business. Many jurisdictions also require certain of our employees to obtain licenses or permits.

   The alarm industry is also subject to requirements imposed by various insurance, approval, listing and standards organizations. Depending upon the type of end-user served, the type of service provided and the requirements of the relevant local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others.

   Our alarm monitoring business utilizes radio frequencies to transmit alarm signals. The Federal Communications Commission and state public utilities commissions regulate the operation and utilization of radio frequencies.

Legal Proceedings

   We from time to time experience routine litigation in the normal course of our business. We do not believe that any pending litigation will have a material adverse effect on our financial condition, results of operations or cash flows.

Employees


   As of December 31, 2002, we had a workforce of 289 employees. Of our total workforce, 9 are engaged in management, 6 are engaged in research and development, 16 are engaged in our finance activities, 242 are engaged in the monitoring business and 16 are engaged in administration and support capacities None of our employees are represented by a collective bargaining agreement, nor have we experienced work stoppages. We believe that our relations with our employees are good.


Facilities

   Our executive offices are located in Albany, New York. We occupy 4,520 square feet under a lease expiring in December 2007, at a monthly rental of $4,326. We lease the offices from Pine Street Associates, LLC which is 50% owned by Timothy M. McGinn, our Chief Executive Officer and David Smith, a director.

   We also have offices and our East Coast call monitoring center in Manasquan, New Jersey. The facility is 7,200 square feet. We own the premises, free of any encumbrances.


   Morlyn's executive offices are located in Oakland, New Jersey. The offices are 4,705 square feet. The lease expires in March 2006 and provides for a monthly rental of $6,665.


   Our call monitoring center in California is located in Santa Fe Springs. The facility is 6,551 square feet. The premises are leased pursuant to a five-year lease expiring in March 2003, with a renewal option for an additional five years at a monthly rental rate of approximately $6,600 per month.

   We also have a call monitoring center in Minneapolis, Minnesota. The facility is 13,478 square feet. The lease expires in 2010, and provides for a net monthly rental rate of $6,360.


   Management believes that its facilities are adequate to meet our anticipated requirements through the year 2008.

                                   MANAGEMENT

   The names of our directors and executive officers, together with a brief description of their employment histories, are provided below:


Name                               Age    Position
----                               ---    --------
Timothy M. McGinn ..............    54    Chairman of the Board and Chief
                                          Executive Officer
Thomas J. Few, Sr. .............    56    Vice Chairman, President and Chief
                                          Operating Officer
Curtis Quady ...................    60    Executive Vice President and Director
Brian E. Shea ..................    43    Chief Financial Officer
Robert B. Heintz ...............    46    Vice President, Finance and
                                          Administration--Monitoring Services
David L. Smith .................    57    Director
John W. Meriwether .............    55    Director
Clint Allen ....................    58    Director
R. Carl Palmer, Jr. ............    62    Director
Timothy J. Tully ...............    38    Director
Ralph S. Michael III ...........    47    Director


   Mr. McGinn has served as our Chairman of the Board and Chief Executive Officer since January 2003. Mr. McGinn was the President of Integrated Alarm Services Group, Inc. Mr. McGinn is the non-executive Chairman of the Board of McGinn, Smith & Co., Inc. He has served as Chairman of the Board and as an executive officer of McGinn, Smith since 1980. He also serves as non-executive Vice Chairman of Pointe Financial Corp., a publicly traded commercial bank and non-executive Chairman of its affiliates, Pointe Capital LLC and Pointe Bank. Mr. McGinn was also the Chairman of Capital Center Credit Corporation, a private company which provides financing to the Residential Security and Alarm Industry, from 1995 to 2002. Mr. McGinn served as a Managing Director of On-Line Capital Securities, an internet investment bank, a position he held from March 2000 until December 2002. From November 2000 to June 2002, Mr. McGinn also served as Chairman of First Integrated Capital Corporation, a financial services firm majority owned by Mr. McGinn and Mr. Smith.

   Mr. Few, Sr. is our Vice Chairman, President and Chief Operating Officer and has over 35 years of experience in the security alarm industry. Mr. Few, Sr. has been with KC Acquisition and its predecessors since 1985, where he started as Executive Vice President. Prior thereto, Mr. Few, Sr. held senior positions with Holmes Protection, Inc., ADEMCO, Guardian and ADT. Prior to his work with these firms, Mr. Few, Sr. owned and operated an independent alarm company and central station in New Jersey.

   Mr. Quady founded IDC, which we acquired in September of 2001, in 1986. Mr. Quady has served as our Executive Vice President and a Director since October 2002. He has more than twenty years of experience in the security industry. Prior to founding IDC, Mr. Quady served as a pilot in the United States Army and was an airline captain for a major international airline for eighteen years. Mr. Quady is the Chief Manager of Royal Thoughts, LLC, in which we have a minority ownership position.

   Mr. Shea has served as our Chief Financial Officer since January 2003. He has served as the Chief Financial Officer of IASI and its predecessor companies since 1992. Prior thereto, he was Vice President of Finance/ Controller of Hiland Park, a real estate development company. Prior to joining Hiland Park, he was an Analyst at Galesi Group and a Financial Manager for General Electric Corporation, where he graduated from GE's Financial Management Training Program.

   Mr. Heintz has served as Vice President, Finance and Administration -- Monitoring Services since January 2003. He was previously our Chief Financial Officer, a position he held since April 2000. Prior to joining KC Acquisition, he was Vice President and Chief Financial Officer of Monital Signal Corporation, which we acquired in April 2000. Before working for Monital, he was Vice President Finance & Information Services for Brownstone Studio, Inc., a garment cataloger and manufacturer, where he worked from 1994 to 1996. Before Brownstone, he spent 14 years with the Dun & Bradstreet Corporation where he held several finance and accounting positions.

   Mr. Smith has served as a Director since October 2002. Mr. Smith is also the President and a Director of McGinn, Smith, where he has served in this capacity since 1980. Prior to founding McGinn, Smith, he was with Paine, Webber, Jackson & Curtis. Mr. Smith also serves as the President of Capital Center Corporation and as a Managing Director of On-Line Capital Securities. Mr. Smith has been the President of First Integrated Capital Corporation since 2000 and a director of its affiliate, Pointe Capital LLC.

   Mr. Meriwether has served as a Director since January 2003. He is a Principal and co-founder of JWM Partners, LLC, an investment management firm based in Greenwich, Connecticut. Prior to joining JWM Partners, he was the Chief Executive Officer of Long-Term Capital Management, L.P., which he founded in 1993. Mr. Meriwether was with Salomon Brothers from 1974 until 1991. Mr. Meriwether was appointed Vice Chairman of Salomon Brothers in February 1988, responsible for worldwide Fixed Income Trading, Fixed Income Arbitrage and Foreign Exchange.

   Mr. Allen has served as a Director and head of the compensation committee since January 2003. He has served on thirteen public and numerous private company boards of directors. Since 1999, he has served as the Chairman of the Board of Psychmedics Corporation, Inc., a biotechnology company with a proprietary drug testing product. Since 1991, he has acted as Chairman of A.C. Allen & Company, an investment banking consulting firm. Mr. Allen is a director of Steinway Musical Instruments, one of the world's largest manufacturers of musical instruments and is a director of Collectors Universe, the leading provider of value added services to Dealers and collectors of high-end collectibles. Additionally, he serves as Chairman of VentureRound LLC, an investment banking firm specializing in private equity.

   Mr. Palmer has served as a Director since January 2003. He is the Chairman of the Board and Chief Executive Officer of Pointe Financial Corp. and CEO of Pointe Bank. Mr. Palmer has held the CEO position at Pointe Financial Corp. since 1995. Prior to joining Pointe Financial Corp., Mr. Palmer held several executive positions within the banking industry.

   Mr. Tully has served as a Director since January 2003. Mr. Tully is the co-founder and managing member of Tully Capital Partners, LLC., a diversified private investment company, where he has been since 1997. From June 2001 to September 2002, Mr. Tully served as a Director of United Rentals, Inc., a New York Stock Exchange listed company.

   Mr. Michael has served as a Director and head of the audit committee since January 2003. He was with PNC Financial Services Group from 1979 until August 2002. From February 2001 to August 2002, he served as the Executive Vice President & Group Executive, PNC Advisors & PNC Capital Markets, where he was responsible for investment management, investment banking and large corporate lending and equipment leasing. From 1996 to February 2001, Mr. Michael served as Executive Vice President & CEO, Corporate Banking where he was responsible for managing PNC's wholesale banking activities, including Treasury Management, Capital Markets, and Leasing. Mr. Michael serves on the board of directors of the Ohio Casualty Corp., Key Energy Services, Inc. and of several charitable and educational institutions.

Board Committees

   Audit Committee. Our audit committee currently consists of Messrs. Michael, Allen and Palmer. Mr. Michael will serve as the head of the audit committee. The audit committee is responsible for, among other things, considering and recommending to our Board of Directors, the appointment of our independent auditors, examining the results of audits and quarterly reviews, reviewing with the auditors, the plan and scope of the audit and audit fees, reviewing internal accounting controls, meeting periodically with our independent auditors and the monitoring of all financial aspects of our operations.

   Compensation Committee. Our compensation committee currently consists of Messrs. Meriwether, Tully and Allen. Mr. Allen will serve as the head of the compensation committee. The compensation committee is responsible for, among other things, reviewing and recommending to our Board of Directors the compensation and benefits of all our officers, administering our stock option plans, and establishing and reviewing general policies relating to compensation and benefits of our employees.

Limitation of Liability and Indemnification

   Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for the following:

   o any breach of their duty of loyalty to the corporation or its stockholders;

   o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   o unlawful payments of dividends or unlawful stock repurchases or redemptions; or

   o any transaction from which the director derived an improper personal benefit.


   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not effect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties.

Director Compensation

   Non-executive directors will be paid an annual retainer of $25,000 and they will be granted options to acquire 10,000 shares of our common stock with an exercise price equal to the offering price. The options will vest on the initial public offering and will expire 7 years later. The heads of the audit and compensation committees will receive an additional annual retainer of $10,000 and $5,000, respectively.


Executive Compensation


   The following table sets forth information concerning compensation paid or accrued by us to our Chief Executive Officer and to each of our other executive officers who earned more than $100,000 in salary and bonus for all services rendered to us in all capacities during the year ended December 31, 2002.

                           SUMMARY COMPENSATION TABLE


                                                            Annual Compensation                     Long-Term Compensation
                                                    ----------------------------------    -----------------------------------------
                                                                                                    Awards
                                                                                           -------------------------
                                                                   Other                  Restricted     Securities
Name and Principal                                                 Annual                    Stock       Underlying        Other
Position(1)
-----------                                  Year    Salary     Compensation    Bonus       Awards      Options/SARS   Compensation
                                             ----   --------    ------------   -------    ----------    ------------   ------------
Thomas J. Few, Sr.,......................    2002   $364,639
Vice Chairman,                               2001   $362,558
President and Chief                          2000   $362,040
Operating Officer                            1999   $364,570
Curtis Quady,............................    2002   $100,000      $38,747(2)
Executive Vice President                     2001   $100,000      $34,000(2)
                                             2000   $100,000      $16,468(2)
                                             1999   $100,000
Robert B. Heintz,........................    2002   $120,789                   $16,864
Vice President, Finance                      2001   $110,219
and Administration--                         2000   $100,598                   $46,498
Monitoring Services                          1999   $ 97,045                   $10,486
Timothy M. McGinn,.......................    2002   $100,000
Chairman and Chief Executive Officer


---------------
(1) Mr. McGinn was not employed by us until August 2002.
(2) Represents reimbursements of expenses to Mr. Quady.

Employment Agreements

   We have entered into employment agreements with Messrs. McGinn, Few, Sr., Quady, Shea and Heintz. The employment agreement for Mr. Few, Sr., was entered into on October 1, 2002 and has a term of three years. The term of Mr. Few, Sr.'s, employment agreement initially automatically extends for an additional three (3) year period and thereafter automatically extends for additional one
(1) year period unless either party elects, not less than 90 days prior to the anniversary date, not to extend the term. The employment agreements with Messrs. McGinn, Quady, Shea and Heintz were entered into on October 1, 2002, and have a term of three years. The term of the employment agreements automatically extend for additional one (1) year periods, unless either party elects, not less than 90 days prior to the annual anniversary date, not to extend the employment term. Under the agreements, Messrs. McGinn and Few, Sr. each receive an annual salary of $380,000, and Messrs. Quady, Shea and Heintz receive annual salaries of $200,000, $150,000 and $130,000, respectively. Messrs. McGinn, Few, Sr. and Quady also receive a leased car paid for by us up to $1,200 per month. In addition, each of the employees may receive an annual bonus at the discretion of the Board of Directors. Messrs. McGinn and Few, Sr. have a minimum bonus guarantee of $100,000 per year. The Board of Directors may also provide additional benefits to the employees, including but not limited to, disability insurance and life insurance.

   We may terminate the agreements for Cause (as defined below) and in such event we will not be responsible for the payment of any compensation under the agreement other than amounts accrued as of the termination date. In the event of an employee's death, the agreement automatically terminates except that the respective employee's estate shall receive any accrued salary or bonus as of the date of death. Cause is defined as (i) employee's misconduct as could reasonably be expected to have a material adverse effect on our business and affairs, (ii) employee's disregard of lawful instructions of the Board of Directors consistent with employee's position relating to our business or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on our business and affairs, (iii) engaging by the employee in conduct that constitutes activity in competition with us; (iv) the conviction of employee for the commission of a felony; or
(e) the habitual abuse of alcohol or controlled substances.

   If an employee is terminated without cause, or in breach of the agreement, or if an employee terminates following the occurrence of certain "Events" (as defined below), the effected employee is entitled to receive an amount equal to 24 months salary and payment of any previously declared bonus. An event includes: (i) failure to be elected or appointed to the position then held by the employee, (ii) a material change in the employee's duties or responsibilities, (iii) a relocation of place of employment by more than 30 miles, (iv) a material reduction in the base compensation or other benefits to the employee, (v) failure by us to obtain the assumption of this Agreement by any successor or (vi) a breach of the employment agreement by us.

   In the event of a change of control, Messrs. McGinn, Few Sr., Quady, Shea, Heintz and Mrs. McGinn shall be entitled to (i) a cash bonus, equal on an after-tax basis to two times their average compensation, including salary, bonus, and any other compensation, for the three previous fiscal years (with the exception of the agreements of Messrs. McGinn, Quady and Few Sr. which call for a cash bonus equal to three times the employee's average compensation, including salary, bonus, and any other compensation, for the three previous fiscal years), and (ii) the vesting and acceleration of any stock options or warrants held by such person.

   In the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute a "parachute payment" within the meaning of Section 280G of the Code, we shall assume all liability for the payment of any exercise tax imposed on such parachute payment under the Code, and we shall immediately reimburse such person on a "gross-up" basis for any income taxes attributable to them from our payment of the exercise tax and reimbursements.

   A change in control means: (i) the acquisition by any person or group of 50% or more of the combined voting power of our then outstanding securities, (ii) a majority of the Board-nominated slate of candidates for the Board is not elected, (iii) we consummate a merger in which we are not the surviving entity, (iv) the sale of substantially all of our assets, or (v) our stockholders approve the dissolution or liquidation of our company.

The 2003 Stock Option Plan

   The 2003 Stock Option Plan ("SOP") permits the grant of options which may either be "incentive stock options", ("ISOs"), within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or "non-qualified stock options" ("NSOs"), which do not meet the requirements of
Section 422 of the Code. The total number of shares of our common stock that may be issued under the SOP may not exceed 600,000, subject to possible adjustment in the future as described below. No options have been granted under this plan.


   All employees, officers, directors, consultants and independent contractors of us, or of any parent, subsidiary or affiliate are eligible to be granted options.


   Within the limits of the SOP, the compensation committee has exclusive authority, among other things, to select those to whom options shall be granted, to determine the number of shares of common stock to be covered by each option, and to determine the other terms of each option, including, but not limited to, the exercise price and duration.

   The exercise price of an option granted under the SOP may not be less than 100% of the fair market value of our common stock on the date of grant (110% of such fair market value in the case of an ISO granted to an optionee who owns or is deemed to own stock possessing more than 10% of the combined voting power of all classes of our stock).


   Options are not transferable or assignable other than by will or the laws of descent and distribution and may be exercised during the holder's lifetime only by the holder.


   The number of shares of common stock authorized for issuance under the SOP may be adjusted in the event our shares of common stock are changed into, or exchanged for cash, or securities of another entity through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or combination, or other similar transaction. In the event of the occurrence of any of the following, the compensation committee may adjust the number of authorized shares under the SOP, and the options issued under the SOP, as appropriate under the circumstances.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   Pointe Bank, for which Mr. McGinn serves as chairman of the board of directors and R. Carl Palmer Jr. serves as CEO, loaned us an aggregate of $2,600,000. The loan bore interest at an annual rate of 9.75% per annum. This loan was repaid by us utilizing a portion of the proceeds of the $5,500,000 Convertible Note offering in September 2002. The loan was used to purchase alarm monitoring contracts.

   We lease our executive offices in Albany, New York from Pine Street Associates LLC, an entity owned by Timothy M. McGinn and David L. Smith. The lease is for a period of five years, at an annual rental of $51,792. We believe that the rental rate is at market and that the other terms are at least as favorable as could be obtained from a third party.

   For the period January 1, 2000 to September 30, 2002, McGinn, Smith & Co., Inc. acted as either a placement agent or an investment banker in connection with financings, as well as an investment banker in connection with certain of our acquisitions. Mr. McGinn is non-executive Chairman and a director of McGinn, Smith & Co., Inc. McGinn, Smith & Co., Inc., an NASD registered broker Dealer, received aggregate commissions and/or investment banking fees of $4.5 million for acting in such capacity. McGinn, Smith & Co., Inc., is acting as an underwriter in this offering and may act as an investment banker to procure debt or senior additional capital in the future.

   In September, 2002, KC Acquisition, acquired all of the capital stock of Criticom in a merger transaction in consideration for the issuance of 311,818 shares of our common stock, $1,000,000 and a contingent payment of 68,182 shares of our common stock tied to Criticom's financial performance. Curtis Quady, our Executive Vice President was the President of Criticom. Mr. Quady and certain members of his family received 162,972 shares of our common stock pursuant to the KC Acquisition Merger Agreement.

   In October 2002, Lynn A. Smith, the wife of David L. Smith, one of our Directors, loaned us $3 million. The loan, which is being utilized by us for working capital, bears interest at a rate equal to the preferred broker call rate charged by Bear Stearns Securities Corp. to its corresponding broker dealers, plus 2.5% per annum, which rate was initially 6.25%. The principal of the loan is repayable on March 15, 2004. Interest is payable monthly. In January 2003, IASI borrowed an additional $3 million from Mrs. Smith. The interest rate is 12%. The entire principal and interest is due on January 15, 2004. IASI loaned $2 million of such amount to KC Acquisition on the same terms. Following the offering, we intend to repay such loans, out of currently available working capital.

   In September 2002, we acquired 100% of Criticom, a Minnesota based alarm monitoring call center that supports digital alarm monitoring as well as GPS technology and also acquired a 5.3% interest in Royal Thoughts, LLC. The purchase price was approximately $3.5 million net of cash acquired of $0.6 million, consisted of $1.0 million cash, 35.29 shares of our common stock as well as a note totaling $0.7 million. Mr. Curtis E. Quady, our President, is also the Chief Manager of Royal Thoughts, LLC. In addition, Mr. Quady and his immediate family members own the controlling interest in Royal Thoughts LLC. We intend to pay off the balance of approximately $600,000 indebtedness incurred in connection with such acquisition out of the net proceeds of this offering. See "Use of Proceeds."

   In January 23, 2002, KC Acquisition borrowed an aggregate of $5.8 million from RTC Trust. RTC Trust is controlled by Mr. McGinn and Mr. Smith, although they are not the beneficial owners of the RTC Trust. The current balance of $5.4 million bears interest at 14.31% and is collateralized by financed receivables. It is repayable in monthly installments of approximately $129,200. This loan is being repaid out of the proceeds of the offering. See "Use of Proceeds."

   Mary Ann McGinn, the wife of Timothy M. McGinn, is our Senior Vice President, Legal Affairs. She has served IASI and its predecessor Companies since December 1992.

   While IASI and KC Acquisition were separate entities, IASI often provided financing to KC Acquisition which was used to purchase portfolios of accounts and Dealer relationships. These transactions were memorialized in two series of promissory notes. One series of notes totaled $1,742,344, with maturity dates from February 2001 to August 2005. Fixed interest rates ranged from 23% to 31% and were collateralized by accounts receivables. The other series of notes totaled $2,325,000, with maturity dates ranging from August 2005 to April 2006. Fixed interest rates ranged from 12.5% to 17.3% and were collateralized by accounts receivable.

   In November 2000, M&S partners, an entity controlled by Messrs. Smith and McGinn, directed one of its controlled entities to contribute $921,991 to certain trusts. The trusts used the funds to repay senior bank debt. The $921,991 will be distributed to M&S out of existing cash.

   In August 2001, IASI loaned Criticom an aggregate of $2,025,000. Criticom utilized such amounts for working capital. Upon our merger with IASI, this indebtedness was extinguished.

   In addition, prior to the merger of KC Acquisition and IASI, KC Acquisition provided alarm monitoring services to accounts owned by related parties. Revenues earned from these alarm monitoring services was $506,982 and $1,060,378, for the year ended December 31, 2001 and the nine month period ended September 30, 2002, respectively. Of such amounts $443,658 and $919,254 was from IASI. KC Acquisition recorded revenues of $506,982 and $919,254 for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively. In connection with a dispute regarding such alarm monitoring services, KC Acquisition granted IASI concessions on monitoring expenses of $762,000 and $35,000 for the years ended December 31, 2001 and the nine months ended September 30, 2002, respectively. IASI is now a wholly-owned subsidiary of ours.

    During the years ended December 31, 2000 and December 31, 2001, we purchased alarm monitoring contracts from entities controlled by Messrs. McGinn and Smith, for an aggregate purchase price of $20,085,600 and $41,638,000, respectively. These affiliated entities purchased such alarm monitoring contracts for $17,154,201 in 2000 and $40,103,676 in 2001. We did not purchase any alarm monitoring contracts from affiliated entities in the nine-month period ended September 30, 2002.

    All of our existing stockholders entered into a Stock Forfeiture Agreement (the "Forfeiture Agreement") whereby an aggregate of 454,544 shares of common stock already held by such stockholders will be subject to forfeiture if certain pre-determined economic performance goals for 2003, 2004 and 2005 (collectively the "Income Hurdles") are not met. The Forfeiture Agreement provides that if we achieve $10 million in Net Income as defined under GAAP, as further amended by adding back to Net Income any expenses associated with the early termination of debt or other costs associated with the early termination of debt or other costs directly attributable to the offering for 2003, then 30% of the shares under the Forfeiture Agreement will be released from forfeiture. Additionally, if we achieve $20 million in Net Income for 2004, then an additional 30% of the shares will be released from forfeiture. Finally, if we achieve $26 million in Net Income for 2005, then the final 40% of the shares will be released from forfeiture. In each of 2003, 2004 and 2005, should we fall short of the respective Income Hurdles, then to the extent we earn 80% of the applicable Income Hurdle under the Forfeiture Agreement, then 50% of the shares eligible for release from forfeiture in each year under the Forfeiture Agreement will be released from forfeiture in the applicable year and to the extent we achieve 90% of the Net Income hurdles under the Forfeiture Agreement, then 75% of the shares for the applicable year will be released from forfeiture. It should also be noted that shares not released from forfeiture in any of the respective three years, can be made up on a cumulative basis at the end of 2004 and 2005. For example, if cumulative Net Income for 2003 and 2004 is greater than $30 million, then 60% of the aggregate shares will be released from forfeiture at the end of 2004. Likewise, if cumulative earnings in 2005 exceed $56 million, then 100% of the aggregate shares will be released from forfeiture.

   Messrs. McGinn, Few, Sr., Smith, Quady and a certain number of IDC shareholders, were issued, in the aggregate, options to purchase 909,000 shares of the Company's common stock (the "Shareholder Options"). The options will vest as follows: (i) 30% will vest and be immediately exercisable on the first anniversary of the offering; (ii) 30% will vest and be immediately exercisable on the second anniversary of the offering; and (iii) 40% will vest and become immediately exercisable on the third anniversary of the offering. The exercise price of the options will be equal to the per share offering price plus a 20% premium.


Policy Regarding Transactions With Affiliates

   Although we believe the foregoing transactions were fair and in our best interests we did not have any formal policy in place. Our Board of Directors has adopted a policy, that any future transactions with affiliates, including without limitation, our officers, Directors, and principal stockholders, will be on terms no less favorable to us than we could have obtained from unaffiliated third parties. Any such transactions will be approved by a majority of our Board of Directors, including a majority of the independent and disinterested members, or, if required by law, a majority of our disinterested stockholders.

                             PRINCIPAL STOCKHOLDERS


   The following table sets forth information with respect to the beneficial ownership of our common stock as of January 22, 2003, by the following individuals or groups:

   o each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;


   o each of our directors;

   o each of the executive officers named in the summary compensation table contained in this prospectus; and

   o all of our directors and executive officers as a group.


   Percentage of shares owned is based on 3,181,818 shares of common stock outstanding as of the date of this prospectus and 16,181,818 shares outstanding after this offering, assuming that the underwriters' over-allotment option is not exercised.






                                                                          Percent Beneficially Owned
                                                                        -------------------------------
Names and Address of
Beneficial Owner (1)                             Shares Beneficially   Before the
--------------------                                    Owned           Offering     After the Offering
                                                 -------------------   ----------    ------------------
Thomas J. Few, Sr.(2) .......................         1,591,100           50.01%            9.83%
Timothy M. McGinn(3) ........................           359,736           11.31%            2.22%
Curtis Quady(4) .............................           162,972(5)         5.12%            1.01%
David L. Smith(6) ...........................           359,736           11.31%            2.22%
Brian E. Shea ...............................            11,123            0.35%            0.07%
Robert B. Heintz ............................                 0            0.00%            0.00%
Mary Ann McGinn .............................           359,736(7)        11.31%            2.22%
John W. Meriwether ..........................               795             *                *
Clint Allen .................................                 0            0.00%            0.00%
R. Carl Palmer, Jr. .........................                 0            0.00%            0.00%
Timothy J. Tully ............................                 0            0.00%            0.00%
Ralph S. Michael, III .......................                 0            0.00%            0.00%
All directors and officers as a group
  (12 persons)...............................         2,485,589           78.10%           15.36%



---------------
(*) Less than 1%
(1) Except as set forth above, the address of each individual is c/o Integrated Alarm Services Group, Inc., One Capital Center, 99 Pine Street, 3rd Floor, Albany, New York 12207.
(2) Does not include 450,864 Shareholder Options, see "Certain Relationships and Related Transactions." Includes 114,199 shares subject to forfeiture, see "Certain Relationships and Related Transactions."
(3) Does not include 184,527 Shareholder Options, see "Certain Relationships and Related Transactions." Includes 159,037 shares subject to forfeiture, see "Certain Relationships and Related Transactions."
(4) Does not include 46,643 Shareholder Options, see "Certain Relationships and Related Transactions." Includes 11,662 shares subject to forfeiture, see "Certain Relationships and Related Transactions."
(5) Does not include up to 35,700 additional shares that may be issued to Mr. Quady upon the achievement of certain performance criteria based on 2003 results.
(6) Does not include 184,527 Shareholder Options, see "Certain Relationships and Related Transactions." Includes 159,036 shares subject to forfeiture, see "Certain Relationships and Related Transactions."
(7) Represents shares of common stock beneficially owned by Timothy M. McGinn, Mary Ann McGinn's husband.

                          DESCRIPTION OF CAPITAL STOCK


   Our total authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share, and 3,000,000 shares of preferred stock, $.001 par value per share. The following descriptions contain all material terms and features of our securities. The following descriptions contain all material terms and features of our securities and are qualified in all respects by reference to our Certificate of Incorporation and Bylaws.


Common Stock

   We are authorized to issue up to 100,000,000 shares of common stock, $.001 par value per share, of which as of the date of this prospectus, 3,181,818 shares, currently held by a total of eight holders, of common stock are outstanding (including 454,545 shares subject to forfeiture), which number excludes an aggregate of 666,667 shares of common stock which may be issued upon the conversion of the Convertible Notes (as defined below), 909,000 Shareholder Options, and up to 63,782 shares which may be granted to certain shareholders upon the achievement of certain performance criteria.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive ratably dividends, subject to the rights of the holders of preferred stock, as may be declared by our Board of Directors out of funds legally available therefore. In the event we are liquidated, dissolved or wound up, holders of the common stock shall be entitled to share ratably in all assets remaining, if any, after payment of liabilities, subject to the rights of the holders of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.


Preferred Stock


   We are authorized to issue up to 3,000,000 shares of preferred stock, without any designations, rights or preferences. With respect to the 3,000,000 shares of preferred stock without designations, rights and preferences, our Board of Directors is authorized to issue such shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue up to 3,000,000 shares of preferred stock with dividend, liquidation, conversion, or other rights that could adversely effect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.


                        DESCRIPTION OF OTHER SECURITIES

10% Promissory Notes ("Two-year Notes")

   IASI is currently undertaking an offering of Two-year Notes for a maximum aggregate offering amount of $9,200,000. Through January 15, 2003, IASI issued an aggregate of $5.6 million principal amount of Two-year Notes. The Two-year Notes bear interest at 10% per annum, and are repayable two years from issuance. Interest is payable monthly. We may call for redemption of the Two-year Notes at anytime. The aggregate dollar amount of any call of the Notes will be determined in our sole discretion (the "Call Amount"). If we call the Two-year Notes for repayment: (a) during the first 12 months from the date of issuance, we will pay the holder 101% of the principal amount of the note, plus all accrued and unpaid interest, or (b) at any time after the 12th month from the date of issuance until the maturity date, we will pay the holder 100% of the principal amount of the note, plus all accrued and unpaid interest. Notice of the call shall be given not later than the tenth day before the date fixed for such call. Participation in each call will initially be at the option of each holder. In the event a sufficient number of holders elect to participate in any call and the principal amount due to such holders equals or exceed the Call Amount, we will have the discretion to determine which holders will participate. In the event that a sufficient number of holders do not elect to participate in any call, we will effect the call upon all holders on a pro rata basis. We intend to call the Two-year Notes out of the net proceeds of this offering. See "Use of Proceeds".

12% Secured Promissory Notes due in March and April, 2007 ("Five-year Notes")

   In March and April, 2002, IASI, our wholly-owned subsidiary, issued an aggregate of $27.3 million principal amount of Five-year Notes. The Five-year Notes bear interest at 12% per annum, without compounding and are repayable five years from issuance. Interest is payable monthly. We may call for redemption of the Five-year Notes at anytime. Any call of the Five-year Notes will be in increments of one million dollars or more (the "Call Amount"). If we call the Five-year Notes for repayment: (a) during the first 12 months from the date of issuance, we will pay the holder 102% of the principal amount of the note, plus all accrued and unpaid interest, (b) during the 13th to 36th month from the date of issuance, we will pay the holder 101% of the principal amount of the note, plus all accrued and unpaid interest, or (c) at any time after the 36th month from the date of issuance until the maturity date, we will pay the holder 100% of the principal amount of the note, plus all accrued and unpaid interest. Notice of the call shall be given not later than the tenth day before the date fixed for such call. Participation in each call will initially be at the option of each holder. In the event a sufficient number of holders elect to participate in any call and the principal amount due to such holders equals or exceed the Call Amount, IASI will have the discretion to determine which holders will participate. In the event that a sufficient number of holders do not elect to participate in any call, we will effect the call upon all holders on a pro rata basis. The interests of the holders of the Five-year Notes are junior to a $7.5 million note to a senior lender.


12% Secured Promissory Notes due in June and July, 2005 ("Three-year Notes")


   In June through August 2002, IASI issued an aggregate of $25,000,000 principal amount of Three-year Notes. The Three-year Notes bear interest at 12% per annum, without compounding and are repayable three years from issuance. Interest is payable monthly. We may call for redemption of the Three-year Notes at anytime. Any call of the Three-year Notes will be in increments of one million dollars or more (the "Call Amount"). If we call the Three-year Notes for repayment: (a) during the first 12 months from the date of issuance, we will pay the holder 102% of the principal amount of the note, plus all accrued and unpaid interest, or (b) at any time after the 12th month from the date of issuance until the maturity date, we will pay the holder 101% of the principal amount of the note, plus all accrued and unpaid interest. Notice of the call shall be given not later than the tenth day before the date fixed for such call. Participation in each call will initially be at the option of each holder. In the event a sufficient number of holders elect to participate in any call and the principal amount due to such holders equals or exceed the Call Amount, we will have the discretion to determine which holders will participate. In the event that a sufficient number of holders do not elect to participate in any call, we will effect the call upon all holders on a pro rata basis. We intend to call $6,666,666 principal amount of the Three-year Notes out of the net proceeds of this offering. See "Use of Proceeds".

   The Five-year Notes and Three-year Notes are secured by a portfolio of alarm monitoring contracts. The monthly fees from end-users are deposited into a locked box account for the benefit of the holders of the Five-year and Three-year notes. As alarm monitoring contracts are terminated or mature they are replaced, by the Dealers from whom they were purchased, to preserve the value of the collateral.


12% Secured Promissory Notes due in April and May, 2003 ("One-year Notes")


   In April and May 2002, IASI issued an aggregate of $8.0 million principal amount of promissory notes. The One-year Notes bear interest at 12% per annum, without compounding and are repayable one year from issuance. Interest is payable monthly. The maturity date of the One-year Notes was extended an additional year. The One-year Notes will be repaid out of the net proceeds of this Offering. See "Use of Proceeds".


9% Convertible Secured Promissory Notes ("Convertible Notes")


   In September 2002, IASI issued an aggregate of $5,500,000 principal amount of Convertible Notes which we assumed in January, 2002. The Convertible Notes become due and payable three (3) years from the date of issuance. The Convertible Notes bear interest at 9.0% per annum, without compounding and are repayable (if not converted) three years from the date of issuance. The Convertible Notes are convertible into shares of common stock at any time prior to repayment at a conversion price per share equal to 75% of the offering price ("Conversion Price"). The shares of common stock issuable upon conversion are included in this Registration Statement. The Convertible Notes are secured by a portfolio of alarm monitoring contracts pursuant to the terms of a Monitoring Receivable Financing Agreement. Pursuant to such agreement, we have pledged $250,000 of monthly wholesale monitoring revenue. Each month $41,250 will be set aside to meet the quarterly interest payment of $123,750. We have pledged to maintain $250,000 of monthly wholesale revenue for the term of the Convertible Note, with a balloon payment of $5,500,000 upon the maturity, unless converted.

                        SHARES ELIGIBLE FOR FUTURE SALE



   Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants and shares issued upon the conversion of outstanding shares of convertible preferred stock and convertible promissory notes, in the public market following this offering could adversely effect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. As described below, shares currently outstanding will be available for sale immediately after this offering.


Sales of Restricted Securities


   Upon completion of this offering, we will have outstanding 16,181,818 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no conversion of the Convertible Notes. Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The 3,181,818 remaining shares of common stock held by existing stockholders are "restricted shares" as defined in Rule
144. All these restricted shares are subject to lock-up agreements providing that the stockholder will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock owned as of the date of this prospectus or acquired directly from us by the stockholder or with respect to which they have or may acquire the power of disposition for a period of 270 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.

   As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, and 144(k), all of the shares subject to lock-up agreements will not be re-sellable until 270 days after the date of this prospectus. Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion, and at any time without notice, release all or any portion of the restricted shares subject to lock-up agreements.

   Of the 3,181,818 shares outstanding, 1,419,433 are eligible to trade pursuant to Rule 144k, the remaining 1,762,385 shares are not eligible for resale under Rule 144 until January 2004 and are subject to the volume limitations, discussed below, until January 2005.


Rule 144

   In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


   o 1% of the number of shares of common stock then outstanding, which will equal approximately 151,818 shares immediately after this offering; or

   o the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.


   Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING


   The underwriters named below are acting through their representatives, Friedman, Billing, Ramsey & Co., Inc. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase from us, the number of shares set forth opposite its name below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of our common stock is subject to certain conditions. The underwriters are obligated to take and pay for all shares of our common stock offered (other than those covered by the over-allotment option described below) if any of the shares are taken.





Underwriters                                                           Number of
  ------------                                                           Shares
                                                                       ---------
Friedman, Billings, Ramsey & Co., Inc. .............................
McGinn, Smith & Co., Inc. ..........................................
Other ..............................................................
Total ..............................................................
                                                                         -----





   We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to 1,950,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, subject to certain conditions, to purchase all of the shares covered by the option.

   The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,950,000 additional shares of our common stock to cover over-allotments.




                                                     No Exercise   Full Exercise
                                                     -----------   -------------
Per share .......................................
 Total ..........................................





   The underwriters propose to offer our common stock directly to the public at
$        per share and to certain dealers at this price less a concession not
in excess of $     per share. The underwriters may allow, and the dealers may
reallow, a concession not in excess of $     per share to certain dealers.

   We expect to incur expenses of approximately $1,400,000 in connection with this offering.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect thereof.

   Our officers, directors and substantially all of our current stockholders have agreed with the underwriters not to offer, sell, contract to sell, pledge (other than to the Company), hedge or otherwise dispose of any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 270 days after the date of this prospectus, except with the prior written consent of Friedman, Billings, Ramsey & Co., Inc. The underwriter is unaware of any circumstances under which it may release any securities holder from the respective lockup agreement. These transfer restrictions do not apply to shares of common stock purchased in the secondary market following this offering. In addition, all of our stockholders have agreed with the underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock during the period from the date of this prospectus continuing through the date 270 days after the date of this prospectus without the written consent of Friedman, Billings, Ramsey & Co., Inc. They have no current intention to release any existing stockholders from such lock-up.


   Prior to the completion of this offering, there has been no public market for the shares. The initial public offering price will be negotiated by us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.


   We have applied for listing of our common stock on The Nasdaq National Market under the symbol "IASG."

   We have agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. for its out-of-pocket expenses in connection with the offering, including the fees and expenses of counsel to the underwriters, and for road show costs.

   In connection with the public offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely effect investors who purchase in the public offering. Stabilizing transactions consist of various bids for or purchase of common stock made by the underwriters in the open market prior to the completion of the offering.


   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the representatives a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.


   Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise effect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The Nasdaq Stock Market, in the over-the-counter market or otherwise.

   Timothy M. McGinn, our Chairman of the Board, Chief Executive Officer and the beneficial owner of 11.31% of our outstanding common stock and David L. Smith, a director and beneficial owner of 11.31% of our outstanding common stock are affiliated with McGinn, Smith & Co., Inc., a member of the National Association of Securities Dealers, Inc. (the "NASD") and an underwriter in this offering. Because Mr. McGinn and Mr. Smith are executive officers of McGinn, Smith & Co., this offering is subject to the provisions of Section 2720 of the Conduct Rules of the NASD. Accordingly, the underwriting terms of this offering conform to the requirements set forth in Section 2720. In particular, the price at which our shares of common stock are to be distributed to the public must be no higher than that recommended by a "qualified independent underwriter" who has also participated in the preparation of this prospectus and the registration statement of which it is a part and who meets certain standards. Such qualified independent underwriter will act as the manager of this offering. In accordance with this requirement, Friedman, Billings, Ramsey & Co., Inc. has served in such role and has recommended the public offering price in compliance with the requirements of Section 2720. Friedman, Billings, Ramsey & Co., Inc., in its role as qualified independent underwriter, has performed the due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part.

                    CONCURRENT REGISTRATION OF COMMON STOCK



   Concurrently with this offering, 666,667 shares of common stock have been registered under the Securities Act. Such shares may not be sold, transferred, or otherwise disposed of for a period of 180 days without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.


                                 LEGAL MATTERS


   The validity of the shares of common stock offered by us will be passed upon for us by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, New York, New York which has acted as our counsel in connection with this offering. Certain matters will be passed upon for the underwriters by Mayer, Brown, Rowe & Maw, Chicago, Illinois.


                                    EXPERTS



   The financial statements of KC Acquisition and subsidiaries and of IASI and affiliates at December 31, 2000 and 2001 and September 30, 2002, and for each of the two years in the period ended December 31, 2001 and the nine month period ended September 30, 2002 and the financial statements of Criticom International Corporation for the period January 1, 2002 to September 25, 2002 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP independent accountants, given on the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedule to registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the Internet site is http:// www.sec.gov.


   Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

                                     Index


                                                                         Page(s)
                                                                         -------
Report of Independent Accountants ....................................     F-3

Combined Financial Statements

 Balance sheets ......................................................     F-4

 Statements of operations ............................................     F-5

 Statements of stockholders' equity (deficit) ........................     F-6

 Statements of cash flows ............................................     F-7

 Notes to combined financial statements ..............................     F-8


                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                                     Index



                                                                         Page(s)

                                                                         -------
Report of Independent Accountants ....................................     F-29

Combined Financial Statements

 Balance sheets ......................................................     F-30

 Statements of operations ............................................     F-31

 Statements of changes in shareholders' and trust capital
   (deficiency) ......................................................     F-32

 Statements of cash flows ............................................     F-33

 Notes to combined financial statements ..............................     F-34






                       CRITICOM INTERNATIONAL CORPORATION

                                     Index





                                                                         Page(s)

                                                                         -------
Report of Independent Accountants ....................................     F-49

Financial Statements

 Statements of operations ............................................     F-50

 Statements of cash flows ............................................     F-51

 Notes to financial statements .......................................     F-52

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

                         Combined Financial Statements
                    (and Report of Independent Accountants)

                       As of December 31, 2000, 2001 and
                   September 30, 2002 and for the Years Ended
                         December 31, 2000 and 2001 and
           Nine Months Ended (Unaudited) September 30, 2001 and 2002

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders of
KC Acquisition Corporation and Subsidiaries:


   In our opinion, the accompanying combined balance sheets and the related combined statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of KC Acquisition Corporation and its Subsidiaries at September 30, 2002 and December 31, 2001 and 2000 and the results of their operations and their cash flows for the nine month period ended September 30, 2002 and each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As described in Note 2 to the combined financial statements on January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

   As described in Notes 6, 11 and 14 to the combined financial statements, the Company has had significant transactions with related entities.


/s/ PricewaterhouseCoopers LLP

Albany, New York
January 13, 2003, except for Note 6
as to which the date is January 21, 2003 with respect to the ninth paragraph and except for Note 14 as to which the date is January 17, 2003 with respect to the third paragraph

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

                            Combined Balance Sheets
            As of December 31, 2000 and 2001 and September 30, 2002



                                                 2000          2001           2002
                                             -----------    -----------   ------------
                  ASSETS
Current assets:
 Cash and cash equivalents ...............   $ 1,151,337    $ 1,224,035   $  1,573,431
 Accounts receivable less allowance for
   doubtful accounts of $226,323 in 2000;
   $314,736 in 2001; $194,000 in 2002 ....     1,321,643      1,180,673      1,719,412
 Prepaid expenses ........................        74,568         39,139         99,185
 Due from related party ..................                      920,703        767,690
 Deferred income taxes ...................        62,474         29,405         20,455
                                             -----------    -----------   ------------
    Total current assets .................     2,610,022      3,393,955      4,180,173
Property and equipment, net ..............     1,982,322      1,779,057      2,907,287
Dealer relationships, net ................    24,645,481     23,760,985     31,216,400
Goodwill, net ............................     7,820,086      7,218,743      7,218,743
Debt issuance costs, net .................     1,731,427      1,581,070      1,486,680
Restricted cash and cash equivalents .....       733,300      1,049,691        670,062
Other assets .............................        61,294         47,436        226,623
                                             -----------    -----------   ------------
    Total assets .........................   $39,583,932    $38,830,937   $ 47,905,968
                                             ===========    ===========   ============
  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Current portion of long-term debt,
   related party .........................   $   272,120    $   490,504   $  1,439,166
 Current portion of long-term debt .......     2,414,939      5,340,059      3,302,205
 Current portion of capital lease
   obligations ...........................       112,806         32,549        150,308
 Accounts payable and accrued expenses ...     2,177,171      2,542,067      3,611,644
 Deferred revenue ........................     2,873,858      2,786,937      3,757,604
                                             -----------    -----------   ------------
    Total current liabilities ............     7,850,894     11,192,116     12,260,927
Long-term debt, net of current portion,
  related party...........................       928,437      2,726,514      9,199,196
Long-term debt, net of current portion ...    31,984,274     28,565,372     29,409,152
Capital lease obligations, net of current
  portion.................................        32,549                       404,273
Deferred income taxes ....................     3,718,733      3,068,239      2,872,813
Other liabilities ........................       704,160        717,120        381,239
Due to related party .....................        95,696        140,395        375,140
                                             -----------    -----------   ------------
    Total liabilities ....................    45,314,743     46,409,756     54,902,740
                                             -----------    -----------   ------------
Commitments and contigencies
Stockholders' deficit:
 Common stock, no par value; authorized
   2,500; shares issued and outstanding
   200 shares at December 31, 2000 and
   2001 and 235.29 shares at September 30,
   2002 ..................................     2,125,000      2,125,000      4,775,849
 Accumulated deficit .....................    (7,855,811)    (9,703,819)   (11,772,621)
                                             -----------    -----------   ------------
    Total stockholders' deficit ..........    (5,730,811)    (7,578,819)    (6,996,772)
                                             -----------    -----------   ------------
    Total liabilities and stockholders'
   deficit ...............................   $39,583,932    $38,830,937   $ 47,905,968
                                             ===========    ===========   ============



The accompanying notes are an integral part of the combined financial statements.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

                       Combined Statements of Operations
           For the Years Ended December 31, 2000 and 2001 and for the Nine Months Ended September 30, 2001 (Unaudited) and 2002





                                                                           For the Nine Months Ended
                                                For the Years Ended         September 30,September
                                                    December 31,                      30,
                                              -------------------------    -------------------------
                                                 2000          2001           2001          2002
                                             -----------    -----------   -----------    -----------
                                                                          (Unaudited)
Revenue:
 Monitoring fees .........................   $17,159,791    $18,783,491   $13,690,065    $14,485,053
 Billing fees ............................       261,312        304,116       144,149        471,862
 Related party monitoring fees ...........     1,164,165        506,982       352,994      1,060,378
 Related party placement fees ............       189,249        974,448       517,712        911,688
                                             -----------    -----------   -----------    -----------
Total revenue ............................    18,774,517     20,569,037    14,704,920     16,778,271
Cost of revenue ..........................    13,138,726     13,128,010    10,106,042     11,174,019
                                             -----------    -----------   -----------    -----------
                                               5,635,791      7,441,027     4,598,878      5,604,252
                                             -----------    -----------   -----------    -----------
Operating expenses:
 Selling and marketing ...................     1,472,755      1,117,228       785,365        503,277
 Depreciation and amortization ...........     2,673,433      2,996,235     1,945,357      2,852,281
 Loss from the disposal of equipment .....        14,545         31,237            --             --
 General and administrative ..............     1,559,351      1,834,292     1,509,217      1,526,001
                                             -----------    -----------   -----------    -----------
    Total operating expenses .............     5,720,084      5,978,992     4,239,939      4,881,559
                                             -----------    -----------   -----------    -----------
(Loss) income from operations ............       (84,293)     1,462,035       358,939        722,693
Other income .............................                      500,000       500,000      1,035,470
Amortization of debt issuance costs ......       743,265        794,357       535,773        760,856
Related party interest expense ...........       293,202        329,763       206,066        891,276
Interest expense, net ....................     2,788,400      3,290,389     2,422,454      2,704,576
                                             -----------    -----------   -----------    -----------
Loss before provision for income taxes ...    (3,909,160)    (2,452,474)   (2,305,354)    (2,598,545)
Provision (benefit) for income taxes .....    (4,659,722)      (604,466)     (410,891)      (529,743)
                                             -----------    -----------   -----------    -----------
Net (loss) income ........................   $   750,562    $(1,848,008)  $(1,894,463)   $(2,068,802)
                                             ===========    ===========   ===========    ===========
Net (loss) income per share ..............   $     3,753    $    (9,240)  $    (9,472)   $   (10,344)
                                             ===========    ===========   ===========    ===========
Weighted average number of common shares
  outstanding.............................           200            200           200            200
                                             ===========    ===========   ===========    ===========
Unaudited:
Pro forma income tax to give effect of
  the conversion from S to C corporation
  status (Note 2):
Loss before provision for income taxes ...   $(3,909,160)   $(2,452,474)  $(2,305,354)   $(2,598,545)
Provision (benefit) for income taxes .....    (1,239,722)      (725,907)     (734,231)    (1,427,330)
                                             -----------    -----------   -----------    -----------
Net (loss) income ........................   $(2,669,438)   $(1,726,567)  $(1,571,123)   $(1,171,215)
                                             ===========    ===========   ===========    ===========
Net (loss) income per share ..............   $   (13,347)   $    (8,633)  $    (7,856)   $    (5,856)
                                             ===========    ===========   ===========    ===========



The accompanying notes are an integral part of the combined financial statements.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

             Combined Statements of Stockholders' Equity (Deficit)
               For the Years Ended December 31, 2000 and 2001 and
                  For the Nine Months Ended September 30, 2002





                                    Common Stock           Total
                                 -------------------    Accumulated     Stockholders'
                                Shares      Amount        Deficit      Equity (Deficit)
                                ------    ----------   ------------    ----------------
Balance, December 31, 2000 ..     200      2,125,000     (7,855,811)      (5,730,811)
Net loss ....................                            (1,848,008)      (1,848,008)
                                ------    ----------   ------------    ----------------
Balance, December 31, 2001 ..     200      2,125,000     (9,703,819)      (7,578,819)
Net loss ....................                            (2,068,802)      (2,068,802)
Issuance of common shares
  for acquisition of Criticom    35.29     2,650,849                       2,650,849
                                ------    ----------   ------------    ----------------
Balance, September 30, 2002 .   235.29    $4,775,849   $(11,772,621)     $(6,996,772)
                                ======    ==========   ============      ===========




The accompanying notes are an integral part of the combined financial statements.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

                       Combined Statements of Cash Flows
               For the Years Ended December 31, 2000 and 2001 and
       For the Nine Months Ended September 30, 2001 (Unaudited) and 2002





                                                 For the Years Ended        For the Nine Months Ended
                                                    December 31,                  September 30,
                                              --------------------------    -------------------------
                                                 2000           2001           2001          2002
                                             ------------    -----------   -----------    -----------
                                                                           (Unaudited)
Cash flows from operating activities:
 Net loss ................................   $    750,562    $(1,848,008)  $(1,894,463)   $(2,068,802)
 Adjustments to reconcile net loss to net
   cash (used in) provided by operating
   activities:
   Depreciation and amortization .........      2,673,433      2,996,235     1,945,357      2,852,281
   Amortization of debt issuance costs ...        743,265        794,357       535,773        760,856
   Interest expense -- note payable
    accretion ............................                                                     70,654
   Non cash compensation expense .........        197,486             --            --             --
   Debt forgiveness ......................                                          --       (922,275)
   Provision for bad debts ...............        125,449        169,428        25,000       (120,736)
   Loss on disposal of property and
    equipment ............................         14,545         31,237
   Deferred income taxes .................     (4,659,722)      (604,466)     (410,891)      (529,743)
 Changes in assets and liablilties, net
   of effects of acquisitions:
   Accounts receivable ...................       (108,650)        78,211      (296,291)       672,386
   Prepaid expenses ......................        343,699         35,428       (29,888)         2,245
   (Increase) decrease in other assets ...       (593,260)        13,859         9,855           (483)
   Due from/to related parties ...........       (166,343)      (876,003)      345,102        871,776
   Accounts payable and accrued expenses .       (186,530)       192,346         9,385        744,038
   Deferred revenue ......................       (465,059)        29,627       (94,877)      (418,822)
                                             ------------    -----------   -----------    -----------
    Net cash (used in) provided by
      operating activities ...............     (1,331,125)     1,012,251       144,062      1,913,373
                                             ------------    -----------   -----------    -----------
Cash flows used in investing activities:
 Purchase of property and equipment ......        (72,471)      (200,420)     (547,717)      (847,966)
 Proceeds from sale of property and
   equipment .............................          6,576          3,500
 Increase in restricted cash and cash
   equivalents ...........................       (325,000)      (316,391)                     379,629
 Business acquisitions, net of cash
   acquired ..............................    (10,695,472)    (1,192,117)           --     (4,812,010)
                                             ------------    -----------   -----------    -----------
    Net cash used in investing activities     (11,086,367)    (1,705,428)     (547,717)    (5,280,347)
                                             ------------    -----------   -----------    -----------
Cash flows from financing activities:
 Proceeds of long-term debt, related
   party .................................        449,530      2,325,000       900,000      5,800,000
 Proceeds of long-term debt ..............     14,791,000      2,600,000     1,090,000      4,395,000
 Payments of principal on long-term debt,
   related party .........................       (271,207)      (308,539)     (173,407)      (814,078)
 Payments of principal on long-term debt .     (1,689,390)    (3,093,782)   (2,445,677)    (4,962,003)
 Payments of obligations under capital
   leases ................................       (112,666)      (112,806)      (85,618)       (32,549)
 Debt issuance costs .....................       (316,025)      (643,998)                    (670,000)
                                             ------------    -----------   -----------    -----------
    Net cash provided by (used in)
      financing activities ...............     12,851,242        765,875      (714,702)     3,716,370
                                             ------------    -----------   -----------    -----------
Net (decrease) increase in cash and cash
  equivalents.............................        433,750         72,698    (1,118,357)       349,396
Cash and cash equivalents at beginning of
  period..................................        717,587      1,151,337     1,151,337      1,224,035
                                             ------------    -----------   -----------    -----------
Cash and cash equivalents at end of
  period..................................   $  1,151,337    $ 1,224,035   $    32,980    $ 1,573,431
                                             ============    ===========   ===========    ===========
Supplemental disclosures of cash flow
  information
 Interest paid ...........................   $  2,900,909    $ 3,514,879   $ 2,628,520    $ 3,681,927
                                             ============    ===========   ===========    ===========
 Income taxes paid .......................   $         --    $        --   $        --    $        --
                                             ============    ===========   ===========    ===========




The accompanying notes are an integral part of the combined financial statements.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


1. Description of Business

   KC Acquisition Corporation (KC), a Subchapter S Corporation provides alarm-monitoring services to independent alarm dealers and other telemetry customers on a contract basis. KC Acquisition operates three, Underwriters Laboratories listed call centers that provide alarm receiving, processing, notification and related services for the monitoring of various types of alarm systems. In addition to its call centers, KC Acquisition maintains five regional dealer care locations designed to provide customized services to independent alarm dealers. Alarm monitoring services for subscribers of independent alarm dealers are outsourced to KC Acquisition. Subscribers contract with alarm dealers for services like alarm installation, maintenance and monitoring.

   Subsidiaries of KC Acquisition are:

   KC Funding Corporation (KCF) is a wholly owned subsidiary of KC Acquisition. KCF was originally formed as a C Corporation and subsequently changed its status to an S Corporation in 2000. KCF was established solely to hold certain dealer relationships and related bank debt in accordance with certain loan agreements.

   Monital Signal Corporation (Monital), a C Corporation, was acquired by KC Acquisition in May 2000 (Note 10). KC Acquisition owns 99.8% of Monital's common stock.

   Monital Funding (MF) is a wholly owned subsidiary of Monital. MF was formed when Monital was purchased by KC Acquisition in May 2000. MF was established solely to hold certain dealer relationships and related bank debt in accordance with certain loan agreements.

   Criticom-IDC (Criticom) is a wholly owned subsidiary of KC Acquisition. Criticom is an S corporation which provides monitoring services to customers on a contract basis. Criticom provides alarm-monitoring services to independent alarm dealers and other telemetry customers as well as Global Positioning Systems (GPS) technology that customers use to track various types of moveable assets. Criticom operates an Underwriters Laboratories listed call center that provides alarm receiving, processing, notification and related services for the monitoring of various types of alarm systems.

   Entities which are controlled by the same shareholder who controls KC Acquisition are:

   Integrated Alarm Services Group (IASG), a C Corporation, is owned by the same shareholders as KC Acquisition. IASG was formed in April 2002 to offer for sale up to $5,500,000 of its 9.00% Secured Convertible Promissory Notes (as of September 30, 2002 $4,395,000 was received). IASG loaned the proceeds of the offering to KC Acquisition. KC Acquisition used the proceeds to extinguish certain debt and provide for working capital needs.

   Morlyn Financial Group (Morlyn), a limited liability company, is owned by the same shareholders as KC Acquisition. Morlyn was formed in May 2000 to assist independent alarm dealers who are interested in selling their retail portfolios to IASI (IASI), a related party of Morlyn. Morlyn provides due diligence and other related services for IASI and also earns fees from independent alarm dealers by providing billing services.


2. Summary of Significant Accounting Policies

Principles of combined financial statements


   The combined financial statements include the accounts of KC Acquisition and its subsidiaries from the date of their acquisition as well as Morlyn and IASG (the "Company"), entities controlled by the same shareholder which controls KC Acquisition. All inter-company balances and transactions have been eliminated.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment information

   The Company believes it operates in only one segment, alarm-monitoring services for independent alarm dealers.

Comprehensive income

   No statement of comprehensive income has been included in the accompanying financial statements since the Company does not have any other comprehensive income to report.

Revenue recognition


   The Company provides monitoring and billing services for a monthly fee for the subscribers of independent alarm dealers. The majority of the contracts are annual. Such contracts contain no upfront fees or setup service. Monitoring and billing revenue is recognized as the monitoring and billing services are provided, a written agreement is in place and collection is probable. Deferred revenue represents amounts billed and or collected in advance of services being provided. Revenues deferred are recognized over the term of the service agreement as the alarm monitoring and billing services are provided.

   Morlyn assists independent alarm dealers in selling their portfolios of subscriber contracts to IASI. Morlyn receives placement fees for this assistance in selling the subscriber portfolios. Since these placement fees are contingent they are recognized generally when the transactions are consummated. Deal related costs are expensed as incurred.


Cash and cash equivalents

   Cash and cash equivalents include cash, certificates of deposit and money market funds with original maturities of three months or less at the time of purchase. The carrying amount of cash and cash equivalents approximates fair value. Cash restricted under the terms of the Company's debt obligations is classified to correspond with the classification of the related debt (Note 6).

Concentration of risk

   The Company maintains cash and cash equivalents in accounts with financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of these institutions regularly and management does not believe there is a significant credit risk associated with deposits in excess of federally insured limits. At December 31, 2000, 2001 and September 30, 2002, cash and cash equivalent balances in excess of FDIC limits approximated $932,175, $1,495,215, and $2,110,048, respectively.

   Accounts receivable consists primarily of amounts due from independent alarm dealers located in the United States. Credit is extended based upon an evaluation of the customer's financial condition and credit history. Receivables that are deemed uncollectible have been provided for in the Company's allowance for doubtful accounts.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

Allowance for Doubtful Accounts

   Changes in the allowance for doubtful accounts were as follows:


         January 1, 2000....................................................    $(126,323)
         Provisions.........................................................     (166,475)
         Recoveries.........................................................       74,901
         Write-offs.........................................................       (8,426)
                                                                                ---------
         December 31, 2000..................................................     (226,323)
         Provisions.........................................................     (363,428)
         Recoveries.........................................................      283,404
         Write-offs.........................................................       (8,389)
                                                                                ---------
         December 31, 2001..................................................     (314,736)
         Provisions.........................................................      120,736
                                                                                ---------
         September 30, 2002.................................................    $(194,000)
                                                                                =========


Debt issuance costs

   Debt issuance costs represents direct costs incurred in connection with obtaining financing with related parties and banks. Debt issuance costs are being amortized over the life of the related obligations using the effective interest method.

Property and equipment

   Property and equipment are reported at cost less accumulated depreciation. When assets are sold, retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any resulting gain or loss is recognized.

   Property and equipment are depreciated using the straight-line method over the following estimated useful lives:



         Furniture, leaseholds and equipment..............................     3-10 years
         Building and improvements........................................    10-39 years
         Computer software................................................      3-5 years



   Leasehold improvements are being amortized over the shorter of the estimated useful life of the asset or lease term. Equipment under capital lease is being amortized over the lease term.

Intangible assets

   Alarm monitoring services for subscribers of independent alarm dealers are outsourced to the Company. KC Acquisition acquires such dealer relationships from other monitoring companies.

   Dealer relationships are being amortized on a straight-line basis over their estimated useful lives of 5 and 15 years. The estimated useful lives were determined based upon dealer attrition analysis. Acquired dealer relationships are recorded at a cost which management believes approximates fair value (Note
10).


   Goodwill was being amortized on a straight-line basis over its estimated useful life of 15 years through December 31, 2001 (Note 5). Effective
January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. An initial transition

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

2. Summary of Significant Accounting Policies -- (Continued)


impairment test of goodwill was required as of January 1, 2002. The Company completed this initial transition impairment test during the second quarter of 2002, which did not result in any impairment charges.


   For purposes of applying SFAS No. 142, the Company has determined that it has one reporting unit consistent with its one operating segment. Fair value of the reporting unit and the related implied fair value of its goodwill was established using valuation techniques based upon multiples of earnings and discounted cash flows. The Company has identified no impairment charges. (See
Note 5)


Income taxes


   For federal and state income tax purposes, KC Acquisition was treated as an S corporation and accordingly the Company's income taxes or credits resulting from earnings or losses were payable by or accrued to its shareholders. For federal and state income tax purposes, KCF was treated as a C corporation which resulted in KCF recording current and deferred income taxes from its earnings and losses and recognizing the tax consequences of "temporary differences" between financial statement and tax basis of existing assets and liabilities.


   Effective January 1, 2000, KCF applied for and obtained approval to be treated as an S corporation for federal and state income tax purposes. Consequently the effect of eliminating the KCF's deferred taxes as the result of KCF's change in tax status resulted in a tax benefit of $4,324,320 being recognized in the 2000 combined statement of operations.

   For federal and state income tax purposes, Monital and MF are treated as C corporations which results in Monital and MF recording current and deferred income from their earnings and losses and recognizing the tax consequences of "temporary differences" between financial statements and tax basis of existing assets and liabilities.


   For federal and state income tax purposes, Critcom is treated as an S Corporation and accordingly the income taxes or credits resulting from earnings or losses is payable by or accrued to its shareholders.


   For federal and state income tax purposes, Morlyn is treated as a limited liability company (LLC) and accordingly the income taxes or credits resulting from earnings or losses is payable or accrued to its members.

   For federal and state income tax purposes, IASG is treated as a C corporation which results in IASG recording current and deferred income from its earnings and losses and recognizing the tax consequences of "temporary differences" between financial statements and tax basis of existing assets and liabilities.


   To give effect to the conversion of KC Acquisition from an S Corporation to a C Corporation pro forma information has been presented on the statements of operations. The tax provision was prepared as if the Company had a combined federal and state effective tax rate of 40% and giving effect for permanent differences.


Advertising costs


   The Company's policy is to expense advertising costs in the period in which the expense is incurred. Advertising expense was $106,871 and $30,500 for the years ended December 31, 2000 and 2001, respectively. Advertising expense was $16,853 and $9,503 for the nine months ended (unaudited) September 30, 2001 and 2002, respectively.


Net loss per share

   The Company computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128) and SEC Staff Accounting Bulletin No. 98

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

2. Summary of Significant Accounting Policies -- (Continued)


(SAB 98). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per common share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. There are no potentially dilutive securities outstanding. Accordingly, the number of weighted average shares outstanding as well as the amount of net loss per share are the same for basic and diluted per share calculations for the periods reflected in the accompanying financial statements.

Risks and uncertainties

   The Company operates in one industry and segment. A principal element of the Company's business strategy is to acquire wholesale security system alarm monitoring businesses. Acquisitions of monitoring call centers involve a number of special risks, including the possibility of unanticipated problems not discovered prior to the acquisition, account attrition (i.e. cancellation) and the diversion of management's attention from other business activities in order to focus on the assimilation of such acquisitions.


   The Company has incurred significant losses and has a stockholders' deficit at September 30, 2002. Further, the Company has a working capital deficit of approximately $8,081,000 at September 30, 2002. The Company's has funded operating and working capital deficits by borrowing funds from related parties and by amending or refinancing existing debt to reduce current liabilities. In addition, the Company has developed a plan to increase revenue and reduce operating costs, however, there can be no assurance that the plan will be achieved or additional funds will be available, if needed.

   The Company is currently dependant on its ability to access the debt markets in order to obtain financing to acquire businesses and provide working capital. Any inability to obtain future funding through related parties or third parties could adversely affect the Company's cash flow and ability to meet existing obligations.


   The Company is subject to operational and regulatory risk. Liabilities may arise due to system failures and false alarms. New technologies may cause existing technologies to become obsolete. Future government or other organizational regulations and standards could have an adverse effect on the Company's financial position, results of operations or cash flow.

Impairment of long-lived assets and long-lived assets to be disposed of

   The Company accounted for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of through December 31, 2001. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has identified no such impairment losses.

   In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company has identified no such impairment losses.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

Unaudited interim financial information

   The financial information for the nine months ended September 30, 2001, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments that are considered necessary for fair presentation of the Company's operations and cash flows for the nine months ended September 30, 2001 in accordance with accounting principles generally accepted in the United States of America.

Recent accounting pronouncements

   In June 2001, the FASB issued SFAS No. 141, Business Combinations, which address financial accounting and reporting for business combinations and supercedes APB No. 16 Business Combinations, and SFAS No. 38, Accounting for Preacquisitions Contingencies of Purchased Enterprises. Additionally, SFAS No. 141 establishes that all business combinations in the scope of the statement are to be accounted for using the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001.

   In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS 143 to have a material effect on its combined financial statements.

   In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. This Standard addresses a number of items related to leases and other matters and is effective for fiscal years beginning after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 to have a material effect on its combined financial statements.

   In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. This Standard addresses the recognition, measurement and reporting costs that are associated with exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material effect on its combined financial statements.


   In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The interpretations provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company have no guarantees and therefore believes the adoption of FIN 45 will not have a material impact on its financial statements.

   In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation--Transition and Disclosure--an amendment of FAS 123". This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Statement has varying effective dates commencing with interim periods beginning after December 15, 2002. The Company has no stock-

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

2. Summary of Significant Accounting Policies -- (Continued)


based compensation plans and therefore believes the adoption of this statement will not have a material effect on its financial statements.


3. Property and Equipment


                                                            December 31,
                                                      -------------------------   September 30,
                                                         2000          2001            2002
                                                     -----------    -----------   -------------
Furniture, leaseholds and equipment ..............   $ 1,734,299    $ 1,857,267    $ 3,266,295
Building and building improvements ...............       742,795        760,781        576,413
Equipment under capital lease ....................       371,503        371,503        679,504
Computer software ................................         9,880        130,863        328,127
Land .............................................       124,418        124,418        124,418
                                                     -----------    -----------    -----------
                                                       2,982,895      3,244,832      4,974,757
Less accumulated depreciation and amortization ...    (1,000,573)    (1,465,775)    (2,067,470)
                                                     -----------    -----------    -----------
                                                     $ 1,982,322    $ 1,779,057    $ 2,907,287
                                                     ===========    ===========    ===========



   Depreciation expense was $502,410 and $475,163 for the years ended
December 31, 2000 and 2001, respectively. Depreciation expense was $372,062 and $558,096 for the nine months ended (unaudited) September 30, 2001 and nine months ended September 30, 2002, respectively.

   Unamortized computer software costs totaled $9,057, $115,832 and $208,461, respectively, at December 31, 2000, 2001 and September 30, 2002. Amortization expense related to computer software was $823 and $14,206 for the years ended December 31, 2000 and 2001, respectively. Amortization expense related to computer software was $8,880 and $55,262 for the nine months ended (unaudited) September 30, 2001 and nine months ended September 30, 2002, respectively.


   Accumulated amortization for equipment under capital lease approximated $213,824, $288,125 and $371,503 at December 31, 2000, 2001 and September 30,
2002, respectively.


4. Debt Issuance Costs

   Debt issuance costs consist of the following at:



>
                                                            December 31,
                                                      -------------------------   September 30,
                                                         2000          2001            2002
                                                     -----------    -----------   -------------
Debt issuance costs ..............................   $ 3,600,980    $ 3,790,982    $ 3,600,983
Debt issuance costs -- related party (Note 6) ....                      454,000      1,124,000
Accumulated amortization .........................    (1,869,553)    (2,663,912)    (3,238,303)
                                                     -----------    -----------    -----------
                                                     $ 1,731,427    $ 1,581,070    $ 1,486,680
                                                     ===========    ===========    ===========





   Amortization expense of debt issuance costs for the years ended December 31, 2000 and 2001 was $743,265 and $794,357, respectively. Amortization expense of debt issuance costs for the nine months ended (unaudited) September 30, 2001 and nine months ended September 30, 2002 was $535,773 and $760,856, respectively. Debt issuance costs approximate 9.5% of debt proceeds received by the Company.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

5. Intangible Assets

   Dealer relationships consist of the following at:

>
                                                            December 31,
                                                      -------------------------   September 30,
                                                         2000          2001            2002
                                                     -----------    -----------   -------------
Dealer relationships .............................   $28,488,567    $29,509,594    $39,203,932
Accumulated amortization .........................    (3,843,086)    (5,748,609)    (7,987,532)
                                                     -----------    -----------    -----------
                                                     $24,645,481    $23,760,985    $31,216,400
                                                     ===========    ===========    ===========



   Amortization expense related to dealer relationships for the years ended December 31, 2000 and 2001 was $1,661,345 and $1,905,523, respectively.
Amortization expense related to dealer relationships for the nine months ended (unaudited) September 30, 2001 and nine months ended September 30, 2002 was $1,113,408 and $2,238,923, respectively.


   Goodwill consists of the following at December 31:


                                                            December 31,
                                                      -------------------------   September 30,
                                                         2000          2001            2002
                                                     -----------    -----------   -------------
Goodwill .........................................   $ 9,020,141    $ 9,020,141    $ 9,020,141
Accumulated amortization .........................    (1,200,055)    (1,801,398)    (1,801,398)
                                                     -----------    -----------    -----------
                                                     $ 7,820,086    $ 7,218,743    $ 7,218,743
                                                     ===========    ===========    ===========



   Amortization expense related to goodwill for the years ended December 31, 2000 and 2001 was $508,855 and $601,343, respectively. Amortization expense related to goodwill was $451,007 for the nine months ended September 30, 2001.


   The following table shows the effect on net (loss) income had SFAS No. 142 been adopted in the prior period:



>
                                            For the Years Ended          For the Nine Months
                                                December 31,             Ended September 30,
                                          ------------------------    -------------------------
                                             2000          2001          2001           2002
                                          ----------   -----------    -----------   -----------
                                                                      (Unaudited)
Net (loss) income as reported.........    $  750,562   $(1,848,008)   $(1,894,463)  $(2,068,802)
Add back amortization of goodwill.....       508,855       601,343        451,007
                                          ----------   -----------    -----------   -----------
Adjusted net (loss) income............    $1,259,417   $(1,246,665)   $(1,443,456)  $(2,068,802)
                                          ==========   ===========    ===========   ===========
(Loss) income per share...............    $    3,753   $    (9,240)   $    (9,472)  $   (10,344)
Effect of accounting change...........         2,544         3,007          2,255
                                          ----------   -----------    -----------   -----------
Adjusted (loss) income per share......    $    6,297   $    (6,233)   $    (7,217)  $   (10,344)
                                          ==========   ===========    ===========   ===========


   Estimated amortization expense of debt issuance costs and dealer relationships for the years ending December 31, 2002 through 2006 is as follows:

                                                                                Annual
         Year                                                                Amortization
         ----                                                                ------------
         2002............................................................     $3,938,000
         2003............................................................      3,988,000
         2004............................................................      3,839,000
         2005............................................................      3,557,000
         2006............................................................      3,330,000

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

6. Long-term Debt

   Long-term debt consists of the following at:


                                                         December 31,
                                              ----------------------------------      September 30,
                                                   2000               2001               2002
                                              ---------------    ---------------    ---------------
Related Party Promissory Notes:
  -------------------------------
A series of promissory notes payable to      $      1,200,557   $        928,437    $       726,609
  IASI in original amounts totaling
  $1,742,344, maturing from February 2001
  to August 2005. Aggregate monthly
  installments of principal and interest
  approximates $56,000. Fixed interest
  rates range from 23% to 31%;
  collateralized by financed accounts
  receivable. These notes are cross
  collateralized with each other.

A series of promissory notes payable to                                2,288,581          2,095,542
  IASI in original amounts totaling
  $2,325,000, maturing from August 2005 to
  April 2006. Aggregate monthly
  installments of principal and interest
  approximates $47,500. Fixed interest
  rates ranging from 12.50% to 17.30%;
  collateralized by financed accounts
  receivable. The Company is required to
  maintain cash with the lender of
  $50,000, which is restricted to be used
  to satisfy debt service requirements in
  the event the Company does not have the
  cash flow to service the debt. Such
  amount is included in restricted cash
  and cash equivalents.

Promissory note payable to related party                                                  5,380,789
  owned by stockholders of the Company in
  original amount of $5,800,000, maturing
  July 1, 2007. Aggregate monthly
  installments of principal and interest
  of approximately $129,200. Fixed
  interest rate of 14.31%; collateralized
  by financed accounts receivable. The
  Company is required to maintain cash
  with the lender of $100,000, which is
  restricted to be used to satisfy debt
  service requirements in the event the
  Company does not have the cash flow to
  service the debt.

Promissory note payable to related party                                                    685,000
  in the original amount of $685,000 is at
  a fixed interest rate of 10%; $100,000
  was paid on October 15, 2002, $585,000
  is due in January 2004 with accrued
  interest.

Promissory notes payable to related party                                                 1,750,421
  maturing from August 2003 to February
  2006. Aggregate monthly installments of
  principal and interest of approximately
  $63,587. Fixed interest rates range from
  16.04% to 20.16%; collateralized by
  financed accounts receivable. The
  Company is required to maintain cash
  with the lender of $100,000, which is
  restricted to be used to satisfy debt
  service requirements in the event the
  Company does not have the cash flow to
  service the debt.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

                                                         December 31,
                                              ----------------------------------      September 30,
                                                   2000               2001               2002
                                              ---------------    ---------------    ---------------
Other Notes:
  ------------
Promissory notes payable to one bank in      $     30,743,052   $     28,393,223    $    26,273,199
  original amounts totaling $32,841,000
  maturing from March 2003 to May 2005.
  Aggregate monthly installments of
  principal and interest approximates
  $505,000. Fixed interest rates ranging
  from 8% to 12.5%. Balloon payments due
  of approximately $11,125,000 at March
  2003 (extended to June 2004), $1,750,000
  at June 2004, and $6,412,000 at May
  2005; collateralized by financed
  accounts receivable. The Company is
  required to maintain cash with the
  lender of $697,000, which is restricted
  to be used to satisfy debt service
  requirements in the event that the
  Company does not have the cash flow to
  service the debt. Such amount is
  included in restricted cash and cash
  equivalents.
Promissory note payable to a bank in the                               2,600,000
  original amount of $2,600,000 originally
  maturing January 2005. Aggregate monthly
  installments of principal and interest
  approximated $21,125. Fixed interest
  rate of 9.75%; collateralized by
  financed accounts receivable. The
  Company was required to maintain cash
  with the lender of $266,391, which was
  restricted to be used to satisfy debt
  service requirements at December 31,
  2001 in the event the Company did not
  have the cash flow to service the debt.
  Paid in full in September 2002
$5,500,000 convertible promissory notes                                                   4,395,000
  payable to investors maturing
  September 1, 2005. Proceeds of
  $4,395,000 received as of September 30,
  2002. Aggregate monthly installments of
  principal and interest of approximately
  $41,250. Fixed interest rate of 9.0%;
  collateralized by financed accounts
  receivable.
Note payable to Security Associates                 1,500,000          1,500,000            752,930
  International (SAI), $1,500,000,
  originally due December 31, 2001 with
  interest at 12.5%. In April 2002, a
  portion of this note was forgiven (Note
  10). The remaining obligation of
  $900,000 had no stated interest
  (interest imputed at 12.5%). Aggregate
  monthly installments of principal and
  interest approximates $20,000 beginning
  April 2002 through December 2002 with
  final payment of $720,000 due
  December 31, 2002. Note payable is net
  of a discount in the amount of $27,070
  at September 30, 2002. The note payable
  was paid in full in December 2002.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

                                                         December 31,
                                              ----------------------------------      September 30,
                                                   2000               2001               2002
                                              ---------------    ---------------    ---------------
Notes payable to a bank in original          $      1,474,294   $      1,412,208    $     1,290,229
  amounts totaling $1,506,888. Aggregate
  monthly installments of principal and
  interest approximates $53,000 beginning
  October 1999 through November 2004 with
  final payments of $405,000 and $255,000
  in November 2004 and December 2004,
  respectively. Fixed interest rate of
  8.75%. These notes payable are
  collateralized by financed accounts
  receivable. The Company is required to
  maintain cash with the lender of
  $36,300, which is restricted to be used
  to satisfy debt service requirements in
  the event the Company does not have the
  cash flow to service the debt. Such
  amount is included in restricted cash
  and cash equivalents.
Note payable, $650,000 at 10%. Paid in                650,000
  full during 2001.
Other note payable                                     31,867
                                              ---------------    ---------------     ---------------
                                                   35,599,770         37,122,449         43,349,719
Less: current portion, related party                  272,120            490,504          1,439,166
Less: current portion of long-term debt             2,414,939          5,340,059          3,302,205

                                              ---------------    ---------------     ---------------
                                             $     32,912,711   $     31,291,886    $    38,608,348
                                              ===============    ===============     ===============


   A series of promissory notes payable to related parties are with entities owned primarily by stockholders of the Company. Debt issuance costs paid by the Company to related parties totaled $745,000 through September 30, 2002. Cash receipts generated from the designated recurring monthly revenue are deposited directly with the related parties.

   A series of promissory notes payable to a bank in original amounts totaling $32,841,000 includes $12,641,000 used to finance the Monital Signal Corporation acquisition (Note 10) and $20,200,000 used to finance a 1998 acquisition. These promissory note agreements contain provisions that incorporate separate monitoring receivable financing participation agreements (Monitoring Agreements) between the bank, the Company and a related party owned by stockholders of the Company. The related party arranged the financing with the bank. Under these monitoring agreements the related party performs due diligence and monitors the Company's compliance with the promissory note agreements. Debt issuance costs paid by the Company to the bank totaled $3,380,395.

   Promissory note payable to a bank in the original amount of $2,600,000 was with a bank where a 10% owner of the Company is the Chairman of the Board of Directors of the bank. This note agreement had terms similar to the $32,841,000 bank notes described above. A related party owned by stockholders of the Company arranged the financing and received a fee of $379,000 and the bank received a fee of $190,000.

   On September 26, 2002, the Company's $5,800,000 related party promissory note with RTC Trust (an entity controlled by two principal stockholders of IASG) was amended. Aggregate monthly installments of principal and interest were reduced from approximately $129,000 to approximately $49,000 in October 2002, $58,000 in November 2002, and $67,000 in December 2002. Monthly payments continue to escalate over the life of the loan up to $144,000 beginning July 2004 until July 2007.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

6. Long-term Debt -- (Continued)


   In September 2002, IASG borrowed $5,500,000 from investors in a private offering. The Company used the proceeds to extinguish a note payable of $2,600,000 to a bank to extinguish $900,000 in IASI promissory notes in December 2002, and extinguish $740,000 of the SAI Note. The Company paid debt issuance costs of $495,000 to a related party. The promissory notes are convertible into IASG's common stock. In the event IASG has an initial public offering the conversion price would be 25% less than the offering price. If such offering takes place, the beneficial conversion will be charged to earnings.


   The Company paid other debt issuance costs totaling $220,587 related to promissory notes payable to a bank in the original amounts totaling $1,506,888.


   The promissory notes payable to related parties and to the bank contain restrictive covenants some of which require the Company to: deposit financed accounts receivable collections in a lockbox; maintain the appropriate level of recurring monthly revenue as a percentage of monthly debt service; comply with credit and collection policies; and perform other periodic reporting requirements. At December 31, 2001 and September 30, 2002, the Company has not complied with certain of these debt covenants. The related parties have permanently waived the covenant violations and accordingly the related party promissory notes are classified according to their amortization schedules.

   On October 2, 2002, the Company renegotiated approximately $26,380,000 of certain promissory notes payable to a bank. Approximately $11,125,000 originally due as a balloon payment in March 2003 was extended to June 2004. In addition, monthly debt service payments were rescheduled, however, the interest rate on the debt remained the same. The Company paid $415,237 in debt issuance costs to the bank which will be capitalized. The Company's covenants are unchanged except for the addition of a quarterly cumulative earnings before interest, taxes, depreciation, amortization (EBITDA) requirement.

   On November 8, 2002, the Company obtained a permanent waiver from the bank for all past covenant violations and events of default. This waiver required the Company to meet certain agreed upon requirements in the future. The Company has taken such action and has satisfied the requirements in the agreed upon time frame, except for the monthly EBITDA requirement. The Company did not meet EBITDA requirements as a result of incurring fees related to an initial public offering. On January 21, 2003, the bank modified the calculation of the EBITDA requirement to add back all fees related to an initial public offering through March 31, 2003.

   Related party and bank debt are collateralized by financed accounts receivable. Financed accounts receivable are outstanding accounts receivable that arise from recurring monthly revenue earned by providing alarm monitoring services for independent alarm dealers. Related parties and the bank require the Company to maintain a certain level of recurring monthly revenue. Such required recurring monthly revenue approximated $1,643,000 and $1,958,000 at December 31, 2001 and September 30, 2002, respectively. Substantially all accounts receivable in the accompanying combined balance sheets collateralized long-term debt.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

   Maturities of long-term debt are as follows based on revised agreements at:






                                                                  September 30, 2002
                                                       ----------------------------------------
                                                         Related         Other
                                                         Parties         Notes         Total
                                                       -----------    -----------   -----------
2003 ...............................................   $ 1,439,166    $ 3,329,275*  $ 4,768,441
2004 ...............................................     2,710,376     15,280,136    17,990,512
2005 ...............................................     3,244,498      9,773,804    13,018,302
2006 ...............................................     1,972,178      4,355,213     6,327,391
2007 ...............................................     1,272,143                    1,272,143
Thereafter .........................................
                                                       -----------    -----------   -----------
                                                       $10,638,361    $32,738,428   $43,376,789
                                                       ===========    ===========   ===========

---------------
* 2003 maturity includes $27,070 related to a discount (SAI note payable).

7. Income Taxes

   The components of the provision (benefit) for income taxes are as follows:




                                               For the Years Ended        For the Nine Months
                                                  December 31,            Ended September 30,
                                             -----------------------    -----------------------
                                                2000          2001         2001          2002
                                             -----------   ---------    -----------   ---------
                                                                        (Unaudited)
Current
 Federal ................................    $             $             $            $(267,055)
 State ..................................         12,960      12,959         9,720      (76,213)
                                             -----------   ---------     ---------    ---------
Total current............................         12,960      12,959         9,720     (343,268)
Deferred tax (benefit) expense...........     (4,672,682)   (617,425)     (420,611)    (186,475)
                                             -----------   ---------     ---------    ---------
Provision (benefit) for income taxes ....    $(4,659,722)  $(604,466)    $(410,891)   $(529,743)
                                             ===========   =========     =========    =========


   The significant components of deferred income tax (benefit) expense are as follows:




                                               For the Years Ended        For the Nine Months
                                                  December 31,            Ended September 30,
                                             -----------------------    -----------------------
                                                2000          2001         2001          2002
                                             -----------   ---------    -----------   ---------
                                                                        (Unaudited)
Deferred tax benefit recognized as a
  result of change in tax status.........    $(4,324,320)  $             $            $
Deferred tax (benefit) expense...........        218,878    (269,446)     (176,099)    (277,953)
Net operating loss carryforward..........       (567,240)   (347,979)     (244,512)      91,478
                                             -----------   ---------     ---------    ---------
Deferred income tax (benefit) Expense....    $(4,672,682)  $(617,425)    $(420,611)   $(186,475)
                                             ===========   =========     =========    =========

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 2001 and September 30, 2002 are as follows:



                                                            December 31,
                                                      -------------------------   September 30,
                                                         2000          2001            2002
                                                     -----------    -----------   -------------
Current deferred tax assets:
 Allowance for bad debts .........................   $    10,529    $    29,405    $    20,455
 Accrued expenses ................................        51,945
                                                     -----------    -----------    -----------
   Net current deferred tax assets ...............   $    62,474    $    29,405    $    20,455
                                                     ===========    ===========    ===========
Long term deferred tax assets (liabilities):
 Charitable contributions carry forward ..........   $       460    $       460    $       460
 Dealer relationships ............................    (4,356,336)    (4,049,131)    (3,773,691)
 Depreciation ....................................       (40,216)       (44,906)       (33,443)
 Net operating loss carryforward .................       677,359      1,025,338        933,861
                                                     -----------    -----------    -----------
   Net long term deferred tax liabilities ........    (3,718,733)    (3,068,239)     2,872,813
                                                     -----------    -----------    -----------
Net deferred tax liabilities .....................   $(3,656,259)   $(3,038,834)   $(2,852,358)
                                                     ===========    ===========    ===========


   The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate of 34% as follows:




                                                        For the Years
                                                            Ended          For the Nine Months
                                                         December 31,      Ended September 30,
                                                       ----------------    --------------------
                                                        2000      2001      2001        2002
                                                       -------   ------    ------   -----------
                                                                                    (Unaudited)
Pretax loss at statutory tax rate..................     (34.00%) (34.00%)  (34.00%)   (34.00%)
Effect of deferred state taxes, net of federal
  benefit..........................................      (1.29%)  (3.70%)   (2.67%)    (4.04%)
S corporation loss.................................      24.25%   20.96%    11.99%     31.11%
LLC income.........................................               (8.15%)    6.73%     (1.42%)
Conversion to S corporation........................    (110.62%)
Non-cash compensation..............................       1.72%
Reversal of a tax liability for a tax year no
  longer subject to an examination.................                                   (10.28%)
Other, net.........................................        .74%     .24%      .13%     (1.76%)
                                                       -------   ------    ------     -------
Provision (benefit) for income taxes...............    (119.20%) (24.65%)  (17.82%)   (20.39%)
                                                       =======   ======    ======     =======




   C corporation income (loss) before provision for income taxes was ($1,120,708), ($1,528,732) and ($1,036,011) and ($329,182) for the years ended
December 31, 2000 and 2001 and the nine months ended (unaudited) September 30, 2001 and nine months ended September 30, 2002, respectively.

   At September 30, 2002, the Company has approximately $2,334,000 of net operating loss carryforwards, which begin to expire in 2013, and approximately $7,777,000 of S corporation state net operating loss carryforwards, which begin to expire in 2018. In the event of a change in control, the net operating loss carryforwards may be subject to limitations under IRS regulations.

   Upon the event of an initial public offering (IPO) KC Acquisition, KCF, Morlyn and Criticom will no longer be considered flow through entities to their shareholders and members and, therefore, must record current and deferred income taxes from its earnings and losses, and recognize the tax consequences of "temporary differences" between financial statement and tax basis of existing assets and liabilities. At the time of a change in tax status of an enterprise, the Company would have an additional deferred tax liability of approximately $4,700,000 which would be included in income tax expense.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

8. Loss Per Common Share

   Loss per common share is as follows:




                                             For the Years Ended      For the Nine Months Ended
                                                 December 31,               September 30,
                                            ----------------------    -------------------------
                                              2000         2001          2001           2002
                                            --------   -----------    -----------   -----------
                                                                      (Unaudited)
Numerator
 Net (loss) income .....................    $750,562   $(1,848,008)   $(1,894,463)  $(2,068,802)
Denominator
 Weighted average shares outstanding ...         200           200            200           200
Net (loss) income per share.............    $  3,753   $    (9,240)   $    (9,472)  $   (10,344)





   On September 26, 2002, 35.2 shares were issued for the acquisition of Criticom. For purposes of the loss per share calculation in 2002 such shares are considered antidilutive.


9. Commitments and Contingencies


Leases

   The Company is obligated under operating leases for property and equipment expiring at various dates. Rent expense amounted to $466,045 and $595,333 for the years ended December 31, 2000 and 2001, respectively. Rent expense amounted to $436,072 and $516,636 for the nine months ended (unaudited) September 30, 2001 and nine months ended September 30, 2002, respectively.

   In addition, the Company leases telephone and computer equipment under capital leases.

   Minimum future annual rental commitments under non-cancelable capital and operating leases at September 30, 2002 are as follows:





         Year Ending September 30,
          ------------------------                                  Capital     Operating
                                                                   ---------    ---------
         2003 ..................................................   $ 204,202    $351,234
         2004 ..................................................     197,846     254,362
         2005 ..................................................     178,971     223,725
         2006 ..................................................      82,636     223,391
         2007 ..................................................      12,305     207,403
                                                                   ---------    --------
         Total minimum lease payments ..........................   $ 675,960
                                                                   ---------
         Amounts representing interest .........................    (121,379)
                                                                   ---------
         Present value of minimum lease payments ...............   $ 554,581
                                                                   =========






Royalty agreement


   The Company has a trademark and sub-license agreement for the use of the Smith & Wesson name in marketing alarm systems and monitoring services. The agreement has a term of nine years and ten months that commenced on March 1, 1998 and expires on December 31, 2008, with certain termination provisions. The agreement required minimum royalties of $600,000 for 1999 and $700,000 per year for each year thereafter payable in quarterly installments of $175,000 beginning in the first quarter of 2000. The agreement was renegotiated in August 2000 to eliminate minimum requirements. Royalty payments are based upon actual royalties earned under the sub-lease agreement for actual new sales and existing monitoring revenues without any minimums. The Company terminated this relationship on August 31, 2002 without any future commitments. Royalty expense was $505,299 and $71,833, for the years ended December 31, 2000 and 2001, respectively. Royalty expense was $50,767 for the nine months ended (unaudited) September 30, 2001.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

Litigation


   The Company is involved in litigation and various legal matters that have arisen in the ordinary course of business. The Company does not believe that the outcome of these matters will have a material effect on the Company's financial position, results of operations or cash flows.

10. Acquisitions


   On September 26, 2002, the Company, through a newly formed wholly owned subsidiary (Criticom-IDC), acquired 100% of the common stock of Criticom International Corporation (Criticom), a wholesale monitoring business located in Minneapolis, Minnesota and acquired a 5.03% interest in Royal Thoughts, LLC, a Minnesota limited liability company engaged in the development of new applications and monitoring technologies for emerging markets. The purchase price was $3,539,938, net of cash acquired of $579,591, which consisted of $1,000,000 in cash, 35.29 shares of KC Acquisition's common stock as well as a note totaling $685,000. Additional shares may be issued to the seller based on the future performance of Criticom. The transaction was accounted for under the purchase method of accounting.


   The allocation of the purchase price of $3,539,938 is as follows:



         Dealer relationships.............................................      5,319,294
         Accounts receivable..............................................        877,376
         Prepaid expenses and other assets................................        240,996
         Property and equipment...........................................        862,838
         Due from related party...........................................        484,018
         Accounts payable and accrued exp.................................       (550,093)
         Deferred revenue.................................................     (1,389,489)
         Capital leases...................................................       (554,582)
         Long-term debt...................................................     (1,750,420)
                                                                              -----------
         Net Assets Acquired..............................................    $ 3,539,938
                                                                              ===========





   The following pro forma combined results of operations have been prepared as if the acquisition had occurred at the beginning of the year of acquisition and the beginning of the immediately preceding year.

   The following pro forma combined results of operations have been prepared as if the acquisition had occurred at the beginning of the period of acquisition and the beginning of the immediately preceding period.





                                                     For the Nine Months Ended
                                                   September 30,   September 30,
                                                       2001             2002
                                                    -----------     -----------
                                                    (unaudited)     (unaudited)
Revenue:
Monitoring fees ...............................     $16,879,202     $17,731,806
Billing fees ..................................         150,768         481,758
Related party monitoring fees .................         352,994         919,254
Related party placement fees ..................         667,277         902,102
World Trade Center disaster recovery program ..                       1,946,122
                                                    -----------     -----------
Total revenue .................................     $18,050,241     $21,981,042
                                                    ===========     ===========
Income (loss) from operations  ................        (522,039)        632,381
                                                    -----------     -----------
Loss before income taxes ......................      (3,238,592)     (2,660,418)
                                                    -----------     -----------
Net loss ......................................     $(2,827,701)    $(2,130,675)
                                                    ===========     ===========





   The proforma results of operations do not purport to represent what the Company's results of operations would actually have been had the acquisition been effected for the periods presented, or to predict the Company's results of operations for any future period.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

   In January 2002, the Company acquired certain operating assets of RTC Alarm Monitoring Services (RTC), a wholesale security system alarm monitoring business located in Roseville, California. No liabilities were assumed by the Company. The transaction was accounted for under the purchase method of accounting.

   The allocation of the purchase price of $5,088,057 is as follows:

         Dealer relationships..............................................    $4,375,046
         Equipment.........................................................       500,000
         Accounts receivable...............................................       213,011
                                                                               ----------
                                                                               $5,088,057
                                                                               ==========


   The purchase price was financed with a promissory note from a related party owned by stockholders of the Company in the amount of $5,800,000 (Note 6). The Company paid a fee of $175,000 to a related party in connection with this financing. The results of RTC are included in the accompanying combined financial statements from the date of acquisition.

   In October 2001, the Company acquired certain operating assets of Custom Design Security (CDS), a wholesale security system alarm monitoring business located in Sarasota, Florida. No liabilities were assumed by the Company. The transaction was accounted for under the purchase method of accounting.

   The allocation of the purchase price of $1,192,117 is as follows:

         Dealer relationships..............................................    $1,020,448
         Accounts receivable...............................................       106,669
         Equipment.........................................................        65,000
                                                                               ----------
         Net assets acquired...............................................    $1,192,117
                                                                               ==========



   The purchase price was financed with debt from IASI (Note 6). The results of operations of CDS are included in the accompanying combined financial statements from the date of acquisition.


   On May 11, 2000, the Company, through a newly formed wholly owned subsidiary, acquired 99% of the common stock of Griptight Holdings, Inc., a corporation whose sole asset was the ownership of 80% of the stock of Monital. The transaction was accounted for under the purchase method of accounting. At the same time, the Company acquired 20% of the stock in Monital from an unrelated party. The purchase price of $10,695,472, net of cash acquired of $829,566, financing costs of $316,025 and all other closing costs were financed with debt of $14,141,000. In addition, a related entity owned by certain stockholders of the Company paid $1,383,370 of long-term debt, and $1,910,000 of customer contracts were transferred to that related entity. This resulted in a dividend distribution of $329,144 and a compensation charge of $197,486. The results of operations of Monital are included in the accompanying combined financial statements from the date of acquisition.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

   The allocation of the purchase price of $10,695,472, is as follows:


         Dealer relationships.............................................    $12,770,304
         Goodwill.........................................................      3,836,141
         Accounts receivable..............................................        768,465
         Property and equipment...........................................      1,122,286
         Prepaid expenses and other assets................................        359,056
         Accounts payable and accrued expenses............................       (803,226)
         Deferred revenue.................................................     (1,547,392)
         Other liabilities................................................       (590,651)
         Deferred tax liability...........................................     (3,836,141)
         Long-term debt...................................................     (1,383,370)
                                                                              -----------
         Net assets acquired..............................................    $10,695,472
                                                                              ===========



   In April 2001, the Company recorded $500,000 in other income from SAI. SAI is a publicly traded corporation in the alarm monitoring industry that is unrelated to the Company. SAI and KC Acquisition had entered into a merger agreement. The $500,000 represents a break up fee related to the failed merger with SAI.

   In April 2002, the Company settled an outstanding legal dispute related to the failed merger of the Company and SAI. As part of the Monital acquisition, the Company obtained financing of $1,500,000 from SAI (Note 6). The funds were used to purchase Monital and pay related expenses. The note was originally due December 31, 2001 with interest of $225,000. The litigation settlement modified the note agreement and as a result $922,275 was recorded as other income for the nine months ended September 30, 2002. The remaining debt obligation of $900,000 has no stated interest and is included in the accompanying September 30, 2002 combined balance sheet at its present value.


   The following proforma combined results of operations have been prepared as if the acquisition had occurred at the beginning of the year of acquisition and the beginning of the immediately preceding year.



                                                               (Unaudited)    (Unaudited)
                                                                   2000          1999
                                                               -----------    -----------
         Revenue:
          Monitoring fees ..................................   $19,961,814    $19,466,592
          Billing fees .....................................       261,312        107,109
          Related party monitoring fees ....................     1,164,165        490,137
          Related party placement fees .....................       189,249        112,569
                                                               -----------    -----------
         Total revenue .....................................   $21,576,540    $20,176,407
                                                               ===========    ===========
         Income (loss) from operations .....................   $  (181,962)   $   331,418
                                                               -----------    -----------
         Loss before income taxes ..........................   $(3,912,253)   $(2,202,677)
                                                               -----------    -----------
         Net income (loss) .................................   $   747,469    $(2,357,412)
                                                               ===========    ===========


   The proforma results of operations do not purport to represent what the Company's results of operations would actually have been had the acquisition been effected for the periods presented, or to predict the Company's results of operations for any future period.

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

11. Related Party Transactions

   As discussed throughout the footnotes to the combined financial statements, the Company has had significant transactions with related parties. Whether the terms of these transactions would have been the same had they been between non-related parties cannot be determined.


   KC Acquisition provides alarm monitoring services to related parties which are owned by stockholders of the Company. Revenue earned from these alarm monitoring services was $1,164,165 and $506,982 for the years ended
December 31, 2000 and 2001, respectively of which $954,615, and $443,658, respectively, was from IASI. Revenue earned from these alarm monitoring services was $352,994 and $1,060,378, respectively, for the nine months ended (unaudited) September 30, 2001 and nine months ended September 30, 2002 of which $352,994 and $919,254, respectively, was from IASI.

   For the period July 1, 2000 through June 30, 2001, KC Acquisition and IASI were in negotiations over alarm monitoring services provided by KC Acquisition to customers of IASI that IASI claims should have been disconnected from service. Further, IASI was in negotiations with KC Acquisition over alarm monitoring services provided subsequent to June 20, 2001. KC Acquisition granted IASI concessions on alarm monitoring services of $2,000 and $993,000 for the years ended December 31, 2000 and 2001, respectively and $762,000 and $35,000 for the nine months ended (unaudited) September 30, 2001, and 2002, respectively.

   Morlyn provides due diligence and other related services to IASI. Revenue earned from these services was $189,249 and $974,448 for the years ended December 31, 2000 and 2001, respectively. Revenue earned from these services was $517,712 and $911,688, respectively, for the nine months ended (unaudited) September 30, 2001 and nine months ended September 30, 2002.

   KC Acquisition incurred $293,202 and $329,769, respectively, in related party interest for the years ended December 31, 2000 and 2001 of which $258,556 and $328,650, respectively, was to IASI. KC Acquisition incurred $206,066 and $891,276, respectively, in related party interest for the nine months ended (unaudited) September 30, 2001 and nine months ended September 30, 2002 of which $206,066 and $412,156, respectively, was to IASI.

   KC Acquisition owns 5,000 shares of stock in a company that declared bankruptcy in 2000. The investment was in a company who obtained financing from an entity owned by certain stockholders of the Company. The original investment was $32,500 and is stated at no value in the accompanying combined balance sheets. The write down of this investment is recorded in general and administrative expenses in the 2000 combined statement of operations.

   KC Acquisition provides alarm monitoring services for certain independent alarm dealers who obtain financing from IASI.


   Amounts due from related party at:




                                                                         December 31,
                                                                      -----------------    September 30,
                                                                       2000      2001          2002
                                                                      ------   --------    -------------
         Integrated Alarm Services, Inc:
          Monitoring fees.........................................    $        $ 52,796      $ 50,832
          Placement fees..........................................              414,907
          Advances................................................              453,000
         RTC Trust................................................                            100,000
         Stockholders.............................................                            616,858
                                                                      ------   --------      --------
                                                                      $        $920,703      $767,690
                                                                      ======   ========      ========

                  KC ACQUISITION CORPORATION AND SUBSIDIARIES

   Amounts due to related party at:



                                                                        December 31,
                                                                     ------------------    September 30,
                                                                      2000       2001          2002
                                                                     -------   --------    -------------
         Stockholders............................................    $95,696   $140,395      $375,140
                                                                     =======   ========      ========


12. Fair Value of Instruments

   Fair value estimates, assumptions, and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of SFAS No. 107, Disclosure about Fair Value of Financial Instruments. The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

   The carrying values of the Company's financial instruments (including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and deferred revenue) as of December 31, 2000, 2001 and September 30, 2002 are a reasonable estimate of their fair value due to the short-term nature of the instruments. The fair value of related party debt is not determinable since it is not negotiated at arms length. The carrying value of the Company's bank debt approximates fair value.


13. Benefit Plans

   The Company maintains two plans that provide health, dental and life insurance benefits to all eligible employees. Medical and dental coverage under the first plan is partially self-insured by the Company and contains an excess loss insurance agreement with New England Financial. The self-insurance limit is $50,000 per occurrence per year. Insurance expense under the plan was $458,561 and $390,410 for the years ended December 31, 2000 and 2001, respectively. Insurance expense was $292,808 and $336,407 for the nine months ended (unaudited) September 30, 2001 and nine months ended September 30, 2002, respectively. The second plan provides fully insured medical, dental and life insurance coverage with Aetna -- U.S. Healthcare. Insurance expense under this plan was $169,510 and $242,445 for the years ended December 31, 2000 and 2001, respectively. Insurance expense was $172,268 and $238,586 for the nine months ended (unaudited) September 30, 2001 and nine months ended September 30, 2002, respectively.


   Effective August 1, 2002, the Company terminated its relationship with New England Financial and transferred those employees covered under the New England Financial plan to the Aetna -- U.S. Healthcare plan.

14. Subsequent Events

   On October 14, 2002, the Company borrowed $3 million from a related party. Interest is payable at Bear Stearn's Broker call rate plus 2.5%. Interest only payments are due monthly through March 15, 2004 when the full amount of principal is due.

   On January 7, 2003, KC Acquisition Corporation, a New Jersey Corporation, with its subsidiaries, was merged into a new entity, KC Alarm Services Group, Inc., a Delaware Corporation which will change its name to Integrated Alarm Services Group, Inc. The shareholders of KC Alarm Services Group, Inc. are the same shareholders as the Company.

   On January 17, 2003, the Company borrowed $2,000,000 from IASI. Interest is payable at 12%. The full amount of principal and interest is due January 17, 2004.

   The Company's shareholders have agreed to exchange their common stock for common stock of IASI at which time IASI will become a wholly owned subsidiary of KC Acquisition. In addition, KC Acquisition will change its legal name to Integrated Alarm Services Group, Inc. The acquisition of the Company will be accounted for as business acquisition with KC Acquisition's predecessor basis valued at historical cost and the assets owned by M&S Partners adjusted to fair value using the purchase method of accounting.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                         Combined Financial Statements
                    (and Report of Independent Accountants)

                       As of December 31, 2000, 2001 and
            September 30, 2002 and for the Years Ended December 31,
                      2000 and 2001 and Nine Months Ended
                    September 30, 2001 (Unaudited) and 2002

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors of IASI and Affiliates:

   In our opinion, the accompanying combined balance sheets and the related combined statements of operations, changes in shareholders' and trusts capital (deficiency) and cash flows present fairly, in all material respects, the financial position of IASI and its affiliates at September 30, 2002 and December 31, 2001 and 2000, and the results of their operations and their cash flows for the nine month period ended September 30, 2002 and for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As described in Notes 2, 5, 8 and 12 to the combined financial statements, the Company has had significant transactions with related entities.


/s/ PricewaterhouseCoopers LLP

Albany, New York
January 10, 2003, except for Note 12
as to which the dates are January 15, 2003 with respect to the second paragraph and January 17, 2003 with respect to the third paragraph

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS
            As of December 31, 2000 and 2001 and September 30, 2002




                                                                              (Note 8)
                                                 2000            2001           2002
                                             ------------    ------------   ------------
ASSETS
Current assets:
 Cash and cash equivalents ...............   $  1,608,101    $  1,901,128   $  1,915,066
 Current portion of notes receivable .....        932,243       1,571,662      1,374,665
 Current portion of notes
  receivable--related parties.............        287,050         941,875      1,009,655
 Accounts receivable less allowance for
  doubtful
   accounts of $80,012 in 2000, $255,471
  in 2001
   and $295,305 in 2002 ..................        261,893         295,782        257,683
                                             ------------    ------------   ------------
    Total current assets .................      3,089,287       4,710,447      4,557,069
                                             ------------    ------------   ------------
Notes receivable net of current portion
  and reserves of $100,000 in 2000,
  $800,000 in 2001 and $661,023 in 2002...      4,922,246       5,063,903      5,423,572
Notes receivable--related parties ........      1,181,029       4,384,348      3,559,802
Customer contracts, net ..................     26,615,372      53,495,792     48,463,404
Debt issuance costs, net .................      2,037,484       4,242,849      3,765,460
Restricted cash ..........................      2,105,250       3,175,250      2,622,250
                                             ------------    ------------   ------------
    Total assets .........................   $ 39,950,668    $ 75,072,589   $ 68,391,557
                                             ============    ============   ============
LIABILITIES AND SHAREHOLDERS'
AND TRUSTS CAPITAL (DEFICIENCY)
Current liabilities:
 Current portion of long-term debt .......   $ 11,397,317    $ 21,602,920   $ 17,025,754
 Accounts payable ........................          1,694              --        229,087
 Accounts payable--related parties .......             --         920,703         50,832
 Accrued expenses ........................        671,941         729,251      1,667,114
 Current portion of deferred revenue .....        157,681         804,416        781,905
 Other liabilities .......................        277,480         532,118        489,550
                                             ------------    ------------   ------------
    Total current liabilities ............     12,506,113      24,589,408     20,244,242
                                             ------------    ------------   ------------
Long-term liabilities
 Long-term debt, net of current portion ..     58,658,147      77,060,098     93,132,375
 Deferred revenue, net of current portion         390,256         482,792        439,360
                                             ------------    ------------   ------------
    Total long-term liabilities ..........     59,048,403      77,542,890     93,571,735
                                             ------------    ------------   ------------
    Total liabilities ....................     71,554,516     102,132,298    113,815,977
                                             ------------    ------------   ------------
Commitments and contingencies
Shareholders' and trusts capital
  (deficiency)
 Preferred stock, $0.001 par value,
  2,000,000 shares
   authorized and none issued and
  outstanding
 Common stock, $0.001 par value,
  50,000,000 shares
   authorized and 200 shares issued and
  outstanding.............................             --              --              1
 Contributed (drawn) capital, net ........     (1,547,519)      8,231,668     (2,101,090)
 Accumulated deficit .....................    (30,056,329)    (35,291,377)   (43,323,331)
                                             ------------    ------------   ------------
    Total shareholders' and trusts
  capital (deficiency)....................    (31,603,848)    (27,059,709)   (45,424,420)
                                             ------------    ------------   ------------
    Total liabilities and shareholders'
      and trusts capital
      (deficiency) .......................   $ 39,950,668    $ 75,072,589   $ 68,391,557
                                             ============    ============   ============


The accompanying notes are an integral part of the combined financial statements.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2000 and 2001
         And Nine Months Ended September 30, 2001 (Unaudited) and 2002






                                                                            Nine Months Ended
                                           Years Ended December 31,           September 30,
                                           -------------------------    -------------------------
                                              2000           2001          2001           2002
                                           -----------   -----------    -----------   -----------
                                                                        (Unaudited)
Revenue from customer accounts.........    $ 8,213,537   $11,196,087    $ 8,315,693   $12,755,383
Interest income on loans...............      1,219,025     1,277,157        842,090     1,090,326
Interest income on loans--related party        290,745       478,869        259,095       677,281
                                           -----------   -----------    -----------   -----------
 Net revenue ..........................      9,723,307    12,952,113      9,416,878    14,522,990
Operating expenses:
 Amortization .........................      4,832,014     5,316,519      3,980,231     6,294,397
 Monitoring expense ...................        505,863       387,762        261,395       239,341
 Monitoring expense--related party ....        954,615       443,658        352,994       919,254
 General and administrative ...........             --            --             --     1,850,236
 General and administrative--
   related parties.....................      1,004,017     1,917,469      1,482,917     1,277,049
 Provision for doubtful accounts ......        511,177     1,293,903      1,000,739       958,938
                                           -----------   -----------    -----------   -----------
 Total operating expenses .............      7,807,686     9,359,311      7,078,276    11,539,215
                                           -----------   -----------    -----------   -----------
Income (loss) from operations..........      1,915,621     3,592,802      2,338,602     2,983,775
                                           -----------   -----------    -----------   -----------
Other expenses:
 Amortization of debt issuance costs ..        470,687       594,555        445,916     2,242,389
 Interest expense .....................      7,139,059     8,233,295      6,640,960     8,773,340
                                           -----------   -----------    -----------   -----------
Net loss...............................    $(5,694,125)  $(5,235,048)   $(4,748,274)  $(8,031,954)
                                           ===========   ===========    ===========   ===========



The accompanying notes are an integral part of the combined financial statements.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

              COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' AND
                          TRUSTS CAPITAL (DEFICIENCY)
                 For the Years Ended December 31, 2000 and 2001
                    And Nine Months Ended September 30, 2002






                                     Common    Accumulated    Contributed
                                     Stock       Deficit        Capital          Total
                                     ------   ------------    ------------   -------------
Balance, December 31, 1999.......     $--     $(24,362,204)   $   (466,084)  $(24,828,288)
Withdrawals, net.................      --               --      (1,081,435)    (1,081,435)
Net loss.........................      --       (5,694,125)             --     (5,694,125)
                                      ---     ------------    ------------   -------------
Balance, December 31, 2000.......      --      (30,056,329)     (1,547,519)   (31,603,848)
Contributions, net...............      --               --       9,779,187       9,779,187
Net loss.........................      --       (5,235,048)             --     (5,235,048)
                                      ---     ------------    ------------   -------------
Balance, December 31, 2001.......      --      (35,291,377)      8,231,668    (27,059,709)
Common stock issued of IASI, Inc.       1               --              --               1
Withdrawals, net.................      --               --     (10,332,758)   (10,332,758)
Net loss.........................      --       (8,031,954)             --     (8,031,954)
                                      ---     ------------    ------------   -------------
Balance, September 30, 2002......     $ 1     $(43,323,331)   $ (2,101,090)  $(45,424,420)
                                      ===     ============    ============   =============


The accompanying notes are an integral part of the combined financial statements.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 2000 and 2001
         And Nine Months Ended September 30, 2001 (Unaudited) and 2002





                                                                                  Nine Months Ended
                                               Years Ended December 31,             September 30,
                                              ---------------------------    ----------------------------
                                                 2000            2001           2001            2002
                                             ------------    ------------   ------------    -------------
                                                                             (Unaudited)
Cash flows from operating activities:
  Net loss                                   $ (5,694,125)   $ (5,235,048)  $ (4,748,274)   $ (8,031,954)
  Adjustments to reconcile net loss to net
   cash provided
   by (used in) operating activities:
   Amortization ..........................      5,302,701       5,911,074      4,426,147        8,536,786
   Bad debts .............................        511,177       1,293,903      1,000,739          958,938
  Changes in assets and liablilties:
   Accounts receivable ...................       (179,055)        (33,889)       (80,959)          38,099
   Accounts payable and accounts
    payable--related parties .............        (17,943)        918,186        403,517        (640,784)
   Accrued expenses ......................        173,814          58,133         79,811          937,863
   Deferred revenue ......................        194,706         739,272        117,990         (65,943)
   Other liabilities .....................         45,569         222,764         94,344         (42,568)
                                             ------------    ------------   ------------    -------------
    Net cash (used in) provided by
    operating activities .................        336,844       3,874,395      1,293,315        1,690,437
                                             ------------    ------------   ------------    -------------
Cash flows used in investing activities:
  Purchase of customer contracts..........    (12,753,922)    (32,185,591)   (11,926,782)     (1,175,801)
  Financing of customer loans.............     (2,877,877)     (2,793,612)    (4,298,476)     (2,552,884)
  Financing of customer loans--related
   parties ...............................       (449,530)    (4,350,000)
  Repayment of customer loans.............      1,478,654       1,231,014        575,838        2,101,832
  Decrease (increase) in restricted cash..       (524,250)     (1,070,000)        80,000          553,000
                                             ------------    ------------   ------------    -------------
    Net cash used in investing activities     (15,126,925)    (39,168,189)   (15,569,420)     (1,073,853)
                                             ------------    ------------   ------------    -------------
Cash flows from financing activities:
  Issuance of IASI, Inc. common stock.....             --              --             --                1
  Proceeds from debt issuance.............     28,421,000      41,695,865      9,900,900       25,826,056
  Capital contributions (withdrawals), net     (1,081,435)      9,779,187      6,415,755      (7,230,767)
  Repayment of long-term debt.............    (10,823,379)    (13,088,311)    (2,227,368)    (17,432,936)
  Debt issuance costs.....................       (814,860)     (2,799,920)      (531,000)     (1,765,000)
                                             ------------    ------------   ------------    -------------
    Net cash provided by (used in)
      financing activities ...............     15,701,326      35,586,821     13,558,287        (602,646)
                                             ------------    ------------   ------------    -------------
Net increase (decrease) for the period ...        911,245         293,027       (717,818)          13,938
Cash and cash equivalents at beginning of
  period..................................        696,856       1,608,101      1,608,101        1,901,128
                                             ------------    ------------   ------------    -------------
Cash and cash equivalents at end of
  period..................................   $  1,608,101    $  1,901,128   $    890,283    $   1,915,066
                                             ============    ============   ============    =============
Supplemental disclosures of cash flow
  information:
 Interest paid ...........................   $  6,964,195    $  8,121,786   $  6,559,244    $   8,661,780
                                             ============    ============   ============    =============
 Income taxes paid .......................   $         --    $         --   $         --    $          --
                                             ============    ============   ============    =============
Supplemental disclosures of non-cash
  items:
 Debt assumed as a return of capital .....                                                  $   3,101,991
                                                                                            =============



The accompanying notes are an integral part of the combined financial statements.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies



Nature of business

   IASI ("Company" or "IASI"), the successor to Integrated Alarm Services Trusts ("Trusts"), provides financing and capital to independent security alarm dealers throughout the United States. The Company provides working capital to the independent dealers necessary for the growth of the dealers' business and financing for acquisitions. The Company has built a vertically integrated infrastructure, capable of handling all aspects of a financing for independent alarm dealers including due diligence, billing and collections and the securitizing alarm contracts. The Company owns a significant portfolio of residential and commercial alarm contracts and contracts assumed upon the foreclosure of loans to dealers.

   Beginning in 1992, M&S Partners, whose two partners are principal officers of the Company began acquiring portfolios of home security alarm contracts from independent dealers and installers. In order to fund the portfolio acquisitions, M&S Partners formed forty-one Grantor Trusts (Trusts), in which they are the ultimate beneficiaries, each of which acquired separate portfolios of contracts. In 2001, the Company formed two new LLC's (Guardian Group LLC and Payne Security LLC) in which M&S Partners is a 50% owner to acquire contracts. These Trusts and two LLC's issued notes (debt instruments) which were collateralized by the underlying alarm monitoring contracts and their recurring monthly revenues. The Trusts and two LLC's principally served the purpose of holding the contracts and ensuring the debts were serviced from the monthly cash flows of the contracts. M&S Partners outsourced their back office functions for the billing and collecting of the monthly alarm monitoring fees to a related entity. A C Corp was formed in 1999 to purchase portfolios of contracts and provide investment banking services.

   During 2002, M&S Partners formed the Company and have contributed their beneficial interests for seven of the forty-one Trusts and ownership interest in one of the LLC's for shares of common stock of the Company. They will contribute their beneficial interest in the remaining Trusts, one remaining LLC and the C Corporation to the Company concurrent with a proposed initial public offering. The assets acquired from the Trusts and the one LLC were accounted for as a business acquisition with M&S Partners predecessor basis valued at historical cost and the assets of the minority interest adjusted to fair value which approximates a $90,000 adjustment to reduce customer contracts and increase withdrawals, net.


Principles of combined financial statements


   The combined financial statements of the Company include the accounts of the forty-one trusts established by M&S Partners, IASI, two limited liability companies and one C Corporation. M&S Partners controls the Company as the majority shareholder of the Company. M&S Partners also controls the assets and operations of the C Corp and the trusts and two LLC's through Monitoring Receivable Financing Agreements (Participation Agreements) which establish M&S Partners as the portfolio manager. M&S Partners role as portfolio manager can only be terminated if certain "terminating events" occur such as failure to make timely payments on debt certificates, meet the terms of the Participation Agreement, or make false representations or warranties which have a material adverse effect on the interests of Senior Participants. All significant inter-trust and inter-company transactions and balances have been eliminated in the combination.


Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

Segment information

   The Company believes it operates in only one segment as more fully described under "Nature of Business."

Comprehensive income

   No statement of comprehensive income has been included in the accompanying financial statements since the Company does not have any other comprehensive income to report.

Cash and cash equivalents

   Cash and cash equivalents include all obligations with a maturity date of three months or less at the time of purchase. The carrying amount of cash and cash equivalents approximates fair value. As of September 30, 2002 the Company maintained $2,622,250 in restricted cash accounts with lenders as required under the terms of the senior loans. Such restricted cash is available to pay debt service of the related senior lender if the monthly cash flows from the Trusts and two LLC's are insufficient to cover the required debt service.

Notes receivable


   The Company makes loans to dealers, which are collateralized by the dealers' portfolio of customer monitoring contracts. Loans to dealers are carried at the lower of the principal amount outstanding or the net realizable value of the portfolio underlying the loan. Loans are generally considered nonperforming if they are 120 days in arrears of contractual terms.

   Management periodically evaluates the loan portfolio to assess the collectibility of dealer notes and adequacy of allowance for loan losses. Management reviews certain criteria in assessing the adequacy of the allowance for loan losses including the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Loan impairment is identified when a portfolio with cash flow is materially below the amount necessary to service the loan. In most cases, loans will be foreclosed and valued at the lower of cost (loan carrying value) or fair value of customer contracts using industry benchmarks.


Customer contracts


   Customer monitoring contracts are acquired from the dealers' pre-existing portfolios of contracts or assumed upon the foreclosure on dealers' loans. These acquired customer contracts are recorded at cost which management believes approximates fair value. Customer contracts assumed as a result of foreclosure on dealer loans are recorded at the lower of cost (loan carrying value) or the fair value of customer contracts using industry benchmarks at the time of foreclosure.


   Customer contracts are amortized over their term they are expected to remain a customer of the Company. The Company on an ongoing basis conducts comprehensive reviews of its amortization policy for customer contracts and, when deemed appropriate, uses an independent appraisal firm to assist in performing an attrition study.

   The Company's amortization methods below consider the average estimated life and historical and projected attrition rates determined from a recent attrition study.

         Existing portfolio accounts                       Straight line         11 years
         Dealer acquired new accounts                      Accelerated method    12 years
         Contracts assumed from dealers                    Accelerated method     8 years

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

1. Summary of Significant Accounting Policies -- (Continued)

Impairment of long-lived assets and long-lived assets to be disposed of

   The Company accounts for customer contracts and other long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of. SFAS No. 121 requires that the assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets to be held and used is measured by a comparison of the carrying amount of the assets with the future net cash flows expected to be generated. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their discounted cash flows (fair values). The Company has identified no such impairment losses in the periods presented through December 31, 2001 (see "Recent Accounting Pronouncements").

Debt issuance costs

   Debt issuance costs represents direct costs incurred in connection with the issuance of long-term notes and certificates. The debt issuance costs are being amortized over the term (varying from one to five years) of the underlying long-term debt using the effective interest method.

Deferred revenue


   Deferred revenue represents amounts paid by the dealers for services the Company will render in the future. In connection with the loans to dealers, the Company withholds a portion of the amount loaned to cover services for the remaining term of the contract. The deferred revenue fees are recognized as revenues as the billing and collection services are provided to the dealers. Such amounts withheld are nonrefundable.


Revenue recognition

   The Company provides monitoring services to customers under contracts ranging from one to five years in duration. Such contracts are cancelable with notice sixty days prior to the contract expiration date and contain no upfront fees or set up service. Customers are notified prior to the maturity date and contracts automatically renew at the rate for one year if no action is taken. Revenue from customer contracts is recognized as services are provided over the related monitoring contract period when a written contract is in place and collection is probable. Services may be billed in advance on a monthly, quarterly or annual basis and amounts billed but not earned are recorded as deferred revenues.


   Interest income from dealer notes receivable is recognized using the interest method. Accrual of interest income on notes receivable is suspended when a dealer portfolio is contractually delinquent for one hundred twenty days or more. The accrual is resumed when the dealer portfolio becomes contractually current, and past due interest income is recognized at that time. Generally, the Company forecloses on delinquent accounts and takes ownership of the related contracts which collateralize the notes.

Expenses paid by shareholders of the company

   Historically, the Company has outsourced its customer billing and collection services to an entity whose shareholders are majority shareholders of the Company. Such entity has paid for such services and also paid monitoring expenses on behalf of the Company. In addition, the entity has made debt repayments on behalf of the Company. Such payments have been reflected in the accompanying combined financial statements as charges to expense or reduction of debt with a corresponding credit to contributed capital. Further, the Company has assumed debt on behalf of such entity with a corresponding amount recorded as a return of capital (see Notes 5 and 8).

Advertising costs

   The Company has not incurred advertising costs during any of the periods presented.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

1. Summary of Significant Accounting Policies -- (Continued)

Income taxes

   The trusts of the Company are taxed as such under the Internal Revenue Code and for state income tax purposes.

   The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable for future years to differences between financial statement and tax basis of existing assets and liabilities. The effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date.

Concentration of risk

   At times, cash and cash equivalent balances held at financial institutions were in excess of federally insured limits. To mitigate this risk, the Company deposits its cash and cash equivalents with high credit, quality financial institutions. At December 31, 2000 and 2001 and September 30, 2002, cash and cash equivalent balances in excess of FDIC limits approximated $1,492,000, $2,404,000 and $2,266,000, respectively.

   The Company extends credit to its customers and dealers in the normal course of business and maintains allowances for potential credit losses. The Company mitigates credit risk of dealer loans by requiring dealer customer contracts as collateral. The Company's customers and dealers are located throughout the United States; therefore, the Company does not believe a significant risk of loss from concentration of credit risk exists.

Risks and uncertainties

   As previously discussed, the Company operates in one industry and segment. A principal element of the Company's business strategy is to acquire retail security system monitoring contracts. Purchase of such contracts involve a number of special risks, including credit worthiness of customers, early cancellation for poor service and non-renewal due to competition, all of which result in account attrition (i.e. cancellation). In addition, monitoring system failures by contracted monitoring companies could result in cancellation and a reduction in revenues from customer contracts.


Continued operations
   The Company which has a highly leveraged structure has incurred net losses since inception and has a deficit in equity at September 30, 2002. The Company has a working capital deficit of approximately $16,000,000 at September 30, 2002. Further, the Company was default of certain debt covenants and obtained permanent bank waivers (see Note 5). The Company's plan to fund operating and working capital deficits is to refinance existing debt arrangements and obtain additional financing (see Notes 5 and 12) and enter into a merger agreement with KC Acquisition (see Note 12). As discussed in Note 5, the Company has refinanced certain debt from monthly principal and interest payments to interest only payments with principal due at maturity. The Company has a balloon payment in April 2003 of approximately $900,000. The Company plans to continue with such refinancing efforts to improve its working capital deficit. Management believes based on past experience with refinancings that they will be successful in future refinancings. However, there can be no assurances that management will be successful in consummating future refinancings or that such funding will be available if needed.


Interim financial information (unaudited)

   The combined interim statements of operations and cash flows for the nine month period ended September 30, 2001, together with the financial data and other information for this period disclosed in the combined interim financial statements, are unaudited. In the opinion of management, the combined interim

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the interim results.

Recent accounting pronouncements

   In June 2001, Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," was issued by the Financial Accounting Standards Board (FASB). SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. The Company's adoption of this statement in 2002 did not have a material impact on its financial statements.

   In June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets," was issued by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. The Company will be required to reassess the useful lives of all intangible assets. The Company adopted SFAS No. 142 on its effective date of January 1, 2002. The Company's adoption of this statement in 2002 did not have a material impact on its financial statements.

   In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of this statement will not have a material impact on its financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company's adoption of this statement in 2002 did not have a material impact on its financial statements.

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002." This Standard addresses a number of items related to leases and other matters and is effective for fiscal years beginning after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 to have a material impact on its financial statements.

   In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Standard addresses the recognition, measurement and reporting costs that are associated with exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its financial statements.


   In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The interpretations provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company have no guarantees and therefore believe the adoption of FIN 45 will not have a material impact on its financial statements.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

   In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation--Transition and Disclosure--an amendment of FAS 123". This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Statement has varying effective dates commencing with interim periods begining after December 15, 2002. The Company has no stock-based compensation plans and therefore believes the adoption of this statement will not have a material effect on its financial statements.


2. Notes Receivable

   Notes receivable consists of loans to dealers which are collateralized by a portfolio of individual customer monitoring contracts. When a dealer becomes delinquent, the Company generally forecloses on and takes ownership of the portfolio of customer monitoring contracts (see Note 3).

   Contractual maturities of notes receivable are as follows:



                                                                    September 30, 2002
                                                                  -----------------------
                                                                   Related       Other
                                                                    Party        Notes
                                                                 ----------    ----------
         2003 ................................................   $1,009,655    $1,374,665
         2004 ................................................    1,064,331     1,752,308
         2005 ................................................    2,070,740     1,557,168
         2006 ................................................      424,731     1,263,063
         2007 ................................................           --     1,430,539
         2008 and thereafter .................................           --        81,517
                                                                 ----------    ----------
                                                                 $4,569,457    $7,459,260
                                                                 ==========    ==========


   Changes in the allowance for credit losses were as follows:



                                                                                Notes
                                                                              Receivable
                                                                             ------------
         Balance at January 1, 2000......................................    $ 15,592,556
         Provision for credit losses.....................................         511,177
         Accounts charged off as part of foreclosure.....................     (16,003,733)
         Recoveries......................................................              --
                                                                             ------------
         Balance at December 31, 2000....................................         100,000
         Provision for credit losses.....................................       1,293,903
         Accounts charged off............................................        (593,903)
         Recoveries......................................................              --
                                                                             ------------
         Balance at December 31, 2001....................................         800,000
         Provision for credit losses.....................................         354,938
         Accounts charged off............................................        (493,915)
         Recoveries......................................................              --
                                                                             ------------
         Balance at September 30, 2002...................................    $    661,023
                                                                             ============




   In early 2000, the Company foreclosed on the loans of these two dealers and took ownership of their customer contracts. Upon foreclosure, the Company recorded the contracts at net realizable value of approximately $10,000,000 and the remaining $14,000,000 of notes receivable fully reserved for along with approximately $2,000,000 of other fully reserved loans were charged off.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

   At December 31, 2001 and September 30, 2002 notes receivable was collateralized by contracts with a recurring monthly revenue of approximately $330,000 and $383,000, respectively.

3. Customer Contracts

   Customer contracts at December 31, 2000, 2001 and September 30, 2002 consist of the following:


                                                   2000           2001       September 30, 2002
                                               -----------    ------------   ------------------
Customer contracts .........................   $32,862,095    $ 65,059,034      $ 66,321,043
Accumulated amortization ...................    (6,246,723)    (11,563,242)      (17,857,639)
                                               -----------    ------------      ------------
                                               $26,615,372    $ 53,495,792      $ 48,463,404
                                               ===========    ============      ============


   During the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, the Company foreclosed on dealer notes receivable and received in return the related collateral consisting of customer contracts with a value of approximately $9,800,000, $11,000 and $86,000, respectively. These customer contracts were recorded at the lower of cost (loan carrying value) or the fair value based upon industry benchmarks for similar contracts at the time of loan default. Amounts charged to the notes receivable allowance for credit losses during the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002 was $593,903 and $493,915, respectively.


   Certain customer contracts acquired on December 27, 2001, with a cost basis of approximately $20,247,459, are subject to optional repurchase by the seller at a discounted price. The Company is amortizing these customer contracts such that the net book value approximates the discounted repurchase option price. Such repurchase is contingent on the seller complying with certain conditions outlined in the contract purchase agreement over a six-year period. In connection with the sale, the seller and the Company entered into a services agreement, whereby the seller would perform billing and collection services on behalf of the Company for a fee of ten percent of cash collections subject to certain limitations. The seller and the Company have mutually agreed to cancel the agreement and the Company has assumed billing and collection activities effective January 1, 2003.


   Customer contract amortization expense for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2001 (unaudited) and 2002 was $4,832,014, $5,316,519, $3,980,231 and $6,294,397, respectively.


   Estimated amortization expense of the existing portfolio of customer contract rights for calendar 2002 through 2007 is as follows:

         2002 (fourth quarter).............................................    $2,050,902
         2003..............................................................     7,231,503
         2004..............................................................     6,321,541
         2005..............................................................     5,708,686
         2006..............................................................     5,252,915
         2007..............................................................     4,871,388

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

4. Debt Issuance Costs

   Debt issuance costs at December 31, 2000, 2001 and September 30, 2002 consist of the following:

                                                    2000          2001       September 30, 2002
                                                 ----------    -----------   ------------------
Debt issuance costs ..........................   $2,918,280    $ 5,718,200       $ 7,483,200
Accumulated amortization of debt issuance and
  offering costs..............................     (880,796)    (1,475,351)       (3,717,740)
                                                 ----------    -----------       -----------
                                                 $2,037,484    $ 4,242,849       $ 3,765,460
                                                 ==========    ===========       ===========


   Amortization expense of debt issuance costs for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2001 (unaudited) and 2002 was $470,687, $594,555, $445,916 and $2,242,389, respectively (see Note
8).


5. Long-term Debt

   Long-term debt at December 31, 2000, 2001 and September 30, 2002 consists of the following:


                                                 2000          2001       September 30, 2002
                                             -----------    -----------   ------------------
Senior Debt -- The Company has notes with
  various lending institutions. As of
  September 30, 2002, the monthly
  installments total approximately
  $1,500,000, including interest. As of
  September 30, 2002 approximately
  $21,400,000 of the debt is fixed with
  interest at rates from 7.5% to 11.0% and
  approximately $8,000,000 of the debt is
  variable, but has been fixed with an
  interest rate swap at 8.3% (See Note
  10). Balloon payments are due at certain
  intervals and approximately $26 million
  of the notes are collateralized by
  specific monitoring contracts and notes
  receivable..............................   $23,871,756    $40,466,121      $ 29,395,744
Junior Debt -- The Company has junior
  debt with monthly installments of
  approximately $975,000 and interest
  rates from 10.1% to 13.5%. Balloon
  payments are due at certain intervals
  and the notes are collateralized by
  specific monitoring contracts and notes
  receivable..............................    46,183,708     58,196,897        79,840,394
Due to M&S Partners, on demand ...........            --             --           921,991
                                             -----------    -----------      ------------
                                              70,055,464     98,663,018       110,158,129
Less current portion .....................    11,397,317     21,602,920        17,025,754
                                             -----------    -----------      ------------
                                             $58,658,147    $77,060,098      $ 93,132,375
                                             ===========    ===========      ============


   At December 31, 2001 and September 30, 2002, long-term debt was collateralized by contracts and notes receivable with an aggregate carrying value of approximately $63,800,000 and $54,400,000, respectively.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

5. Long-term Debt -- (Continued)

   Maturities of long-term debt (on a calendar year basis) at September 30, 2002 are as follows:

         2002 (fourth quarter)...........................................    $  6,440,907
         2003............................................................      16,445,232
         2004............................................................      17,665,407
         2005............................................................      23,171,919
         2006............................................................      12,340,157
         2007 and thereafter.............................................      34,094,507
                                                                             ------------
                                                                             $110,158,129
                                                                             ============



   The Company is required to maintain cash in a reserve fund, which is included in cash-restricted to fund debt service payments on the Senior Debt. Payne Security LLC Senior Debt agreement contains affirmative covenants including the timely payment of taxes and restrictive covenants including fixed charges to cash flow ratio and attrition ratio. At September 30, 2002, Payne Security LLC was in default of certain covenants, including the timely payment of taxes, fixed charges to cash flow and attrition ratios and on November 8, 2002 obtained a permanent waiver from the Senior Debt lender. Guardian Group LLC Senior Debt agreement contains certain restrictive covenants including collections as a percentage of funded recurring monthly revenues (RMR) and limitations on indebtedness. At September 30, 2002, the Company was in default of the collections as a percentage of funded RMR convenant and obtained a permanent waiver from the Senior debt lender.

   In March 2002, IASI commenced a new debt offering for $27,300,000 that matures in five years and pays interest at a rate of 12%. As part of the offering, junior debt note holders of 18 trusts in the aggregate principal amount of $24,600,000 have the right to exchange such notes for notes of IASI with an equal principal amount, and those trusts assets are in the process of being transferred to IASI. As of September 30, 2002, approximately $19,200,000 of notes have been exchanged under this offering. The remaining $2,700,000 of the offering is for raising cash from new lenders. Interest only payments are due monthly with principal due at maturity. All of the contracts and recurring monthly revenue which collateralized the notes exchanged will become assets of IASI upon completion of the offering. Notes of the Trust totaling $4,053,134 not exchanged have been redeemed for cash as of September 30, 2002.

   In June 2002, IASI commenced a new debt offering for $8,000,000 that matures in one year and pays interest at the rate of 12%. As part of the offering, certain note holders of 3 trusts in the aggregate principal amount of $2,590,000 have the right to exchange such notes for notes of IASI with an equal principal amount, and those trusts assets are in the process of being transferred to IASI. As of September 30, 2002, approximately $2,200,000 of notes have been exchanged under this offering. Holders of one year notes amounting to $7,100,000 have agreed to extend the maturity date on their notes until April 30, 2004. Interest only payments are due monthly with principal due at maturity. All of the contracts and recurring monthly revenue which collateralized the notes exchanged are now assets of IASI.

   In August 2002, IASI commenced a new debt offering for $25,000,000 that matures in three years and pays interest at the rate of 12%. As part of the offering, certain note holders of 7 trusts in the aggregate principal amount of $9,876,000 have the right to exchange such notes for notes of IASI with an equal principal amount, and those trusts assets are in the process of being transferred to IASI. As of September 30, 2002, approximately $5,700,000 has been exchanged under this offering. Interest only payments are due monthly with principal due at maturity. All of the contracts and recurring monthly revenue which collateralized the notes will become assets of IASI upon completion of the offering.

   Commencing in December 2002, IASI began offering 10% two-year promissory notes to the public in the aggregate principal amount of $9,200,000. These notes are unsecured and will mature on February 1, 2005. Interest only payments are due monthly with principal due at maturity. This financing, if entirely sold,

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

5. Long-term Debt -- (Continued)

will result in principal payments of approximately $900,000 in April 2003, $7,100,000 in April 2004, $9,200,000 in February 2005, $25,000,000 in June
2005 and $27,300,000 in March 2007. Management believes the aforementioned note exchanges between the Trusts and IASI were consummated at fair value (see
Note 1).


   During the nine month period ended September 30, 2002, the Company assumed approximately $3,100,000 of debt from a related party (of which approximately $900,000 is due M&S Partners and $2,200,000 is due a non-related party), which resulted in a return of capital of a corresponding amount.

6. Commitments and Contingencies

Leases

   The Company rents office space month to month through a related party. The leases of the related party expire at various dates. Rent expense amounted to $14,444, $18,603, $13,950 and $15,855 for the years ended December 31, 2000,
2001 and nine months ended September 30, 2001 (unaudited) and September 30, 2002, respectively. The Company intends to enter into a lease for its own office space in the near future.


Employment agreements

   On October 1, 2002 three key employees entered into three year employment agreements with Integrated Alarm Services Group, Inc. These agreements automatically extend for additional one year periods unless either party decides not to extend. Upon change in control, the employees are entitled to two years compensation. Upon termination without cause or material change in employment terms, the employee would receive one year of compensation.

Litigation


   The Company is the plaintiff in litigation and various legal matters which have arisen in the ordinary course of business. The Company does not believe that the outcome of these issues will have a material impact on the Company's financial position, results of operations or cash flows.


7. Income Taxes

   For income tax purposes, the forty-one trusts are complex trusts and are consequently treated as separate taxable entities which are taxed on each trust's separate taxable income. The sole purpose of establishing the trusts was to protect the rights of the debt holders and as such were structured with the intent that they would yield little or no annual taxable income.

   In addition to the trusts, the combined financial statements include two limited liability companies (LLC's) which are beneficiaries of the trusts. For federal and state income tax purposes these entities are treated as partnerships and accordingly, the income taxes or credits from earnings or losses are payable by or accrued by the members.

   As the result of the trusts being treated as separate taxable entities current and deferred income taxes from each trust's earnings and losses are recorded. Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates.

   During 2002, as Integrated Alarm Systems, Inc. was formed and acquired the assets of certain trusts in exchange for new debt, such exchange resulted in a new tax basis or carryover tax basis in the assets acquired equal to the new debt issued. The tax attributes of the Trusts do not carryover to the Company. The

           INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

7. Income Taxes -- (Continued)

scheduling of temporary differences results in a deferred tax asset which is offset with a full valuation allowance.


   There was no current income tax expense in 2000, 2001 and for the nine months ended September 30, 2002. The significant components of deferred income tax expense (benefit) are as follows:




?x(6)

                                                     For the Year Ended
                                                        December 31,          Nine months Ended
                                                  -------------------------     September 30,
                                                     2000          2001              2002
                                                 -----------    -----------      -----------
Deferred tax expense (benefit) ...............   $(3,567,406)   $ 1,370,848      $ 3,621,526
Net operating loss ...........................            --             --         (387,827)
Valuation allowance ..........................     3,567,406     (1,370,848)      (3,233,699)
                                                 -----------    -----------      -----------
Deferred income tax benefit ..................   $        --    $        --      $        --
                                                 ===========    ===========      ===========





   The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate of 39.6% in 2000, 39.1% in 2001 and 38.6% in 2002 as follows:





                                                             For the Year
                                                                Ended
                                                             December 31,     Nine months Ended
                                                            ---------------     September 30,
                                                            2000      2001           2002
                                                           ------    ------         ------
Pretax income (loss) at statutory tax rate .............   (39.60%)  (39.10%)       (38.60%)
Effect of deferred state taxes, net of federal benefit .    (5.93%)    2.52%          3.30%
Partnership and LLC (income) losses and other net
  allocated revenues and expenses.......................   (17.12%)   59.98%         72.67%
Impact of change in enacted rate .......................     0.00%     2.79%          1.25%
Impact of change in entity .............................       --        --           2.14%
Valuation allowance ....................................    62.65%   (26.19%)       (40.26%)
Other ..................................................       --        --           (.50%)
                                                           ------    ------         ------
Provision for income taxes                                   0.00%     0.00%          0.00%
                                                           ======    ======         ======




   The pretax income (losses) and net allocated expenses from LLC's for 2000, 2001 and 2002 are approximately $2,461,809, ($8,031,208) and ($15,121,444), respectively.


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 2001 and September 30, 2002 are as follows:


                                                        2000            2001           2002
                                                    ------------    ------------   ------------
Long-term deferred tax assets (liabilities)
 Intangibles (notes receivable and customer
   contracts) ...................................   $ 14,978,545    $ 13,607,698   $  9,986,171
 Net operating loss carry forward ...............             --              --        387,825
                                                    ------------    ------------   ------------
 Net long-term deferred tax assets ..............     14,978,545      13,607,698     10,373,996
 Valuation allowance ............................    (14,978,545)    (13,607,698)   (10,373,996)
                                                    ------------    ------------   ------------
 Net deferred tax assets ........................   $         --    $         --   $         --
                                                    ============    ============   ============








   In accordance with FASB No. 109, the Company has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The valuation allowance at the period ended December 31, 2000 and 2001 and September 30, 2002 is approximately $14,979,000, $13,608,000 and $10,374,000, respectively.
During the periods ended December 31, 2000 and 2001 and September 30, 2002, the valuation allowance increased (decreased) by approximately $3,567,000, ($1,371,000) and $(3,234,000), respectively.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

   At September 30, 2002, the Company has unused Federal net operating loss carryforwards of approximately $996,000. The Federal net operating loss carryforwards if unused will begin to expire during the year ended December 31, 2022. In the event of a change in control, the net operating loss carryforwards may be subject to limitations under IRS regulations (see Note
12).

8. Related Party Transactions

Transactions with KC and Morlyn


   As discussed below, the Company has had significant transactions with related entities which transactions have had a significant impact on the Company's financial position, results of operations and cash flows. Whether the terms of these transactions would have been the same had they been between non-related entities cannot be determined.

   The Company has entered into many transactions with KC Acquisition Corporation and its subsidiaries (`KC Acquisition') and Morlyn Financial Group LLC ("Morlyn") (an entity controlled by the majority shareholder of KC Acquisition) over the past several years. Shareholders of the Company are majority shareholders of KC Acquisition. These transactions have included purchasing wholesale monitoring services (for which KC Acquisition charged the Company $3 per month per subscriber through June 2001 and effective July 1, 2001 has charged the Company 10% of subscriber cash collections), purchasing retail subscriber contracts from dealers with KC Acquisition's assistance and making direct loans to KC Acquisition (see Note 12). The Company has also made loans to Criticom International Corporation ("Criticom") which became a wholly owned subsidiary of KC Acquisition in September 2002. Moryln LLC an affiliate of KC Acquisition provides the Company with due diligence on contract acquisitions and other advisory services from time to time. These transactions are summarized as follows:



                                                                           Nine Months Ended
                                                                             September 30,
                                                                         ----------------------
                                                    2000       2001         2001         2002
                                                  --------   --------     --------     --------
                                                                         (Unaudited)
Purchase of monitoring services --KC
  Acquisition.................................    $954,615   $443,658     $352,994     $919,254
Interest income -- KC Acquisition.............    $258,556   $328,650     $206,066     $412,156
Interest income -- Criticom...................    $ 32,189   $150,219     $ 53,029     $265,125
Advisory fees -- general and administrative
  expense -- Morlyn...........................    $189,249   $974,448     $517,712     $911,688



                                                             December 31,         September 30,
                                                        -----------------------   -------------
                                                          2000          2001           2002
                                                       ----------    ----------     ----------
Notes receivable -- KC Acquisition  ................   $1,200,557    $3,217,018     $2,826,542
Notes receivable -- Criticom .......................   $  267,522    $2,109,205     $1,742,915
Accounts payable -- KC Acquisition .................   $       --    $  505,796     $   50,832
Accounts payable -- Morlyn .........................   $       --    $  414,907     $       --



   For the period July 1, 2000 through June 30, 2001, the Company and KC Acquisition were in negotiations over monitoring services provided by KC Acquisition to customers the Company claims should have been disconnected from service. Further, the Company was in negotiations with KC Acquisition over monitoring service provided subsequent to June 30, 2001 resulting in amounts paid to KC Acquisition being less than the agreed upon 10% of subscriber collections. KC Acquisition granted the Company concessions on monitoring expenses of $2,000, $993,000, $762,000 and $35,000 for the year ended
December 31, 2000, 2001 and the nine months ended September 30, 2001 (unaudited) and 2002, respectively.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

Transactions with affiliates other than KC Acquisition (see Note 12)


   The Company rents office space month to month from a related party. That related party is obligated under various leases that expire over the next two years. Many services have been provided by related parties on a cost-sharing basis. These services have included payroll and day-to day office expenses (including billing and collection services). The Company will obtain most of these services directly in the future.

   Included in long-term debt (junior debt) are contract certificates held by related parties that totaled approximately $54,000, $185,000, and $50,000 at December 31, 2000, 2001 and September 30, 2002, respectively.

   An entity which is controlled by the Chairman of the Board and shareholder of the Company has assisted the Company in senior and junior debt financings. The fee charged approximated 5% to 10% of debt raised which management believes is similar to a fee that would be charged by an unrelated party. Debt issuance costs incurred and paid to such entity was $814,496, $1,203,420 and $1,465,000 for the years ended December 31, 2000, 2001 and nine months ended September 30, 2002.

   Expenses paid by shareholders of the Company on behalf of the Company included in the combined statements of operations are as follows:


                                                                           Nine Months Ended
                                                                             September 30,
                                                                         ----------------------
                                                    2000       2001         2001         2002
                                                  --------   --------     --------     --------
                                                                         (Unaudited)
Monitoring expenses...........................    $505,863   $387,762     $672,510     $180,001
Certain general and administrative expenses...    $814,768   $943,021     $965,205     $365,361



   During the nine months ended September 30, 2002, the Company began to pay certain expenses out of its own cash accounts.

   See Note 5 for $921,991 note payable to M&S Partners.


9. Fair Value of Instruments

   Fair value estimates, assumptions, and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments". The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

   The carrying amounts of the Company's financial instruments (including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities) as of December 31, 2000 and 2001 and September 30, 2002 are a reasonable estimate of their fair value due to the short-term nature of the instruments. The carrying value of the related party debt and long-term debt are also a reasonable estimate of fair value due to the limited marketability of the debt and the yield offered on new issues.

10. Swap Arrangement

   In 2002, the Company entered into an interest rate SWAP arrangement (maturing March 15, 2004) to fix the interest rate at 8.3% on $8,050,000 of floating rate senior debt. The interest rate SWAP does not qualify as a hedge, accordingly changes in fair value are recorded as interest expense in the statement of operations. The fair value of the SWAP at September 30, 2002 was $54,031.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

11. Retirement Plan


   IASI formed the Integrated Alarm Systems, Inc. 401(k) Retirement Plan ("Plan") effective August 1, 2002. IASI is in the process of implementing additional benefit plans.

12. Subsequent Events

Proposed Sale of the Company


   The Company's shareholders have agreed to exchange their common stock for common stock of KC Acquisition, at which time the Company will become a wholly owned subsidiary of KC Acquisition. In addition, KC Acquisition will change it's legal name to Integrated Alarm Services Group, Inc. The acquisition of the Company will be accounted for as a business acquisition with KC Acquisition's predecessor basis valued at historical cost and the assets owned by M&S Partners adjusted to fair value using the purchase method of accounting.


Related Party Debt

   On January 15, 2003, the Company borrowed $3,000,000 from a related party. The interest rate is 12% and the full amount of principal and interest is due on January 15, 2004, the maturity date (see Note 8).

Related Party Note Receivable


   On January 17, 2003, the Company loaned an additional $2,000,000 to KC Acquisition. The interest rate is 12% and the full amount of principal and interest is due on January 17, 2004, the maturity date (see Note 8).

                       CRITICOM INTERNATIONAL CORPORATION

                    Statements of Operations and Cash Flows
                    (and Report of Independent Accountants)

          For the Nine Months Ended (unaudited) September 30, 2001 and for the Period January 1, 2002 to September 25, 2002

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders of
Criticom International Corporation:

   In our opinion, the accompanying statements of operations and cash flows present fairly, in all material respects, the results of operations and cash flows of Criticom International Corporation for the period January 1, 2002 to September 25, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

Albany, New York
January 13, 2003

                       CRITICOM INTERNATIONAL CORPORATION

                            STATEMENTS OF OPERATIONS
          For the Nine Months Ended (unaudited) September 30, 2001 and for the Period January 1, 2002 to September 25, 2002






                                                           2001          2002
                                                        (Unaudited)
                                                        -----------   ----------
Revenue:
 Monitoring fees ...................................    $3,338,702    $3,246,753
 Billing fees ......................................         6,619         9,896
 World Trade Center Disaster Recovery Program ......            --     1,946,122
                                                        ----------    ----------
Total revenue ......................................     3,345,321     5,202,771
Cost of revenue ....................................     2,206,194     3,230,179
                                                        ----------    ----------
                                                         1,139,127     1,972,592
                                                        ----------    ----------
Operating expenses:
 Selling and marketing .............................       456,189       439,316
 Depreciation and amortization .....................       195,086       234,597
 General and administrative ........................       788,325     1,030,649
 Research and development ..........................       580,505       210,844
                                                        ----------    ----------
   Total operating expenses.........................     2,020,105     1,915,406
                                                        ----------    ----------
(Loss) income from operations ......................      (880,978)       57,186
Other income .......................................        58,913        92,823
Related party interest expense .....................        53,029       111,125
Interest expense ...................................        58,144       100,757
                                                        ----------    ----------
Net loss ...........................................    $ (933,238)   $  (61,873)
                                                        ==========    ==========






    The accompanying notes are an integral part of the financial statements.

                       CRITICOM INTERNATIONAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                     For the Nine Months Ended (Unaudited)
                     September 30, 2001 and for the Period
                     January 1, 2002 to September 25, 2002






                                                             2001         2002
Cash flows from operating activities:
 Net loss .............................................    $(933,238)  $ (61,873)
 Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
   Depreciation and amortization.......................      195,086     234,597
   Provision for bad debts.............................      185,000      63,000
 Changes in assets and liablilties, net of non cash
   transactions:
   Accounts receivable.................................     (115,880)    351,007
   Prepaid expenses....................................       (9,714)     17,306
   Due from officer....................................       63,165          --
   Accounts payable and accrued expenses...............      (53,654)   (241,596)
   Other assets........................................      (24,357)     60,193
   Deferred revenue....................................        9,961      15,659
                                                           ---------   ---------
    Net cash (used in) provided by operating
      activities.......................................     (683,631)    438,293
                                                           ---------   ---------
Cash flows used in investing activities:
 Purchase of fixed assets .............................      (46,325)    (85,946)
                                                           ---------   ---------
    Net cash used in investing activities .............      (46,325)    (85,946)
                                                           ---------   ---------
Cash flows from financing activities:
 Proceeds of long-term debt, related party ............      425,000          --
 Payments of principal on long-term debt, related
   party...............................................      (53,847)   (280,639)
 Payments of obligations under capital leases .........      (47,056)   (217,087)
 Distribution to shareholder ..........................           --    (174,000)
 Issuance of common stock .............................        6,473
                                                           ---------   ---------
    Net cash provided by (used in) financing
      activities.......................................      330,570    (671,726)
                                                           ---------   ---------
Net decrease in cash and cash equivalents .............    $(399,386)  $(319,379)
                                                           =========   =========
Cash and cash equivalents at beginning of period ......      462,835     515,290
                                                           ---------   ---------
Cash and cash equivalents at end of period ............    $  63,449   $ 195,911
                                                           =========   =========
Supplemental Disclosure of cash flow information
Interest paid .........................................    $ 111,173   $ 365,858
                                                           =========   =========
Income taxes paid .....................................    $      --   $      --
                                                           =========   =========



    The accompanying notes are an integral part of the financial statements.

                       CRITICOM INTERNATIONAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. Description of Business

   Criticom International Corp. (Criticom), an S Corporation provides monitoring services to customers on a contract basis. Criticom provides alarm monitoring services to independent alarm dealers and other telemetry customers and offers Global Positioning Systems (GPS) technology that customers use to track various types of moveable assets. Criticom operates an Underwriters Laboratories listed call center that provides alarm receiving, processing, notification, and related services for monitoring various types of alarm systems. Alarm dealers and GPS service providers generally outsource monitoring services for subscribers of independent alarm dealers as well as GPS customers to Criticom.

2. Summary of Significant Accounting Policies

Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment information

   The Company believes it operates in only one segment and industry, alarm monitoring services for its customers.

Revenue recognition

   The Company primarily provides annual contracts for alarm and GPS monitoring, and related billing services for the subscribers of independent alarm Dealers and other customers. Such contracts contain no upfront fees or setup service. Monitoring and billing revenue is recognized as the services are provided, a written agreement is in place and collection is probable. Deferred revenue represents amounts billed and or collected for monitoring fees in advance of services being provided. Revenues deferred are recognized over the term of the service agreement as the alarm and GPS monitoring services are provided. The World Trade Center Disaster Recovery Program represents revenue received under contract with the City of New York for vehicle tracking and traffic direction services.

Research and development

   Research and development costs are expensed as incurred. Such amounts are paid to Royal Thoughts, a limited liability company whose shareholders are the same shareholders as those of Criticom. Total research and development expenses incurred for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to September 25, 2002 were $580,505 and $210,844, respectively.

Property and equipment

   Property and equipment are depreciated using the straight-line method over the following estimated useful lives:




         Furniture, leaseholds and equipment                               3-10 years
         Computer software                                                  3-5 years



   Leasehold improvements are being amortized over the shorter of the estimated useful life of the asset or lease term. Equipment under capital lease is being amortized over the lease term.

                       CRITICOM INTERNATIONAL CORPORATION

2. Summary of Significant Accounting Policies -- (Continued)

Income taxes

   For federal and state income tax purposes, Criticom is an S corporation and accordingly the Company's income taxes or credits resulting from earnings or losses were payable by or accrued to its shareholders.

Advertising costs

   The Company's policy is to expense advertising costs as incurred. Advertising expense was $23,996 and $5,880 for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to September 25, 2002, respectively.

Risks and uncertainties

   The Company is currently dependant on related party financing to provide working capital. Any inability to obtain future funding through related parties or third parties could adversely affect the Company's cash flow and ability to meet existing obligations.

   The Company is subject to operational and regulatory risk. Liabilities may arise due to system failures and false alarms. New technologies may cause existing technologies to become obsolete. Future government or other organizational regulations and standards could have an adverse effect on the Company's operations.

Unaudited interim financial information

   The financial information for the nine months ended September 30, 2001, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that are considered necessary for fair presentation of the Company's operations and cash flows in accordance with accounting principles generally accepted in the United States of America.

Recent accounting pronouncements

   In June 2001, the FASB issued SFAS No. 141, Business Combinations, which address financial accounting and reporting for business combinations and supercedes APB No. 16 Business Combinations, and SFAS No. 38, Accounting for Preacquisitions Contingencies of Purchased Enterprises. Additionally, SFAS
No. 141 establishes that all business combinations in the scope of the statement are to be accounted for using the purchase method. The provisions of this statement apply to all business combinations initiated after September 30, 2001.

   In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS 143 to have a material effect on its combined financial statements.

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company has identified no such impairment losses for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to
September 25, 2002.

                       CRITICOM INTERNATIONAL CORPORATION

2. Summary of Significant Accounting Policies -- (Continued)

   In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. This Standard addresses a number of items related to leases and other matters and is effective for fiscal years beginning after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 to have a material effect on its combined financial statements.

   In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. This Standard addresses the recognition, measurement and reporting costs that are associated with exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material effect on its combined financial statements.

   In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees. Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The interpretation provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company has no guarantees and therefore believes the adoption of FIN 45 will not have a material impact on its financial statements.

   In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation--Transition and Dislcosure--an amendment of FAS 123". This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Statement has varying effective dates commencing with interim periods beginning after December 15, 2002. The Company has no stock-based compensation plans and therefore believes the adoption of this statement will not have a material effect on its financial statements.

3. Property and Equipment

   Depreciation expense was $171,325 and $192,853 for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to September 25, 2002, respectively.

   Amortization expense related to computer software was $23,761 and $41,744 for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to September 25, 2002, respectively.

4. Commitments and Contingencies

Leases

   The Company is obligated under an operating lease for its premises. Rent expense amounted to $97,769 and $103,825 for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to September 25, 2002, respectively.

Litigation

   The Company is involved in litigation and various legal matters that have arisen in the ordinary course of business. The Company does not believe that the outcome of these matters will have a material effect on the Company's financial position, results of operations or cash flows.

                       CRITICOM INTERNATIONAL CORPORATION

5. Related Party Transactions

   The Company incurred $53,029 and $111,125 for the nine months ended (unaudited) September 30, 2001 and the period January 1, 2002 to September 25, 2002, respectively, in related party interest expense.

6. Benefit Plans
   The Company maintains one plan that provides health, dental, and life insurance benefits to all eligible employees. This plan is provided by Principal Insurance. Insurance expense was $162,298 and $208,921 for the nine months ended (unaudited) September 30, 2001 and the period January 1, 2002 to September 25, 2002, respectively.

7. Sale of Business
   On September 26, 2002, Criticom was sold to KC Acquisition Corporation (KC Acquisition) for $3,539,938, net of cash acquired of $579,591, which consisted of $1,000,000 in cash, 35.29 shares of KC Acquisition's common stock as well as a note totaling $685,000.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 Subject to Completion, dated January 22, 2003


                     INTEGRATED ALARM SERVICES GROUP, INC.

                                 666,667 Shares
                                of Common Stock

   This Prospectus relates to the potential sale by certain selling shareholders of an aggregate of 666,667 shares of common stock, $.001 par value per share of Integrated Alarm Services Group, Inc. The shares are issuable upon conversion of an aggregate of $5,500,000 in Convertible Promissory Notes, at a conversion price of $8.25 assuming an offering price of $11.00 per share. All the selling shareholders have agreed not to sell or otherwise dispose of any of their Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the Representative. None of the proceeds from the sale of the Common Stock by the selling shareholders will be received by us. We will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the selling shareholders) in connection with the registration and sale of the Common Stock being offered by the selling shareholders. See "Selling Shareholders."

   Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that any such market will develop. The Common Stock will be offered by the selling shareholders in transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling shareholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The selling shareholders may be deemed to be "underwriters" as defined in the Securities Act of 1933. If any broker-dealers are used by the selling shareholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of Common Stock as principals, any profits received by such broker-dealers on the resales of the shares of Common Stock, may be deemed to be underwriting discounts or commission under the Securities Act. In addition, any profits realized by the selling shareholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the shares offered by selling shareholders will be borne by us. Brokerage commissions, if any, attributable to the sale of the shares will be borne by the selling shareholders. The selling shareholders may not sell, transfer, or otherwise dispose of any of their Common Stock for a period of 180 days without the prior written consent of Friedman, Billings & Ramsey Co., Inc. See "Selling Stockholders" and "Plan of Distribution."

   We have applied for listing of our Common Stock on the Nasdaq National Market. The proposed trading symbol for the Common Stock is IASG.

   Concurrently with the commencement of this offering, we offered by separate Prospectus, 13,000,000 shares of our Common Stock. Our offering is being offered through Friedman, Billings & Ramsey Co., Inc. (the "Representative").

See "Risk Factors" beginning on page 6 for a discussion of certain factors that should be considered in connection with an investment in the Common Stock.


   THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this Prospectus is                 , 2003

                                  The Offering





Securities Offered ..................   666,667 shares of Common Stock, $.001 par value. See
                                        "Description of Capital Stock."

Common Stock Outstanding (1) ........   3,181,818 shares.

Risk Factors ........................   The securities offered hereby involve a high degree of risk.
                                        See "Risk Factors."

Nasdaq National Market Symbol (2) ...   Common Stock -- IASG



---------------
(1) Does not include: (i) 666,667 shares being registered herein which are issuable upon conversion of the Convertible Notes, (ii) 13,000,000 shares of Common Stock being concurrently registered by us, and (iii) 1,950,000 shares of Common Stock reserved for issuance upon the exercise of the over-allotment option.


(2) The symbols do not imply that a liquid and active market will develop or be sustained for the securities upon completion of the offering.


                                     ALT-4

                              PLAN OF DISTRIBUTION



   All the selling shareholders have agreed not to sell or otherwise dispose of any of their shares of Common Stock or shares of Common Stock issuable upon conversion of the Convertible Notes into Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Friedman, Billings & Ramsey Co., Inc. An appropriate legend will be marked on the face of stock certificates representing all such shares of Common Stock.

   After a period of 180 days from the date of this Prospectus has elapsed, each selling shareholder is free to offer and sell his or her shares of Common Stock at such times, in such manner and at such prices as he or she shall determine. Such shares may be offered by the selling shareholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The selling shareholders may also use Rule 144 under the Securities Act, to sell such securities, if they meet the criteria and conform to the requirements of such rule. There is no underwriter or coordinating broker acting in connection with the proposed sales of shares by the selling shareholders.

   The selling shareholders have advised us that sales of shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed price which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. After a period of 180 days from the date of this Prospectus has elapsed, the selling shareholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer be in excess of customary commissions). The selling shareolders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnity any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

   Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of shares, any selling shareholders, any selling broker-dealer and any "affiliated purchasers" may be subject to Rule 10b-7 under the Securities Exchange Act of 1934 which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

                                USE OF PROCEEDS

   We will not receive any proceeds upon the sale of any of the shares of common stock registered on behalf of the selling shareholders.




                                     ALT-5

                              SELLING SHAREHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of our Common Stock by each selling shareholder as of the date of this Prospectus, without giving effect to the offering, and as adjusted to reflect the sale of all the Common Stock offered by the selling shareholders hereunder. The table assumes the conversion of all of the Convertible Notes owned by the selling shareholders.






                                                                      Shares       Beneficial
Selling Stockholder                           Beneficial Ownership     Being    Ownership After
-------------------                             Prior to Offering     Offered     the Offering
                                              --------------------    -------   ---------------
Alaskey, Joseph ...........................           2,997            2,997           0
Allegretto, Suzanne .......................           2,997            2,997           0
Adkins, Thomas ............................          12,000           12,000           0
Alberts, Thomas ...........................           6,000            6,000           0
Albiston, Alfred ..........................          12,000           12,000           0
Ashcraft, Robert ..........................           2,997            2,997           0
Baolto, John ..............................          18,000           18,000           0
Bernhardt, David ..........................           6,000            6,000           0
Betman, Ronald ............................           4,800            4,800           0
Bishop, Oliver ............................           2,997            2,997           0
Bissell, Christopher ......................          24,003           24,003           0
Bissell Ballester, Mark ...................           9,600            9,600           0
Boswell, Charles ..........................           6,000            6,000           0
Breese, Claude ............................           6,000            6,000           0
Brown, Greg  ..............................           9,600            9,600           0
Casey, Orval ..............................           2,997            2,997           0
Conger, Colleen ...........................           6,000            6,000           0
Cornacchia, Joseph ........................           6,000            6,000           0
Davies, Dana ..............................           4,200            4,200           0
Davis, Sheldon ............................           4,200            4,200           0
Diederich Investors LLC ...................          30,000           30,000           0
Emerson, Victor ...........................          12,000           12,000           0
Farris, Carol .............................           4,200            4,200           0
Ferris, Robin .............................           6,000            6,000           0
Gadezynski, Alphonse ......................          18,000           18,000           0
Gadsby, Griselda ..........................          24,003           24,003           0
Garfinkel, Abraham ........................           6,000            6,000           0
Glenville Family ..........................          18,600           18,600           0
Glinow, Gary ..............................           2,997            2,997           0
Grom, George ..............................           3,600            3,600           0
Guttman Mayer .............................           2,997            2,997           0
Hadani, Ron ...............................          12,000           12,000           0
Hayes, James ..............................          60,000           60,000           0
Hennessey, Mary Ellen .....................           7,200            7,200           0
JAT Construction Co. ......................           4,200            4,200           0
Jefts, Duane ..............................           5,400            5,400           0
Johnson, Dona .............................           9,600            9,600           0
Kantor, Lewis .............................           2,997            2,997           0
Kaplan, Jeffrey ...........................           2,997            2,997           0
Kennedy, Leonard ..........................           2,997            2,997           0
Lannon, John ..............................           6,000            6,000           0
Levy, Lesley ..............................           6,000            6,000           0
Lex, William ..............................          12,000           12,000           0
Londino, Janice ...........................           3,600            3,600           0
Lynch, Laurence ...........................           2,997            2,997           0
Meyer, James ..............................           2,997            2,997           0
Meyer, James F. ...........................           2,997            2,997           0
James Meyer & Carol Meyer .................           2,997            2,997           0
James F. Meyer SBP ........................           6,000            6,000           0
Thomas Noble ..............................           2,997            2,997           0
North American Globex Fund ................          18,000           18,000           0
O'Connell, Elaine .........................          18,000           18,000           0
Price, Timothy ............................           2,997            2,997           0
Philip Rabinovitch ........................           2,997            2,997           0
Rabinovich, Stan ..........................          12,000           12,000           0
Reifler, Bradley ..........................          30,000           30,000           0
Reilly, Michael ...........................          30,000           30,000           0
Rowe, Stanton .............................          12,000           12,000           0
Sbaknovich, Alexander .....................          12,000           12,000           0



                                     ALT-52


                                                                      Shares       Beneficial
Selling Stockholder                           Beneficial Ownership     Being    Ownership After
-------------------                             Prior to Offering     Offered     the Offering
                                              --------------------    -------   ---------------
Sciocchelti, Enrico .......................           2,997            2,997           0
Shaw, Karl ................................           6,000            6,000           0
Steivang, Tobias ..........................           2,297            2,297           0
Stokos, James .............................           2,297            2,297           0
Strawbridge, William ......................           2,997            2,997           0
Strickland, Ross ..........................          12,000           12,000           0
Sturza, Evelyn ............................           6,000            6,000           0
Linda Trigoboff ...........................           6,000            6,000           0
Van Co. ...................................           6,000            6,000           0
Vayman, Garriman ..........................           6,000            6,000           0
Von Glinow, Gary ..........................           2,997            2,997           0
Wagstaff, Hunt ............................           2,997            2,997           0


                                     ALT-53

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


   The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.





SEC registration fee ...........................................   $   17,010.80
NASD filing fee ................................................       18,440.00
Nasdaq listing fee .............................................       15,000.00
Legal fees and expenses ........................................      600,000.00
Accountants' fees and expenses .................................      400,000.00
Printing expenses ..............................................      125,000.00
Blue sky fees and expenses .....................................        2,500.00
Transfer agent and registrar fees and expenses .................        2,500.00
Miscellaneous ..................................................      219,549.20
                                                                   -------------
    Total ......................................................   $1,400,000.00
                                                                   =============


   All amounts except the SEC registration fee, the Nasdaq listing fee and the NASD filing fee are estimated. All of the expenses set forth above are being paid by us.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of our company and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act of 1933, as amended.


   Subsection (a) of Section 145 of the General Corporation Law of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Our certificate of incorporation provides that no director, or person serving on a committee of the Board of Directors, shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

   o for any breach of that director's duty of loyalty to us or our stockholders;

   o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   o  under Section 174 of the DGCL; or

   o for any transaction from which the director derived an improper personal benefit.

   Our bylaws provide that we must indemnify our directors or officers against any liability incurred in connection with any proceeding in which they may be involved as a party or otherwise, by reason of the fact that he or she is or was a director or officer, or is or was serving at our request as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity or enterprise, except:

   o to the extent that such indemnification against a particular liability is expressly prohibited by applicable law;

   o  for a breach of such person's duty of loyalty to us or our stockholders;

   o  for acts or omission not in good faith;

   o  for intentional misconduct or a knowing violation of law; or

   o for any transaction resulting in receipt by such person of an improper personal benefit.


   We have entered into indemnification agreements with each of our directors which include the same terms and conditions, as set forth in our certificate of incorporation and by-laws.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


   The following is a list of our securities that have been sold or issued by us during the past three years. Each of these securities were sold without registration under the Securities Act in reliance on Regulation D and/or
Section 4(2) of the Securities Act. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as noted.

   In March and April 2002, our wholly-owned subsidiary, IASI, issued an aggregate of $27.3 million principal amount of secured promissory notes. We paid commissions of $819,000 to McGinn, Smith & Co., Inc. in connection with the sale of these notes. The offering was made to all accredited investors pursuant to Rule 506 of Regulation D of the Securities Act.

   In June, July and August 2002, IASI issued an aggregate of $25 million principal amount of secured promissory notes. We paid commissions of $1 million to McGinn, Smith & Co., Inc. in connection with the sale of these notes. The offering was made to all accredited investors pursuant to Rule 506 of Regulation D of the Securities Act.

   In April and May 2002, IASI issued an aggregate of $8.0 million principal amount of promissory notes. We paid commissions of $160,000 to McGinn, Smith & Co., Inc. in connection with the sale of these notes. The offering was made to all accredited investors pursuant to Rule 506 of Regulation D of the Securities Act.

   In September 2002, we issued an aggregate of $5.5 million principal amount of convertible secured promissory notes. We paid commissions of $495,000 to McGinn, Smith & Co., Inc. in connection with the sale of these notes. The offering was made to all accredited investors pursuant to Rule 506 of Regulation D of the Securities Act.

   In December 2002 and January 2003, we issued an aggregate of $5.6 million principal amount of promissory notes. The offering was made to all accredited investors pursuant to Rule 506 of Regulation D of the Securities Act. We paid commissions of $168,000 to McGinn, Smith & Co., Inc. in connection with the sale of these notes.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


Exhibit
  No.        Description
------       -----------
 1.1         Form of Underwriting Agreement
 2.1         Merger Agreement by and between KC Alarm Services Group (Delaware Corporation)
             and the registrant.
 2.2         Merger Agreement by and between KC Acquisition and Criticom
             International Corporation.
 2.3         Form of Contribution Agreement between Morlyn Financial Group LLC and the registrant.
 2.4         Form of Contribution Agreement by and between Payne Security Group the registrant.
 2.5         Form of Contribution Agreement by and between Palisades Group LLC and registrant.
 2.6         Merger Agreement between IASI, Inc., IASG Acquisition Corp. and registrant.
 3.1         Certificate of Incorporation of Registrant
 3.2         By-Laws of registrant
 5.1         Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
10.1         Stock Option Plan.
10.2         Employment Agreement by and between the registrant and Timothy M. McGinn.
10.3         Employment Agreement by and between the registrant and Thomas J. Few, Sr.
10.4         Employment Agreement by and between the registrant and Curtis Quady.
10.5         Employment Agreement by and between the registrant and Brian E. Shea.
10.6         Employment Agreement by and between the registrant and Robert Heintz.
10.7         Assignment and Assumption Agreement
10.8         Lease Agreement between the registrant and Pine Street Associates, LLC for the Albany, New York Office Space.
10.9         Lease Agreement between Morlyn and Robert Gallo for the Oakland, New Jersey Office.
10.10        Form of Convertible Note
10.11        Form of Two-year Note
10.12        Form of Five-year Note
10.13        Form of Three-year Note
10.14        Form of One-year Note
10.15        $3 million principal amount promissory note issued by registrant to Lynn A. Smith.
10.16        Right of First Refusal Agreement by and between registrant and Criticom IDC Corporation, and Royal Thoughts LLC
10.17        ADEMCO Letter
10.18        Warranty Agreement between registrant and QOMLING LLC
10.19        Installing Company Monitoring Receivable Financing Agreement by and between the registrant and M & S Partners
10.20        Receivable Financing Purchase Agreement between McGinnSmith Acceptance Corp., Pointe Bank, and King Trust 01.
10.21        Form of Stock Forfeiture Agreement
10.22        Form of Indemnification Agreement between registrant and members of the Board of Directors.
21           List of Subsidiaries
23.1         Consent of PricewaterhouseCoopers LLP
23.2         Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (contained in Exhibit 5 hereto).
24.1         Power of Attorney (included on signature page hereof).

ITEM 17. UNDERTAKINGS


   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaw, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For purposes of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


   The registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York, on January 22, 2003.


                             INTEGRATED ALARM SERVICES GROUP, INC.


                             By:            /s/ Timothy M. McGinn

                                              Timothy M. McGinn
                                Chief Executive Officer, Principal Executive
                                                   Officer



                             By:            /s/ Thomas J. Few, Sr.

                                             Thomas J. Few, Sr.
                                     President, Chief Operating Officer,
                                         Principal Executive Officer



                             By:              /s/ Brian E. Shea

                                                Brian E. Shea
                                Chief Financial Officer, Principal Financial
                                                   Officer



                             By:              /s/ Robert Heintz

                                                Robert Heintz
                                 Vice President, Finance and Administration,
                                        Principal Accounting Officer

                               POWER OF ATTORNEY



   Each person whose signature appears below hereby constitutes and appoints Timothy M. McGinn, his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.






Name
----                                        Title                             Date
                                 -----------------------------    -----------------------------
    /s/ Timothy M. McGinn
____________________________    Chairman of the Board and
Timothy M. McGinn               Chief Executive Officer                 January 22, 2003

   /s/ Thomas J. Few, Sr.
____________________________    Vice Chairman, President and
Thomas J. Few, Sr.              Chief Operating Officer                 January 22, 2003

      /s/ Curtis Quady
____________________________    Executive Vice President
Curtis Quady                    and Director                            January 22, 2003

      /s/ Brian E. Shea
____________________________
Brian E. Shea                   Chief Financial Officer                 January 22, 2003

     /s/ Robert Heintz
____________________________    Vice President, Finance
Robert Heintz                   and Administration                      January 22, 2003

     /s/ David L. Smith
____________________________
David L. Smith                  Director                                January 22, 2003


____________________________
John Meriwether                 Director


____________________________
Clint Allen                     Director

   /s/ R. Carl Palmer, Jr.
____________________________
R. Carl Palmer, Jr.             Director                                January 22, 2003


____________________________
Timothy J. Tully                Director


____________________________
Ralph S. Michael, III           Director

                                 EXHIBIT INDEX







Exhibit
  No.                                                      Description
------                                                     -----------
 1.1         Form of Underwriting Agreement
 2.1         Merger Agreement by and between KC Alarm Services Group (Delaware Corporation)
             and the registrant.
 2.2         Merger Agreement by and between KC Acquisition and Criticom
             International Corporation.
 2.3         Form of Contribution Agreement between Morlyn Financial Group LLC and the registrant.
 2.4         Form of Contribution Agreement by and between Payne Security Group the registrant.
 2.5         Form of Contribution Agreement by and between Palisades Group LLC and registrant.
 2.6         Merger Agreement between IASI, Inc., IASG Acquisition Corp. and registrant.
 3.1         Certificate of Incorporation of Registrant
 3.2         By-Laws of registrant
 5.1         Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
10.1         Stock Option Plan.
10.2         Employment Agreement by and between the registrant and Timothy M. McGinn.
10.3         Employment Agreement by and between the registrant and Thomas J. Few, Sr.
10.4         Employment Agreement by and between the registrant and Curtis Quady.
10.5         Employment Agreement by and between the registrant and Brian E. Shea.
10.6         Employment Agreement by and between the registrant and Robert Heintz.
10.7         Assignment and Assumption Agreement
10.8         Lease Agreement between the registrant and Pine Street Associates, LLC for the Albany, New York Office Space.
10.9         Lease Agreement between Morlyn and Robert Gallo for the Oakland, New Jersey Office.
10.10        Form of Convertible Note
10.11        Form of Two-year Note
10.12        Form of Five-year Note
10.13        Form of Three-year Note
10.14        Form of One-year Note
10.15        $3 million principal amount promissory note issued by registrant to Lynn A. Smith.
10.16        Right of First Refusal Agreement by and between registrant and Criticom IDC Corporation, and Royal Thoughts LLC
10.17        ADEMCO Letter
10.18        Warranty Agreement between registrant and QOMLING LLC
10.19        Installing Company Monitoring Receivable Financing Agreement by and between the registrant and M & S Partners
10.20        Receivable Financing Purchase Agreement between McGinnSmith Acceptance Corp., Pointe Bank, and King Trust 01.
10.21        Form of Stock Forfeiture Agreement
10.22        Form of Indemnification Agreement between registrant and members of the Board of Directors.
21           List of Subsidiaries
23.1         Consent of PricewaterhouseCoopers LLP
23.2         Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (contained in Exhibit 5 hereto).
24.1         Power of Attorney (included on signature page hereof).